Filed Pursuant to Rule 424(b)(4)

Registration Statement No. 333-274895

 PROSPECTUS

697,614 Class A Units consisting of 697,614 American Depositary Shares Representing Ordinary Shares, 697,614 Series E Warrants to purchase 697,614 American Depositary Shares Representing Ordinary Shares and 697,614 Series F Warrants to purchase 697,614 American Depositary Shares Representing Ordinary Shares and

1,911,176 Class B Units consisting of 1,911,176 Pre-Funded Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, 1,911,176 Series E Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, and 1,911,176 Series F Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares and

104,351 Representative Warrants to purchase 104,351 American Depositary Shares Representing Ordinary Shares

697,614 American Depositary Shares Representing Ordinary Shares

7,233,107 Warrants to purchase American Depositary Shares Representing Ordinary Shares

7,233,107 American Depositary Shares Representing Ordinary Shares Underlying the Warrants

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This preliminary prospectus, or prospectus, relates to the offering of 697,614 Class A Units, or Class A Units, of Biodexa Pharmaceuticals PLC, a public limited company organized under the laws of England and Wales, or the Company, at a public offering price of $2.00 per Class A Unit. Each Class A Unit consists of one Depositary Share (representing 400 of our ordinary shares, nominal value £0.001 per share, or Ordinary Shares), one Series E warrant to purchase one Depositary Share at an exercise price of $2.20 per share, which will expire on the five-year anniversary of the initial exercise date, or a Series E Warrant, and one Series F warrant to purchase one Depositary Share at an exercise price of $2.20  per share, which will expire on the one-year anniversary of the initial exercise date, or a Series F Warrant .

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, 1,911,176 Class B Units, in lieu of Class A Units that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares. Each Class B Unit consists of one pre-funded warrant, or Pre-Funded Warrants, exercisable for one Depositary Share, one Series E Warrant and one Series F Warrant (together with the Depositary Shares representing Ordinary Shares underlying such Pre-Funded Warrants, Series E Warrants, Series F Warrants, the Class B Units, and, together with the Class A Units, the units) at a public offering price of $2.00 per Class B Unit, minus $0.0001, and the exercise price of each Pre-Funded Warrant included in the Class B Units will be $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Class B Unit we sell, the number of Class A Units we are offering will be decreased on a one-for-one basis.

The Class A Units and the Class B Units have no stand-alone rights and will not be issued or certificated as stand-alone securities. The Depositary Shares, Pre-Funded Warrants, Series E Warrants and Series F Warrants comprising such units are immediately separable and will be issued separately in this offering. The Depositary Shares or Pre-Funded Warrants, as the case may be, and the Series E Warrants and Series F Warrants included in the Class A Units and the Class B Units can only be purchased together in this offering, but the securities contained in the Class A Units or Class B Units will be immediately separable upon issuance and will be issued separately. Because we will issue one Series E Warrant and one Series F Warrant for each Class A Unit and for each Class B Unit sold in this offering, the number of Series E Warrants and Series F Warrants sold in this offering will not change as a result of a change in the number of Class A Units and Class B Units sold. The Depositary Shares issuable from time to time upon exercise of the Pre-Funded Warrants, Series E Warrants and Series F Warrants are also being offered by this prospectus.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.”

There is no established trading market for the Pre-Funded Warrants, Series E Warrants or Series F Warrants being offered, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Pre-Funded Warrants, Series E Warrants or Series F Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

We have entered into an assignment and exchange agreement with Adhera Therapeutics, Inc., or Adhera, and certain of its senior secured noteholders, or the Secured Noteholders, pursuant to which, subject to certain closing conditions, including the closing of this offering, (i) we will issue to the Secured Noteholders, on behalf of Adhera, $2.0 million of our Depositary Shares as part of an upfront payment in respect of the assignment of all rights to a compound, tolimidone, and (ii) subject to the Secured Noteholders, as group, purchasing at least $4.0 million of our Class A Units in this offering, we will issue a further $3.0 million of our Depositary Shares to the Secured Noteholders, on behalf of Adhera. Based upon the public offering price of $2.00 per Class A Unit, we would be obligated to issue an aggregate of 2,500,000 Depositary Shares to the Secured Noteholders if all of the above conditions were met. For more information, see “The Tolimidone Transaction.”

Certain of the Secured Noteholders have expressed an interest to purchase an aggregate of $4.0 million of the units sold in this offering at the public offering price of the units offered hereby. However, because expressions of interest are not binding agreements or commitments to purchase, they may determine not to purchase any such units.

We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit(1)	Per Class B Unit(2)	Total
Public offering price	$2.00	$1.9999	$5,217,389
Underwriter discounts and commissions(3)	$0.16	$0.159992	$417,391
Proceeds, before expenses, to us	$1.84	$1.839908	$4,799,998

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(1)	The public offering price and underwriting discount corresponds, in respect of the Class A Units, to (i) a public offering price per Depositary Share of $1.98 ($1.82 net of the underwriting discount), (ii) a public offering price per Series E Warrant of $0.01 ($0.0092 net of the underwriting discount, and (iii) a public offering price per Series F Warrant of $0.01 ($0.0092 net of the underwriting discount).
(2)	The public offering price and underwriting discount in respect of the Class B Units corresponds to (i) a public offering price per Pre-Funded Warrant of $1.9799 ($1.821508 net of the underwriting discount), (ii) a public offering price per Series E Warrant of $0.01 ($0.0092 net of the underwriting discount, and (iii) a public offering price per Series F Warrant of $0.01($0.0092 net of the underwriting discount).
(3)	We have agreed to pay certain expenses of the underwriters in this offering and issue the underwriters warrant to purchase 4.0% of the total Depositary Shares (including Depositary Shares underlying any Pre-Funded Warrants) sold in this offering. We refer you to “Underwriting” on page 100 for additional information regarding underwritten compensation.

The offering is being underwritten on a firm commitment basis. We have granted a 45-day option to the underwriters to purchase up to an additional 391,273 Depositary Shares, Series E Warrants to purchase an additional 391,273 Depositary Shares and/or Series F Warrants to purchase an additional 391,273 Depositary Shares, each at its respective public offering price, less the underwriting discounts payable by us, to cover over-allotments, if any. The option may be used to purchase Depositary Shares, Series E Warrants and/or Series F Warrants, or any combination thereof, as determined by the underwriters.

The underwriters expect to deliver the securities to investors on or about December 21, 2023.

Sole Book Running Manager

Ladenburg Thalmann

The date of this prospectus is December 19, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context specifically indicates otherwise, references in this prospectus to “Biodexa Pharmaceuticals plc,” “Biodexa,” “the Company,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Biodexa Pharmaceuticals plc and its consolidated subsidiaries.

For investors outside the United States: We have not, and the underwriters have not, taken any action to permit this offering, or to permit the possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to the offering of the Depositary Shares and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

We prepare our consolidated financial statements in British pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are presented in British pounds sterling.

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar (or units thereof); and

•	“£,” “pence” and “p” each refer to the British pound sterling (or units thereof).

On March 27, 2023, following shareholder approval, we effected a one-for-20 reverse split of our ordinary shares, nominal value £0.02 per share, or Ordinary Shares, and our Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc, or AIM, on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. On March 24, 2023, our shareholders approved the cancellation of admission of our Ordinary Shares on AIM and this cancellation became effective on April 26, 2023.

Concurrently with the reverse split, and in order to continue meeting The NASDAQ Stock Market LLC’s, or NASDAQ, minimum 500,000 publicly held shares requirement pursuant to Rule 5550(a)(4), on March 27, 2023 we effected a ratio change in the number of Ordinary Shares represented by the Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

On July 5, 2023, and in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from five Ordinary Shares per Depositary Share to 400 Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

The change in the number of Ordinary Shares resulting from the reverse stock split and change in the number of Depositary Shares (and the underlying Ordinary Shares) resulting from the change in ratio, including any changes resulting from fractional Depositary Shares not being issued to holders in connection with the Depositary Share ratio change, has been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable. As a result of retroactively applying changes resulting from fractional Depositary Shares not being issued to holders in connection with the Depositary Share ratio change, the amount of Ordinary Shares issued in prior transactions may not equal the amount of Depositary Shares such Depositary Shares are currently exercisable for.

MARKET AND INDUSTRY DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management's knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. The trademarks, trade names and service marks in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our securities, you should read this entire prospectus and the documents incorporated by reference herein and therein carefully, including our financial statements and related notes, the information in the section “Risk Factors,” “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Company Overview

We are a clinical stage biopharmaceutical company developing a pipeline of products aimed at primary and metastatic cancers of the brain. Our lead candidate, MTX110, is being studied in aggressive rare/orphan brain cancer indications including recurrent glioblastoma and diffuse midline glioma.

MTX110 is a liquid formulation of the histone deacetylase, or HDAC, inhibitor, panobinostat. Our proprietary formulation enables delivery of the product via convection-enhanced delivery, or CED, at potentially chemotherapeutic doses directly to the site of the tumor, by-passing the blood-brain barrier and avoiding systemic toxicity.

Our clinical assets are supported by three proprietary drug delivery technologies focused on improving bio-delivery and bio-distribution of drugs through either sustained delivery (Q-SpheraTM), direct delivery (MidaSolveTM), or targeted delivery (MidaCoreTM):

•	Our Q-Sphera platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

•	Our MidaSolve platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

•	MidaCore platform: Our gold nanoparticle nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

Financial Update

As of September 30, 2023, we had cash and cash equivalents of £3.82 million. Our net cash used in operations for the three and nine months ended September 30, 2023 was £1.37 million and £5.25 million, respectively. Our total borrowings as at September 30, 2023 was £504,000.

Financial information as of September 30, 2023 in this prospectus has not been audited and has been prepared by, and is the responsibility of, our management. This data could change as a result of further review. In addition, our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to this unaudited financial information and does not express an opinion or any other form of assurance with respect thereto. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial condition, liquidity, and results of operations as of September 30, 2023. Complete annual results will be included in our Annual Report on Form 20-F for the year ended December 31, 2023.

Proposed Acquisition of Tolimidone

Assignment and Exchange Agreement and Related Documents

On November 22, 2023, we entered into an Assignment and Exchange Agreement, or the A&E Agreement, with Adhera Therapeutics, Inc., a Delaware corporation, or Adhera, and certain holders, or the Secured Noteholders, of secured loan notes issued by Adhera, or the Adhera Secured Notes, pursuant to which Adhera agreed to assign all of its rights to the compound tolimidone to us. Adhera had previously entered into an exclusive license agreement with Melior Pharmaceuticals I, Inc., a Delaware corporation, or Melior, for the development and commercialization of tolimidone in most territories other than China, South Korea and a number of smaller Asian territories which Melior had licensed to Bukwang Pharmaceutical Co. Ltd., headquartered in South Korea, or Bukwang.

Tolimidone is a selective activator of the enzyme lyn kinase which increases phosphorylation of insulin substrate -1, thereby amplifying the signaling cascade initiated by the binding of insulin to its receptor. Lyn kinase modulates key intracellular functions such as proliferation, differentiation, apoptosis, migration and metabolism. In fat cells, lyn kinase increases utilization of insulin, thus decreasing blood sugar without having an effect on insulin production. In pancreatic islets, activation of lyn kinase promotes β-cell survival and proliferation, whereas its inhibition leads to cell death, prevents proliferation and precipitates diabetes.

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In connection with the assignment, we agreed to pay $0.3 million in cash to Adhera, or the Initial Cash Consideration, and issue $2.0 million of our Depositary Shares, valued at the final offering price per Class A Unit in this offering, or Class A Offering Price, to the Secured Noteholders, which is referred to herein as the “Upfront License Payment.” In addition, provided the Secured Noteholders, as a group, subscribe for not less than $4.0 million of Class A Units in this offering, we agreed to pay a further $0.4 million in cash to Adhera, or the Contingent Cash Consideration, and issue a further $3.0 million of our Depositary Shares, valued at the Class A Offering Price, to the Secured Noteholders, or the Contingent Share Consideration. Based upon the public offering price of $2.00 per Class A Unit, we would be obligated to issue an aggregate of 2,500,000 Depositary Shares to the Secured Noteholders if all of the above conditions were met. Certain of the Secured Noteholders have expressed an interest to purchase an aggregate of $4.0 million of the units sold in this offering at the public offering price of the units offered hereby. However, because expressions of interest are not binding agreements or commitments to purchase, they may determine not to purchase any such units. The A&E Agreement also provides for additional payments, totaling $4.0 million of our Depositary Shares in the aggregate, to be issued to the Secured Noteholders upon the completion of a positive Phase II clinical study of tolimidone in Type-1 diabetes and the first commercial sale of tolimidone.

All of the Depositary Shares issued by us pursuant to the A&E Agreement will be distributed amongst the Secured Noteholders who are parties to the A&E Agreement. Upon receipt of the Depositary Shares issued pursuant to the A&E Agreement as of the closing of the transactions contemplated thereby, or the A&E Closing, the Secured Noteholders have agreed to cancel and terminate, in full, their respective Adhera Secured Notes and any related security agreements or interests. At their election, the Secured Noteholders may elect to limit their shareholdings in us to 4.99% or 9.99% and therefore receive a portion of their Depositary Shares, whether pursuant to the A&E Agreement or this offering, in the form of pre-funded warrants. The pre-funded warrants may be exercised at any time provided the relevant shareholders’ holdings remain at or below 4.99% or 9.99%, as applicable. The A&E Closing is subject to customary closing conditions, including, among other things, the closing of this offering.

Further, in connection with the execution of the A&E Agreement, the Company agreed to advance to Adhera, within three business days of the execution of the A&E Agreement, $60,000 of the Initial Cash Consideration, which will be creditable against the Initial Cash Consideration payable at the A&E Closing or, if the A&E Closing does not occur by March 31, 2024, repaid in full by Adhera.

In addition, at the A&E Closing, we will enter into a registration rights agreement and lock-up agreement with the Secured Noteholders. For more information, see “The Tolimidone Transaction.”

Tolimidone License Agreement and Related Documents

On November 22, 2023, we entered into a license agreement with Melior relating to the tolimidone compound, or the Tolimidone License. Under the Tolimidone License, we obtained from Melior an exclusive, worldwide, sublicensable right to develop, manufacture, commercialize, or otherwise exploit products containing tolimidone for any field.

Pursuant to the terms of the Tolimidone License, we agreed, within five business days following the effective date of the Registration Statement on Form F-1 to which this prospectus forms a part, to issue to Melior 9.9% of the fully-diluted number of our Depositary Shares in upfront consideration, or the Melior Shares; of which 50% of such Depositary Shares would be issued directly to Bukwang. The fully-diluted number of Depositary Shares is calculated based upon the number of Depositary Shares currently issued, Depositary Shares underlying currently issued in-the-money warrants, Depositary Shares to be issued pursuant to the A&E Agreement, Depositary Shares to be issued pursuant to the Tolimidone License and Depositary Shares to be issued pursuant to this offering. As of the date hereof, and assuming we issue our Depositary Shares to the Secured Noteholders as part of the Upfront License Payment (and not factoring in the issuance of Depositary Shares as part of the Contingent Share Consideration), we would be obligated to issue an aggregate of 501,048 Depositary Shares. In addition, we are obligated to pay single digit tiered royalties on net sales of tolimidone to Melior, with Melior agreeing to pay to Bukwang 50% of such royalties pursuant to a separate royalty agreement to be negotiated between Melior and Bukwang, or the Proposed Royalty Agreement.

Under the Tolimidone License, we, at our own cost, have the right to control the prosecution, maintenance and enforcement of the tolimidone patents, while Melior has certain step-in rights if we elect not to prosecute and maintain such tolimidone patents. The Tolimidone License may be terminated by Melior if we fail to file a registration statement to register for resale the Melior Shares within 90 days of the date the Registration Statement on Form F-1 to which this prospectus forms a part is declared effective by the SEC, if we fail to obtain a minimum of $4.0 million in new equity financing within 90 days of the effective date of the Tolimidone License, or a Financing, or if we fail to meet various development diligence obligations.

The effectiveness of the Tolimidone License is subject to certain conditions, including that a registration statement related to an equity financing is declared effective by the SEC and, unless waived by us, that the Bukwang Amendment (as discussed below) has been executed.

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Additionally, on November 22, 2023, Melior and Bukwang entered into an amendment, or the Bukwang Amendment, to their License Agreement, dated November 20, 2013, or the Bukwang License. Under the Bukwang Amendment, Melior and Bukwang agreed that, upon us securing a minimum of $4.0 million in new equity financing before September 30, 2024, or the Financing Date, the Bukwang License shall terminate in its entirety and Bukwang shall transfer to Melior all rights, titles and interests to certain investigational new drug applications, know-how and data, and patents relating to tolimidone.

Under the Bukwang Amendment, upon the Financing Date, Melior and Bukwang will enter into a Proposed Royalty Agreement pursuant to which Bukwang shall be entitled to 50% of all payments Melior receives under the Tolimidone License, including: (i) 50% of the equity issued by us under the Tolimidone License, and (ii) 50% of the royalties that we will pay to Melior. Further, under the Proposed Royalty Agreement, Bukwang will pay to Melior $100,000 in consideration for Melior’s waiver of Bukwang’s obligation to pay patent costs pursuant to the Bukwang License, and Melior will take back responsibility for all tolimidone patent prosecution and maintenance costs.

In addition, at the time of the A&E Closing, we will enter into registration rights agreements and lock-up agreements with Melior and Bukwang. For more information, see “The Tolimidone Transaction.”

For more information on this transaction, tolimidone and our plans for it, should the A&E Closing occur, see “The Tolimidone Transaction.”

Depositary Bank Update

Pursuant to Section 5.4 of the Amended and Restated Deposit Agreement, dated as of February 8, 2021, by and among the Company, The Bank of New York Mellon, as depositary, or BONY, and all holders and beneficial owners of Depositary Shares issued thereunder, or the BONY Deposit Agreement, BONY provided written notice to the Company of BONY’s resignation, such resignation to take effect upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the BONY Deposit Agreement.

On December 5, 2023, we appointed JPMorgan Chase Bank, N.A., or JPMorgan, as successor depositary. We expect JPMorgan to commence serving as successor depositary on or about December 18, 2023. In conjunction with such change, a Second Amended and Restated Deposit Agreement, or New Deposit Agreement, between the Company and JPMorgan will take effect on such date and each existing American depositary receipt will be deemed amended and restated accordingly. The holders and beneficial owners of our American depositary receipts from time to time shall become parties to, and be bound by all of the terms and conditions of, the New Deposit Agreement. A copy of the form of New Deposit Agreement is filed as Exhibit 4.4 to the Registration Statement on Form F-1 of which this prospectus forms a part.

For purposes of this Registration Statement and the prospectus, unless noted otherwise, the term “Depositary” or “depositary” shall refer to BONY prior to December 18, 2023 and JPMorgan from December 18, 2023 onwards, and the term “deposit agreement” shall mean the BONY Deposit Agreement prior to December 18, 2023 and the New Deposit Agreement from December 18, 2023 onwards.

Our Strategy

In early 2023, we decided to re-position the Company as a therapeutics (as opposed to drug delivery) company. As a result, the delivery of proof-of-concept clinical data is the primary focus of our business model going forward.

We aim to deploy our proprietary technologies to develop proof of concept formulations and then enter into licensing agreements with third party pharmaceutical companies. We may also, from time to time, seek to acquire development assets, either through in-licensing or through other strategic transactions.

Development

Our intention is to build a balanced portfolio of clinical-stage development assets, ideally focused on oncology and on rare or orphan indications. Our only current clinical-stage asset, MTX110, is in Phase I development for three rare or orphan brain cancers.

Our research and development programs may, like MTX110, be based on one or more of our enabling technologies.

Our aim is to enter into research and development collaborations with third parties to develop proof-of-concept formulations of their proprietary compounds using our proprietary drug delivery technologies. We do not intend to expand our internal pipeline of drug delivery based programs.

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Manufacturing

To establish proof-of-concept in pre-clinical studies for potential licensees, we are able to manufacture non-good manufacturing practice, or GMP, Q-Sphera products at pilot scale at our Cardiff, Wales facility. Our intention is to technology transfer the manufacturing of clinical trial supplies and, ultimately, full GMP commercial manufacture to a third party contract manufacturing organizations. We would expect a licensee to assume the cost of manufacturing GMP product and commercial scale-up pursuant to a technology transfer agreement.

MTX110 is currently being manufactured to GMP standards at a contract manufacturing organization.

Commercialization

Once proof-of-concept has been established, we intend to license our products to a partner who would complete the development of, and subsequently market and sale, the product in an agreed upon licensed territory. In addition to reimbursement of development costs, the partner would be expected to make milestone payments based on sales targets and royalty payments.

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Pipeline and Platform Technologies

We are actively pursuing the development of MTX110 in three Phase I studies. Assuming the A&E Closing occurs, we will also pursue the development of tolimidone. Our other product candidates, MTD201 (Q-octreotide) and MTD211 (Q-brexpiprazole) are not being actively developed but are available for licensing. MTD217 is an internal preclinical research program recently added to our portfolio.

Assuming the A&E Closing occurs, our clinical pipeline is as follows:

Additionally, assuming the A&E Closing, we anticipate the following milestones through the fourth quarter of 2024 with respect to our product candidates:

Other Recent Developments

MTX110 Developments

On June 1, 2022, we announced that upon submitting an application to the United States Food and Drug Administration, or the FDA, our development program of MTX110 for the treatment of recurrent glioblastoma had been granted Fast Track designation by the agency. Fast Track is a process designed to facilitate the development and expedite the review of treatments for serious conditions and that potentially address unmet medical needs. Drugs that are granted this designation are given the opportunity for more frequent interactions with the FDA, as well as potential pathways for expedited approval.

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On January 12, 2023, we announced that, following completion of one-month treatment with MTX110 in our first patient, our Phase I study of MTX110 in recurrent glioblastoma (also known as the MAGIC-G1 study) would continue with a planned dose escalation following positive recommendation from the study’s Data Safety Monitoring Board, or DSMB. MAGIC-G1 is an open-label, dose escalation study designed to assess the feasibility and safety of intermittent infusions of MTX110 administered by CED via implanted refillable pump and catheter. The study aims to recruit two cohorts (cohort A and cohort B), each with a minimum of four patients; the first cohort will receive MTX110 following implantation of the CED system and the second cohort will also receive MTX110 but with the option of the treating investigator to re-position the catheter into an area of new lesion upon progression, with the objective of increasing tumor coverage and survival.

The first patient in cohort A was dosed at 60uM of MTX110 via direct-to-tumor delivery and has received 13 48-hour infusions over a period of 19 weeks. No treatment-associated adverse events were noted in the patient during this period. Following successful completion of the first month of treatment, the DSMB reviewed the available data and recommended dose escalation in the study to 90uM, which we believe is the optimal dose. To date, there have been no dose-limiting toxicities.

On October 3, 2023, we announced the completion of recruitment into cohort A with the minimum number of four patients. Enrollment in cohort B commenced upon the approval of the study by the DMSB in October 2023. We expect interim results of progression-free survival to be available in the second quarter of 2024.

On July 10, 2023, we announced the completion of enrollment and the treatment of nine pediatric patients with diffuse midline glioma, or DMG, in the ongoing Phase I study of MTX110 at Columbia University Irving Medical Center. All of the patients, aged four to 17 years old, received radiation therapy as per the institutions’ standard of care. Each patient subsequently underwent surgery with implantation of an intratumoral catheter and a programmable subcutaneous pump and eight out of nine received two infusions of MTX110 via CED separated by a period of one week. Concentrations of 30, 60 or 90 µM were delivered with no intra-patient dose escalation. To date, no dose limiting toxicities related to the study drug have been reported. The median overall survival rate for the cohort was 26.1 months. We expect full results to be announced in the first quarter of 2024.

Change in Ratio of Depositary Shares

On July 5, 2023, in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from five Ordinary Shares per Depositary Share to 400 Ordinary Shares per Depositary Share. This had the effect of a one-for-80 reverse split of the Depositary Shares. No fractional Depositary Shares were issued in connection with the ratio change.

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Regained Compliance with NASDAQ Continued Listing Requirements

Our Depositary Shares are currently listed on the NASDAQ Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of our Depositary Shares on NASDAQ. On January 31, 2023, we received a letter from NASDAQ stating that, for the previous 30 consecutive business days, the bid price for our Depositary Shares had closed below the minimum $1.00 bid price per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). On July 20, 2023, we received written notice from NASDAQ notifying us that for the preceding 10 consecutive business days the closing bid price for our Depositary Shares had been $1.00 or greater. Accordingly, NASDAQ determined that we had regained compliance with NASDAQ Listing Rule 5550(a)(2).

NASDAQ further notified us that we are subject to a mandatory panel monitor for a period of one year from July 20, 2023. If, within that one-year monitoring period, the NASDAQ Listing Qualifications Staff finds us out of compliance with the rules that was subject to the previous exception, the Listing Qualifications Staff will issue a delisting determination letter and we will have the opportunity to request a hearing with the Nasdaq Hearings Panel.

Having regained compliance with these rules, we are now in compliance with all applicable requirements for continued listing on the NASDAQ Capital Market. We cannot assure you that we will remain in compliance with all applicable requirements for continued listing on the NASDAQ Capital Market.

June AGM and June GM

On June 14, 2023, we held our annual general meeting of shareholders, or June AGM, and our shareholders passed resolutions, among other procedural items, to approve the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares, or Shareholder Approval. On June 14, 2023, we also held a general meeting of shareholders, or June GM, and our shareholders passed resolutions to (x)(i) re-designate our deferred shares into A Deferred Shares, or the Re-Designation, and (ii) subdivide our Ordinary Shares of £0.02 nominal value each into one ordinary share of £0.001 nominal value and 19 B Deferred Shares of £0.001 nominal value each, each the Subdivision, which became effective on June 15, 2023 and (y) adopt new articles of association, or the Articles of Association, which make consequential amendments to the existing articles of association of the Company to reflect the Re-Designation and the Subdivision, together with certain other changes to reflect that the Ordinary Shares are no longer admitted to trading on AIM. As is standard for deferred shares, each B Deferred Share has very limited rights and is effectively valueless. The B Deferred Shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

May 2023 Registered Direct Offering

On May 26, 2023, we completed the closing of a registered direct offering, or the May 2023 Registered Direct Offering, with institutional investors, or the Investors, for the sale of 110,679,610 Ordinary Shares represented by 279,699 Depositary Shares at a price per Depositary Share of $12.00, for aggregate gross proceeds of $3.32 million.

Pursuant to the terms of that certain securities purchase agreement entered into in connection with the May 2023 Offering, as defined below, or Purchase Agreement, following Shareholder Approval on June 14, 2023, on June 20, 2023, we issued to the Investors (i) Series C Warrants exercisable for an aggregate of 415,044 Depositary Shares representing 166,017,700 Ordinary Shares and (ii) Series D Warrants exercisable for an aggregate of 279,699 Depositary Shares representing 110,679,610 Ordinary Shares, or the Warrant Private Placement, and together with the May 2023 Registered Direct Offering, the May 2023 Offering. The warrants were exercisable at an exercise price of $16.00 per Depositary Share, subject to adjustments for certain dilutive equity issuances. The warrants were exercisable upon receipt of Shareholder Approval. The Series C Warrants will expire one year from the initial exercise date and may be exercised on a cashless basis, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the United Kingdom Companies Act of 2006, or the Companies Act. The Series D Warrants will expire five years from the initial exercise date. A holder of the warrants may not exercise the warrants if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% (such amount to be determined at the option of the holder) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. The Purchase Agreement contains customary representations, warranties and covenants of the Company and each Investor, and customary indemnification provisions for a transaction of this type, including taking reasonable steps to maintain the Depositary Shares listed on NASDAQ.

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Pursuant to the terms and conditions set forth in that certain Placement Agency Agreement, dated as of May 23, 2023 and entered into in connection with the May 2023 Offering, or the Placement Agent Agreement, by and between the Company and Ladenburg Thalmann & Co. Inc., or the Placement Agent, we agreed to pay the Placement Agent a cash fee in an amount equal to 8.0% of the aggregate gross proceeds of the May 2023 Offering, and to issue to the Placement Agent, warrants to purchase Depositary Shares equal to 4.0% of the total Depositary Shares (or Depositary Share equivalents) issued in the connection with the May 2023 Offering, or the May 2023 Placement Agent Warrants. Following Shareholder Approval on June 14, 2023, we issued to the Placement Agent May 2023 Placement Agent Warrants having substantially the same terms as the Series D Warrants, except that the exercise price of the May 2023 Placement Agent Warrant is 125% of the offering price of the Depositary Shares issued in the May 2023 Registered Direct Offering and the term of the May 2023 Placement Agent Warrants terminates on the three-year anniversary of the initial exercise date as defined in the May 2023 Placement Agent Warrant. We also agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in the May 2023 Offering and an expense allowance of up to $85,000 for legal fees and other out-of-pocket expenses.

Additionally, pursuant to the terms of the Purchase Agreement, we agreed to not issue any securities that are subject to a price reset based on the trading prices of our Ordinary Shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of the Warrant Private Placement, subject to an exception.

Reverse Stock Split, Change of Name and AIM Cancellation

On March 24, 2023, we held a general meeting where our shareholders approved, among other things, (i) a change of our name to “Biodexa Pharmaceuticals PLC,” (ii) the allotment of up to 100% of our fully diluted share capital for future share issuances through our annual general meeting in 2025, (iii) the cancellation of admission of our Ordinary Shares from trading on AIM, and (iv) a one-for-20 reverse stock split of our Ordinary Shares. The reverse stock split of our Ordinary Shares was effective as of March 27, 2023.

Concurrently with the reverse split, and in order to continue meeting NASDAQ’s minimum 500,000 publicly held shares requirement pursuant to Rule 5550(a)(4), on March 27, 2023, we changed the ratio of Depositary Shares from one Depositary Share representing 25 Ordinary Shares to a new ratio of one Depositary Share representing five Ordinary Shares. This had the effect of a one-for-four reverse split of our Depositary Shares. No fractional Depositary Shares were issued.

Additionally, as noted above, our shareholders approved the cancellation of admission of our Ordinary Shares on AIM. This cancellation became effective on April 26, 2023. The Depositary Shares trade exclusively on the NASDAQ Capital Market under the symbol “BDRX.” There is currently no market for our Ordinary Shares.

February 2023 Private Placement

On February 15, 2023, we completed a private placement, or the February Private Placement, with certain institutional investors, for the sale of (i) 3,250,200 Ordinary Shares represented by 8,125 Depositary Shares, (ii) 12,931,200 Ordinary Shares represented by 32,327 Depositary Shares, issuable upon the exercise of Series A Warrants issued in the February Private Placement, (iii) 19,396,400 Ordinary Shares represented by 48,491 Depositary Shares, issuable upon the exercise of Series B Warrants issued in the February Private Placement, and (iv) 62,184,525 Ordinary Shares represented by 155,461 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement, subject to certain reset provisions set forth in the pre-funded warrants, at an initial purchase price of $185.60 per Depositary Share, for aggregate gross proceeds of approximately $6.0 million.

In addition, in connection with the February Private Placement, on February 9, 2023 we entered into a Waiver to the Securities Purchase Agreement, dated as of December 13, 2022, or the Waiver, by and between the Company and Armistice Capital, LLC, or Armistice, as amended on December 16, 2022, or the December SPA, providing for a permanent waiver of certain equity issuance prohibitions and participation rights under the December SPA. In connection therewith, we agreed to, subject to receipt of stockholder approval, issue to Armistice Series A Warrants exercisable for 625,000 Ordinary Shares represented by 1,562 Depositary Shares. Further, we issued to the Placement Agent, in connection with their engagement as placement agent in the February Private Placement, placement agent warrants to purchase 536,800 Ordinary Shares represented by 1,342 Depositary Shares, or the February Placement Agent Warrants.

On March 24, 2023, we held a general meeting where our shareholders approved, among other things, the allotment of, and disapplication of preemption rights with respect to, the Ordinary Shares to be issued under the Series A Warrants, the Series B Warrants, certain of the pre-funded warrants, and the February Placement Agent Warrants. We subsequently issued the warrants to the investors and the Placement Agent.

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Our Corporate Information

Our principal executive offices are located at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The telephone number at our principal executive office is +44 29 20480 180. Our corporate website is located at www.biodexapharma.com. Information contained on our website is not part of, or incorporated in, this prospectus. Our authorized representative in the United States is Donald J. Puglisi of Puglisi and Associates. Our agent for service in the United States is Donald J. Puglisi of Puglisi and Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our Depositary Shares are traded on the NASDAQ Capital Market under the symbol “BDRX.”

Implications of Being a Foreign Private Issuer

We are incorporated as a public limited company in England and Wales, are we are deemed to be a “foreign private issuer” for the purposes of the reporting rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that would otherwise apply if we were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP;

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares. Accordingly, an investor may receive less information about us that it would receive about a public company incorporated in the United States.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our Annual Report on Form 20-F for the year ended December 31, 2022, as filed with the SEC on April 28, 2023, as amended by Form 20-F/A on May 5, 2023, and our Reports on Form 6-K, as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

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The Offering

Class A Units offered by us

We are offering 697,614 Class A Units, each Class A Unit consisting of one Depositary Share, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share.

Public Offering Price Per Class A Unit	$2.00 per each Class A Unit.

Class B Units offered by us

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares immediately following the consummation of this offering, the opportunity to purchase, if such purchasers so choose, 1,911,176 Class B Units, in lieu of Class A Units that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Ordinary Shares. Each Class B Unit consists of one Pre-Funded Warrant to purchase one Depositary Share, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share. This prospectus also relates to the offering of the Depositary Shares issuable upon exercise of the Pre-Funded Warrants.

Public Offering Price Per Class B Unit

$1.9999 per each Class B Unit, and the exercise price of each Pre-Funded Warrant included in the Class B Units will be $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Class B Unit we sell, the number of Class A Units we are offering will be decreased on a one-for-one basis.

Series E Warrants offered by us	Each unit includes one Series E Warrant. Each Series E Warrant will have an exercise price of $2.20 per share, will be exercisable following the initial exercise date, and will expire on the fifth anniversary of the initial exercise date. This prospectus also relates to the offering of the Depositary Shares issuable upon exercise of the Series E Warrants.

Series F Warrants offered by us	Each unit includes one Series F Warrant. Each Series F Warrant will have an exercise price of $2.20 per share, will be exercisable following the initial exercise date, and will expire on the first anniversary of the initial exercise date. This prospectus also relates to the offering of the Depositary Shares issuable upon exercise of the Series F Warrants.

Issuance of Depositary Shares for Upfront License Payment and issuance of Melior Shares

We have entered into the A&E Agreement with Adhera and the Secured Noteholders, pursuant to which the Secured Noteholders will receive $2.0 million of our Depositary Shares and, provided the Secured Noteholders, as a group, subscribe for not less than $4.0 million of Class A Units in this offering, we agreed to issue a further $3.0 million of our Depositary Shares, valued at the Class A Offering Price, to the Secured Noteholders. Based upon a public offering price of $2.00 per Class A Unit, we would be obligated to issue an aggregate of 2,500,000 Depositary Shares to the Secured Noteholders if all of the above conditions were met.

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Certain of the Secured Noteholders have expressed an interest to purchase an aggregate of $4.0 million of the units sold in this offering at the public offering price of the units offered hereby. However, because expressions of interest are not binding agreements or commitments to purchase, they may determine not to purchase any such units.

In addition, pursuant to the Tolimidone License, within five business days of the A&E Closing, we will issue to Melior 9.9% of our fully-diluted Depositary Shares, of which 50% of such Depositary Shares would be issued directly to Bukwang. As of the date hereof, and assuming we issue our Depositary Shares to the Secured Noteholders as part of the Upfront License Payment (and not factoring in the issuance of Depositary Shares as part of the Contingent Share Consideration), we would be obligated to issue to an aggregate of 501,048 Depositary Shares.

The closing of the offering being made pursuant to this prospectus is a condition to the A&E Closing. For more information, see “The Tolimidone Transaction.”

Total Ordinary Shares outstanding immediately prior to this offering	380,501,722 Ordinary Shares (including those represented by Depositary Shares).

Total Ordinary Shares to be outstanding immediately after this offering	2,024,436,922 Ordinary Shares (including those represented by Depositary Shares), in each case assuming the sale of all units covered by this prospectus, the issuance of Depositary Shares as part of the Upfront License Payment, the issuance of the Melior Shares, exercise of the Pre-Funded Warrants in full, no exercise of the Series E Warrants, Series F Warrants and Representative Warrants issued in this offering and no exercise of the underwriters option.

Underwriters’ option to purchase additional Depositary Shares and/or warrants	We have granted the underwriters an option, exercisable for forty-five (45) days after the date of this prospectus, to purchase up to an additional 391,273 Depositary Shares, 391,273 Series E Warrants and/or 391,273 Series F Warrants at the public offering price per each respective security, less the underwriting discounts payable by us, which may be purchased in any combination of Depositary Shares, Series E Warrants and/or Series F Warrants.

Leak-Out Agreements	We expect certain investors in the offering to enter into leak-out agreements pursuant to which each such investor will agree to certain limits on sales of our Ordinary Shares and/or Depositary Shares, including Depositary Shares purchased in this offering and the Depositary Shares issuable upon the exercise of the warrants issued in the offering. For more information, see “Underwriting” for additional information.

Depositary Shares

Each Depositary Share represents 400 Ordinary Shares.

Pursuant to Section 5.4 of the BONY Deposit Agreement, BONY provided written notice to the Company of BONY's resignation, such resignation to take effect upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the BONY Deposit Agreement. On December 5, 2023, we appointed JPMorgan as successor depositary. We expect JPMorgan to commence serving as successor depositary on or about December 18, 2023. In conjunction with such change, a New Deposit Agreement, between the Company and JPMorgan will take effect on such date and each existing American depositary receipt will be deemed amended and restated accordingly. The holders and beneficial owners of our American depositary receipts from time to time shall become parties to, and be bound by all of the terms and conditions of, the New Deposit Agreement. A copy of the form of New Deposit Agreement is filed as Exhibit 4.4 to the Registration Statement on Form F-1 of which this prospectus forms a part.

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JPMorgan, as the Depositary (through its custodian) for the units to be sold in this offering, will hold the Ordinary Shares underlying your Depositary Shares. You will have rights as provided in the New Deposit Agreement among us, JPMorgan, as depositary, and all owners and holders from time to time of Depositary Shares issued thereunder. You may, among other things, cancel your Depositary Shares and withdraw the underlying ordinary shares against a fee paid to the depositary (which may be reimbursable by the Company). In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your Depositary Shares, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the Depositary Shares and the New Deposit Agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the New Deposit Agreement, which is an exhibit to the registration statement that includes this prospectus.

For a description of the terms of the Depositary Shares under the BONY Deposit Agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” included in Amendment No. 1 to this Registration Statement on Form F-1 and in our Annual Report on Form 20-F for the year ended December 31, 2023. You should also read the BONY Deposit Agreement, which is an exhibit to the registration statement that includes this prospectus.

Current Depositary	The Bank of New York Mellon

Successor Depositary	JPMorgan Chase Bank, N.A. (effective on or about December 18, 2023)

Use of proceeds	Assuming the A&E Closing occurs, we intend to use the net proceeds from this offering to pay the Contingent Cash Consideration and for funding a dose-confirming Phase I study and a Phase II study of tolimidone in Type 1 diabetes, general corporate purposes and working capital. To the extent the A&E Closing does not occur, we intend to use the net proceeds from this offering for funding our product candidates, general corporate purposes and working capital.

Risk factors	You should read the “Risk Factors” section starting on page 11 of this prospectus, together with all of the other information included and incorporated by reference in this prospectus, before deciding to invest in our securities.

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Market and trading symbol

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” We do not intend to list the Pre-Funded Warrants, Series E Warrants or Series F Warrants on any securities exchange or national recognized trading system. Without a trading market, the liquidity of the Pre-Funded Warrants, Series E Warrants and Series F Warrants will be extremely limited.

Assumptions Used Throughout This Prospectus

The total number of Ordinary Shares outstanding as of the date of this prospectus and after this offering is based on 380,501,722 shares outstanding as of December 1, 2023, assumes the sale of 2,608,790 units in this offering, and excludes the following other securities as of December 1, 2023:

•	119,090 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £5.04 per share;
•	134 Ordinary Shares issuable upon the exercise of stock options assumed in connection with the acquisition of DARA BioSciences, Inc., or DARA, at a weighted average exercise price of $1,903.40 per share;
•	warrants, issued to Armistice in an October 2019 private placement, exercisable for 375 Depositary Shares (representing 150,000 Ordinary Shares) at an exercise price of $320.00 per Depositary Share;
•	warrants, issued to the placement agent in connection with an October 2019 private placement, exercisable for 17 Depositary Shares (representing 6,800 Ordinary Shares) at an exercise price of $10,000.00 per Depositary Share;

•	warrants, issued to Armistice in a May 2020 private placement, exercisable for 406 Depositary Shares (representing 162,400 Ordinary Shares) at an exercise price of $320.00 per Depositary Share;
•	warrants, issued to various investors in a May 2020 private placement, exercisable for 415 Depositary Shares (representing 166,000 Ordinary Shares) at an exercise price of $3,280.00 per Depositary Share;
•	warrants, issued to the placement agent in connection with the May 2020 private placement, exercisable for 17 Depositary Shares (representing 6,800 Ordinary Shares) at an exercise price of $3,300.00 per Depositary Share;
•	warrants, issued in a May 2020 placing in the United Kingdom, exercisable for 349,600 Ordinary Shares, at an exercise price of £6.80 per share;
•	warrants, issued in August 2022, exercisable for 16,400 Ordinary Shares, at an exercise price of £2.70 per Ordinary Share;
•	warrants, issued in February 2023 to the Placement Agent in connection with the December 2022 registered direct offering, exercisable for 49 Depositary Shares (representing 19,600 Ordinary Shares) at an exercise price of $400.00 per Depositary Share;
•	warrants, issued in February 2023 to the Placement Agent in connection with the February Private Placement, exercisable for 1,293 Depositary Shares (representing 517,200 Ordinary Shares) at an exercise price of $232.00 per Depositary Share;

•	Series D Warrants, issued in June 2023, exercisable for 279,699 Depositary Shares (representing 110,679,610 Ordinary Shares), at an exercise price of $16.00 per Depositary Share;

•	warrants, issued in June 2023, to the Placement Agent in connection with the May 2023 Registered Direct Offering, exercisable for 11,067 Depositary Shares (representing 4,426,800 Ordinary Shares), at an exercise price of $15.00 per Depositary Share;
•	warrants issuable in connection with this offering, including to the representative of the underwriters, or the Representative;
•	any Ordinary Shares to be issued as part of the Upfront License Payment or Contingent Share Consideration; and
•	the Melior Shares.

Except as otherwise noted, all information in this prospectus reflects and assumes (i)  no exercise of outstanding options issued under our equity incentive plans, (ii) no exercise of any warrants issued in this offering and (iii) no exercise of the underwriters’ option to purchase additional Depositary Shares, Series E Warrants and/or Series F Warrants, or any combination thereof.

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RISK FACTORS

Our business has significant risks. You should consider carefully the risks set forth below and other information in this prospectus, including the information contained under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2022 and incorporated herein by reference, before you decide to purchase our securities. These risks and uncertainties are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial could also negatively affect our business, financial condition, results of operations, prospects, profits and stock prices. If any of the risks described below actually occur, our business, financial condition, results of operations, prospects, profits and stock prices could be materially adversely affected. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” herein.

Summary of Risk Factors

The occurrence of one or more of the events or circumstances described in this section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

•	There can be no assurance that the proposed transactions with Adhera and Melior will be consummated. The announcement and pendency of the transactions, or the failure of the transactions to be consummated, could have an adverse effect on our stock price, business, financial condition, results of operations or prospects.

•	In 2020, our license agreement related to panobinostat, the active pharmaceutical ingredient in our MTX110 product, was terminated by Secura Bio, Inc. Because of this, we believe that the relevant Secura Bio, Inc. patents may delay a launch of MTX110, which could have a material adverse effect on our business, financial condition and results of operations.

•	We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future;

•	Our requirement for additional financing in the short-term represents a material uncertainty that raises substantial doubt about our ability to continue as a going concern.

•	If we require or seek to raise additional capital to fund our operations and we fail to obtain necessary financing, we may be unable to complete the development of our product candidates.

•	Our operations are in early-stage development with no sources of recurring revenue and there is no assurance that we will successfully develop and license our product candidates or ever become profitable.

•	We are exposed to political, regulatory, social and economic risk relating to the United Kingdom’s exit from the European Union.

•	We have undertaken in the past, and may in the future undertake, strategic acquisitions. Failure to integrate acquisitions could adversely affect our value.

•	Our future success is dependent on product development and the ability to successfully license our product candidates to partners who can seek regulatory approval and commercialization of our product candidates.

•	Our development efforts are in the early stages. All of our product candidates are in clinical development or preclinical development phases. If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

•	The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate that we advance in clinical trials may not achieve favorable results in later clinical trials, if any, or receive marketing approval.

•	The regulatory approval processes in the United States and Europe are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business may be substantially harmed.

•	We seek to establish agreements with potential licensing partners and collaborators and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

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•	If we enter into agreements with a licensing or collaboration partner for the development and commercialization of our product candidates, our prospects with respect to those product candidates will depend in significant part on the success of those collaborations.

•	The commercial success of any of our product candidates is not guaranteed.

•	The pharmaceutical and biotechnology industries are highly competitive.

•	Changes in health care policies, laws and regulations, including legislative measures aimed at reducing health care costs, may impact our ability to obtain approval for or commercialize any of our future product candidates, if approved.

•	Coverage and adequate reimbursement may not be available for our current or any future product candidates, which could make it difficult for us to sell profitably, if approved.

•	Our business may be adversely affected by economic conditions and current economic weakness.

•	Our business may be impacted by political events, war, terrorism, business interruptions and other geopolitical events and uncertainties beyond our control.

•	We may in the future be unable to retain and recruit qualified scientists, key executives, key employees or key consultants, may delay our development efforts or otherwise harm our business.

•	Public health crises, such as the COVID-19 pandemic, have had, and could in the future have, a negative effect on our business.

•	Our success depends in part on our ability to protect rights in our intellectual property, which cannot be assured.

•	We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•	We rely on third parties to manufacture our product candidates, and we expect to continue to rely on third parties for the clinical as well as any future commercial supply of our product candidates and other future product candidates. The development of our current and future product candidates, and the commercialization of any approved products, could be stopped, delayed or made less profitable if any such third party fails to provide us with sufficient clinical or commercial quantities of such product candidates or products, fails to do so at acceptable quality levels or prices or fails to achieve or maintain satisfactory regulatory compliance.

•	We are dependent on third party suppliers, and if we experience problems with any of these third parties, the manufacturing of our product candidates could be delayed, which could harm our results of operations.

•	If we cannot meet NASDAQ’s continued listing requirements, NASDAQ may delist our Depositary Shares, which could have an adverse impact on the liquidity and market price of our Depositary Shares.

•	The price of our Depositary Shares may be volatile.

•	The liquidity of our Depositary Shares may have an adverse effect on share price.

•	Shareholder ownership interests in the Company may be diluted as a result of, among other things, future financings and/or additional acquisitions, and may have a material negative effect on the market price of our securities.

•	Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•	As a foreign private issuer, we are not required to comply with many of the corporate governance standards of NASDAQ applicable to companies incorporated in the United States.

•	Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

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•	Protections found in provisions under the United Kingdom City Code on Takeovers and Mergers may delay or discourage a takeover attempt, including attempts that may be beneficial to holders of our Ordinary Shares and Depositary Shares.

•	You will incur immediate and substantial dilution as a result of this offering.

•	Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

•	There is no public market for the warrants being offered in this offering.

•	The terms of the warrants could impede our ability to enter into certain transactions or obtain additional financing.

•	Holders of warrants purchased in this offering will have no rights as Depositary Share holders until such holders exercise their warrants and acquire our Depositary Shares, except as set forth in the warrants.

•	The Series E Warrants and Series F Warrants are speculative in nature.

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Risks Related to the Tolimidone Transaction

There can be no assurance that the proposed transactions with Adhera and Melior will be consummated. The announcement and pendency of the transactions, or the failure of the transactions to be consummated, could have an adverse effect on our stock price, business, financial condition, results of operations or prospects.

On November 22, 2023, we entered into the A&E Agreement with Adhera and certain of its Secured Noteholders, pursuant to which Adhera agreed to assign all of its rights to the compound tolimidone to us. In addition, on November 22, 2023, we entered into a license agreement with Melior, relating to the tolimidone compound, pursuant to which we obtained from Melior an exclusive, worldwide, sublicensable right to develop, manufacture, commercialize, or otherwise exploit products containing tolimidone for any field. The consummation of these transactions is subject to certain conditions and as a result, can be no assurance that the transactions with Adhera or Melior will be consummated.

Further, the announcement and pendency of the transactions could disrupt our businesses, in any of the following ways, among others:

• the attention of our management may be directed toward completion of the transactions, integration planning and transaction-related considerations and may be diverted from our day-to-day business operations;

• we and our directors could become subject to lawsuits relating to the transactions; and

• we may experience negative reactions from our shareholders, among others.

These disruptions could be exacerbated by a delay in the completion of the transactions or termination of the transactions. Additionally, if the transactions are not consummated, we will have incurred significant costs and diverted the time and attention of management. A failure to consummate the transactions may also result in negative publicity, litigation against us or our directors and officers, and a negative impression of us in the financial markets. The occurrence of any of these events individually or in combination could have a material adverse effect on our financial statements and stock price.

Risks Related to Our Financial Operations and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We are an early-stage biopharmaceutical company. Investment in biopharmaceutical product development is highly speculative because we entail substantial upfront capital expenditures and significant risk that a product candidate will fail in development, will fail to gain regulatory approval or otherwise fail to become commercially viable. We continue to incur significant development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred substantial losses since our inception. For the six months ended June 30, 2023, we had a net loss of £3.57 million and an accumulated deficit of £138.97 million. For the years ended December 31, 2022, 2021 and 2020 we had a net loss of £7.66 million, £5.46 million and £22.19 million, respectively.

We expect to continue to incur losses for the foreseeable future, and do not expect these losses to reduce as we continue our development of, and work with any licensing partners to seek regulatory approvals for, our product candidates.

We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If we fail to find licensing partners, if we abandon any development programs, or if any of our licensed product candidates fail in clinical trials or do not gain regulatory approval, or if approved, fail to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses and expected future losses have had and will continue to have an adverse effect on our shareholders’ equity and working capital.

Our requirement for additional financing in the short-term represents a material uncertainty that raises substantial doubt about our ability to continue as a going concern.

We have experienced net losses and significant cash outflows from cash used in operating activities over the past years as we develop our portfolio.

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Our future viability is dependent on our ability to raise cash from financing activities to finance our development plans until commercialization, generate cash from operating activities and to successfully obtain regulatory approval to allow marketing of our development products. Our failure to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies.

Our consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As at December 31, 2022 and June 30, 2023, we had cash and cash equivalents of £2.84 million and £5.23 million, respectively. If we do not raise funds in this offering, we believe we currently have enough cash to fund our planned operations into the second quarter of 2024.

We have prepared cash flow forecasts and considered the cash flow requirement for the next three years, including the period 12 months from the date of approval of the financial statements. Following registered direct offerings in December 2022 and May 2023 and a private placement in February 2023, which raised aggregate proceeds of approximately $9.7 million, we updated our forecasts. The updated forecasts show that further financing will be required before the second quarter of 2024. Failure to secure additional funding before the second quarter of 2024 could result in the Company being placed into administration.

We believe the environment for financing of small and micro-cap biotech companies is as challenging as it has been since the financial crisis of 2008-2010. While this may present acquisition and/or merger opportunities with other companies with limited or no access to financing, any attendant financing is likely to be dilutive.  We and our advisors continue to evaluate financing options, including those connected to acquisitions and/or mergers, potentially available to us, including fundraising and the partnering of assets and technologies of the Company. There can be no assurance that this offering, or any of the alternative courses of action to finance the Company, will be successful. This requirement for additional financing in the short term represents a material uncertainty that may cast doubt upon our ability to continue as a going concern. Should it become evident in the future that there are no realistic financing options available to the Company which are actionable before our cash resources run out, then we will no longer be a going concern. In such circumstances, we would no longer be able to prepare financial statements under paragraph 25 of IAS 1. Instead, the financial statements would be prepared on a liquidation basis and asses would be stated at net realizable value and all liabilities would be accelerated to current liabilities.

We believe there are adequate options and time available to secure additional financing for the Company and after considering the uncertainties, we considered it appropriate to continue to adopt the going concern basis in preparing the financial information.

Our ability to continue as a going concern is dependent upon our ability to obtain additional capital and/or dispose of assets, for which there can be no assurance we will be able to do on a timely basis, on favorable terms or at all.

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Our operations are in early-stage development with no sources of recurring revenue and there is no assurance that we will successfully develop and license our product candidates or ever become profitable.

We are at a relatively early stage of our commercial development. To date, we have generated a minimal amount of revenue from our product candidates. Our ability to generate revenue and become and remain profitable depends, in part, on our ability to successfully find a licensing partner for our product candidates, or other product candidates we may in-license or acquire, and have such candidates successfully commercialized. Our current strategy is, once proof-of-concept of our product candidates has been established, to generate revenue via a partner, thereby earning royalty and/or milestone income; however, this is not expected to materialize in the foreseeable future, and there can be no guarantee we will be able to find a licensing partner for our product candidates. Even if our product candidates were to successfully achieve regulatory approval, we do not know when any of the product candidates will generate revenue, if at all. Our ability to generate revenue from our product candidates also depends on a number of additional factors, including our ability, and the ability of any licensing partners, to:

•	successfully complete development activities;

•	complete and submit new drug applications to the European Medicines Agency, or the EMA, the Medicines and Healthcare Products Regulatory Agency in the United Kingdom, or the MHRA, the FDA, and any other foreign regulatory authorities, and obtain regulatory approval for products for which there is a commercial market;

•	set a commercially viable price;

•	obtain commercial qualities of the products at acceptable cost levels;

•	develop and maintain a commercial organization capable of sales, marketing and distribution in the markets where the product is to be sold; and

•	obtain adequate reimbursement from third-parties, including government, departments and healthcare payors.

In addition, because of the numerous risks and uncertainties associated with product development, including that our product candidates may not advance through development or achieve the endpoints of applicable clinical trials, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to complete the process described above, we anticipate incurring significant costs.

Even if we are able to generate royalty and/or milestone revenues from the sale of product candidates, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to cease or reduce our operations.

There can be no assurance that we will operate profitably, produce a reasonable return, if any, on investment, or remain solvent. If our strategy proves unsuccessful, stockholders could lose all or part of their investment.

If we require or seek to raise additional capital to fund our operations and we fail to obtain necessary financing, we may be unable to complete the development of our product candidates.

We expect to continue to spend substantial amounts of our cash resources going forward in order to advance the development of our product candidates. We believe that the net proceeds of this offering, together with cash on hand, will be sufficient to fund our operations through the third quarter of 2024, assuming we sell all of the securities being offered hereby at the public offering price, and we believe that we will need to raise additional capital to fund our operations thereafter.

Until such time as we can generate a sufficient amount of revenue from the product candidates we license, if ever, we expect that we may finance future cash needs through, among other things, public or private equity or debt offerings. Such offerings may take place in the United Kingdom, the United States or other foreign countries. However, if we are unable to raise capital when needed, or on terms acceptable to us, our business could be significantly harmed. If we raise additional funds through the issuance of debt or additional equity securities, such issuance could result in dilution to our existing shareholders and/or increased fixed payment obligations. Furthermore, these securities may have rights senior to those of our Ordinary Shares and could contain covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Any of these events could significantly harm our business, financial condition and prospects.

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Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our cash forecasts are based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•	any acquisitions and the commercialization of other assets, including licensed assets;

•	the initiation, progress, timing, costs and results of clinical trials for any product candidates we advance to clinical trials;

•	the attainment of milestones and the need to make any royalty payments on any of our product candidates or any other future product candidates;

•	the number and characteristics of product candidates we in-license or acquire and develop;

•	the outcome, timing and cost of regulatory approvals by the EMA, the MHRA, the FDA and any other comparable foreign regulatory authorities, including the potential for such regulatory authorities to require that we perform more studies, or more costly studies, than those we currently expect;

•	the cost of filing, prosecuting, defending and enforcing any patent claims or other intellectual property rights; and

•	the effect of competing technological and market developments.

Further, our forecast also does not reflect the possibility that we may not be able to access a portion of our existing cash, cash equivalents and investments due to market conditions. For example, on March 10, 2023, the United States Federal Deposit Insurance Corporation took control and was appointed receiver of Silicon Valley Bank. If other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash, cash equivalents and investments may be threatened and could have a material adverse effect on our business and financial condition.

If a lack of available capital means that we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

In previous years, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting. Any failure by us to maintain an effective system of internal controls or provide reliable financial and other information in the future, may cause investors to lose confidence in our financial statements and SEC filings and the market price of our securities may be materially and adversely affected.

The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. We are required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosures of any material weaknesses identified by management in its internal control over financial reporting.

A material weakness is a control deficiency, or combination of control deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain a non-accelerated filer, we are not required to comply with the independent registered public accounting firm attestation requirement.

In previous years, we and our independent registered public accounting firm have identified material weaknesses in our internal controls over financial reporting. Although we have instituted remedial measures to address the material weaknesses identified and to continually review and evaluate our internal control systems to allow management to report on the sufficiency of our internal control over financial reporting, we cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting. Any such additional weaknesses or failure to adequately remediate any existing weakness could materially and adversely affect our financial condition and results of operations, as well as our ability to accurately report our financial condition and results of operations in a timely and reliable manner.

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Additionally, the material weaknesses previously identified, or other material weaknesses or significant deficiencies we may become aware of in the future, could result in our determining that our controls and procedures are not effective in future periods or could result in a material misstatement of the consolidated financial statements that would not be prevented or detected.

Any failure to maintain effective internal controls over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, we could lose investor confidence in the accuracy and completeness of our financial statements and reports, the market price of our Ordinary Shares and/or Depositary Shares could decline, and we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Risks Related to Our Business, Strategy and Industry

In 2020, our license agreement related to panobinostat, the active pharmaceutical ingredient in our MTX110 product, was terminated by Secura Bio. Because of this, we believe that the relevant Secura Bio patents may delay a launch of MTX110, which could have a material adverse effect on our business, financial condition and results of operations.

We entered into a License Agreement, executed on or about June 6, 2017, or the License Agreement, by and between Biodexa Limited (formerly known as Midatech Limited) and Novartis AG, or Novartis, which Novartis subsequently transferred to Secura Bio, or the Secura License Agreement. Pursuant to the Secura License Agreement, Biodexa Limited was granted a worldwide, sublicensable license to certain patents of panobinostat, the active pharmaceutical ingredient of our development product MTX110. Biodexa Limited’s rights are limited to the treatment of brain cancer in humans, administered by convection-enhanced delivery. We received a letter dated June 1, 2020, sent on behalf of Secura Bio purporting to terminate the Secura License Agreement “effective immediately,” the reason specified being that we were proposing to liquidate the Company. Despite our assurances to the contrary, and despite our repeated requests that Secura Bio withdraw its termination, Secura Bio reaffirmed the termination and reasons therefor and the agreement was thus terminated. We received a further letter sent on behalf of Secura Bio dated May 21, 2021 purporting to terminate the Secura License Agreement a second time for alleged material breaches of the agreement, and demanding a non-exclusive, fully paid-up, royalty-free, perpetual license to our MTX110 intellectual property. This demand was refused based upon, among other things, Secura Bio’s previous termination of the License Agreement in 2020.

We view MTX110 as an important asset and currently have three ongoing clinical trials for MTX110 and may commence further clinical trials as part of our MTX110 clinical program. While we continue to enjoy freedom to use panobinostat for research purposes and we plan to continue to pursue development of MTX110, we believe that the relevant Secura Bio patents may delay a launch of MTX110 for use in patients with DMG. We do not, however, anticipate it would have any impact on launching MTX110 for use in patients with glioblastoma multiforme. If we are unable to launch a product candidate until the patent expires, there could be a material adverse effect on our business, financial condition and results of operations.

Further, should Secura Bio continue to interfere with our ongoing business by, among other things, challenging the legality of the termination of the Secura License Agreement, the uncertainty and diversion of time and resources associated could have a material adverse effect on our business, financial condition and prospects, and we cannot assure you that we would be successful in resolving such dispute.

We are exposed to political, regulatory, social and economic risk relating to the United Kingdom’s exit from the European Union.

Following the result of a referendum in 2016, the United Kingdom left the European Union on January 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom was subject to a transition period until December 31, 2020, during which European Union rules continued to apply. The Trade and Cooperation Agreement between the United Kingdom and the European Union, which outlines the future trading relationship between the United Kingdom and the European Union, was agreed in December 2020. The impact of the new trade agreement on the general and economic conditions in the United Kingdom remains uncertain. There may be, for example, additional costs in materials and equipment sourced from the European Union and/or delays that could have a material adverse effect on our business, financial condition and results of operations.

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From a regulatory perspective, the United Kingdom’s withdrawal from the European Union could bear significant complexity and risks.  A basic requirement of European Union law relating to the grant of a marketing authorization for a medicinal product in the European Union is that the applicant is established in the European Union. Following the withdrawal of the United Kingdom from the European Union, marketing authorizations previously granted to applicants established in the United Kingdom may no longer be valid.  Moreover, the scope of a marketing authorization for a medicinal product granted by the European Commission pursuant to the centralized procedure might not, in the future, include the United Kingdom. In these circumstances, an authorization granted by competent United Kingdom authorities would be required to place medicinal products on the United Kingdom market.

Any of these factors could significantly increase the complexity of our activities in the European Union and in the United Kingdom, could depress our economic activity and restrict our access to capital, which could have a material adverse effect on our business, financial condition and results of operations and reduce the price of our Ordinary Shares and Depositary Shares.

We have undertaken in the past, and may in the future undertake, strategic acquisitions. Failure to integrate acquisitions could adversely affect our value.

 One of the ways we have grown our pipeline and business in the past is through strategic acquisitions of other businesses, products, and technologies. We may, from time to time, evaluate additional acquisition opportunities, and may, in the future, strategically make further acquisitions of, and investments in, businesses, compounds, products and technologies when we believe the opportunity is advantageous to our prospects, such as the proposed acquisition of tolimidone. There can be no assurance that in the future we will be able to find appropriate acquisitions or investments. In connection with these acquisitions or investments, we may:

•	issue stock that would dilute our shareholders’ percentage of ownership;

•	be obligated to make milestone or other contingent or non-contingent payments;

•	incur debt and assume liabilities; and/ or

•	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

We also may be unable to find suitable acquisition candidates and may not be able to complete acquisitions on favorable terms, if at all, or obtain adequate financing for such acquisitions. If we do complete an acquisition, this may not ultimately strengthen our competitive position or ensure that we will not be viewed negatively by customers, financial markets or investors. Further, acquisitions could also pose numerous additional risks to our operations, including:

•	problems integrating the purchased business, products or technologies without substantial costs, delays or other problems;

•	increases to our expenses;

•	the failure to have discovered undisclosed liabilities of the acquired asset or company for which we may not be adequately indemnified;

•	diversion of management’s attention from their day-to-day responsibilities and our core business;

•	inability to enforce indemnification and non-compete agreements;

•	the failure to successfully incorporate acquired products or technologies into our business;

•	the failure of the acquired business, products or technologies to perform as well as anticipated;

•	the failure to realize expected synergies and cost savings;

•	unexpected safety issues and/or clinical trial failure of the acquisition’s products;

•	harm to our operating results or financial condition, particularly during the first several reporting periods after the acquisition is completed;

•	entrance into markets in which we have limited or no prior experience; and

•	potential loss of key employees or customers, particularly those of the acquired entity.

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We may not be able to complete one or more acquisitions or effectively integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on our business, financial condition and results of operations.

Our future success is dependent on product development and the ability to successfully license our product candidates to partners who can seek regulatory approval and commercialization of our product candidates.

We continue to conduct research and development for our product candidates and, to a lesser extent, clinical trials for certain of our product candidates; however there can be no assurance that any of our targeted developments will be successful. We must develop functional products that address specific market needs. We must therefore engage in new development activities, which may not produce innovative, commercially viable results in a timely manner or at all. In addition, we may not be able to develop new technologies or identify specific market needs that are addressable by our technologies, or technologies available to us. We may encounter delays and incur additional development and production costs and expenses, over and above those expected, in order to develop technologies and products suitable for licensing. If any of our development programs are curtailed, this may have a material adverse effect on our business and financial conditions.

Our business is dependent on our ability to complete the development of product candidates, and license our product candidates to partners who will seek to obtain regulatory approval for and commercialize our product candidates in a timely manner. Any licensing partner cannot commercialize a product without first obtaining regulatory approval from the appropriate regulatory authorities in a country. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, it must be demonstrated with substantial evidence gathered in preclinical and well-controlled clinical studies that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. The process of developing, obtaining regulatory approval for and commercializing product candidates is long, complex and costly. Even if a product candidate were to successfully obtain approval from the EMA, the MHRA, the FDA and/or comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If our product candidates are unable to obtain regulatory approval in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of any other product candidate. Furthermore, even if a product candidate obtains approval from the regulatory authorities, it is likely that, in order to obtain royalty and/or milestone revenue from any of our licensing partners, our licensing partners may need to expand their commercial operations, establish commercially viable pricing and obtain approval for adequate reimbursement from third parties and government departments and healthcare payors for such products. If our product candidates are unable to successfully be commercialized, we may not be able to earn sufficient revenues to continue our business.

Our development efforts are in the early stages. All of our product candidates are in clinical development or preclinical development phases. If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of any preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials, even after seeing promising results in earlier clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry, including many with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials.

In 2018, we embarked on first-in-human clinical trial program for our MTD201 and MTX110 products, with MTD201 completing our Phase I study in the third quarter of 2018, with an additional Phase I study completed in the third quarter of 2019. The MTX110 Phase I clinical study completed in the fourth quarter of 2020. In 2020, Phase I clinical trials of MTX110 were initiated by the University of Texas in medulloblastoma, and by Columbia University in DMG. In November 2022, a Phase I clinical trial in recurrent glioblastoma was initiated by Duke University. In connection with the termination of our MTD201 program, we have determined not to conduct additional clinical trials in humans, other than pilot trials to establish proof of concept in indications other than those for which the drug is approved. We expect our licensing partners will be responsible for future clinical trials. We and any of our current or potential licensing partners may experience delays in ongoing or future clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all.

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There is no assurance that clinical trials of MTX110 or any other future clinical trials our other product candidates, will be successful or will generate positive clinical data and we may not receive marketing approval from the FDA, European Commission, or other regulatory authorities for any of our product candidates. We have limited experience submitting new drug applications, or NDAs, biologics license applications, or BLAs, and investigational new drug applications, or INDs, to the FDA, as well as clinical trial applications, or CTAs, or marketing authorization applications, or MAAs, to the EMA. MTX110 is in initial clinical development, currently being studied in an ongoing investigator-initiated study. There can be no assurance that the FDA will permit any of our future NDAs, BLAs, or INDs, including the NDA for MTX110 or any future INDs for our other product candidates, to go into effect in a timely manner or at all. Without an IND or CTA for a product candidate, we will not be permitted to conduct clinical trials in the United States or the European Union, respectively, of such product candidate.

Drug or biological product development is a difficult, long, time-consuming, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. Failure to obtain regulatory approval for our product candidates will prevent us from commercializing and marketing them. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

•	delay or failure to complete preclinical studies;

•	insufficient financial and other resources to complete the necessary preclinical studies and clinical trials;

•	delay or failure in reaching agreement with the applicable regulatory authorities on a trial design;

•	delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical study;

•	delay or failure in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial providers and sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	delay or failure in obtaining institutional review board, or IRB, or the approval of other reviewing entities, including foreign regulatory authorities, to conduct a clinical trial at each site;

•	failure to recruit, or subsequent withdrawal of, clinical trial sites from clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

•	delay or failure in having subjects complete a trial or return for post-treatment follow-up;

•	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication;

•	failure of third party clinical trial managers or clinical sites to satisfy contractual duties or meet expected deadlines;

•	failure to receive the recommendation of health technology assessment bodies such as the U.S. Agency for Healthcare Research and Quality, and other relevant international bodies or agencies responsible for pricing and utilization determinations;

•	delay or failure in adding new clinical trial sites;

•	ambiguous or negative interim results, or results that are inconsistent with earlier results;

•	from the EMA, the MHRA, the FDA, the IRB, data safety monitoring boards, or other regulatory authority, or results from earlier stage or concurrent preclinical and clinical studies, which might require modification to the protocol for a given study;

•	decisions by the EMA, the MHRA, the FDA, the IRB, other regulatory authorities, or us, or recommendation by a data safety monitoring board or other regulatory authority, to suspend or terminate a clinical trial at any time for safety issues or for any other reason;

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•	unacceptable risk-benefit profile or unforeseen safety issues or adverse side effects;

•	failure to demonstrate a benefit from using a drug over existing marketed products;

•	manufacturing issues, including problems with manufacturing or obtaining from third parties sufficient quantities of raw materials, active pharmaceutical ingredients, or API, or product candidates for use in clinical trials; and

•	changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Many of these factors are beyond our control. If we experience delays in the completion of, or termination of, any ongoing or future clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing clinical trials may slow down our product candidate development and approval process and jeopardize the ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. It is possible that none of our product candidates will ever complete successfully the clinical development process and obtain regulatory approval, even if we expend substantial time and resources seeking such approval.

Negative results in the development of our lead product candidates may also prevent or delay our ability to continue or conduct clinical programs or receive regulatory approvals for our other product candidates. For example, although we believe our preclinical studies and animal testing of MTX110 demonstrate indications of acceptable safety and effectiveness profiles, future clinical trials may fail to demonstrate adequate levels of safety or effectiveness. Moreover, anti-tumor activity may be different in each tumor type that we plan to evaluate in the clinical trial. Therefore, even though we plan to pursue clinical development for multiple tumor types, the tumor response may be low in patients with some cancers compared to others. As a result, we may be required to discontinue development of MTX110 for patients with those tumor types and/or mutations due to insufficient clinical benefit, while continuing development for a more limited population of patients. Consequently, in order to obtain regulatory approval, we may have to reach agreement with the FDA on defining the optimal patient population, study design, and size, any of which may require significant additional resources and delay our clinical trials and ultimately the approval, if any, of any of our product candidates.

We may experience setbacks that could delay or prevent regulatory approval of, or our ability to commercialize, our product candidates, including:

•	negative or inconclusive results from our preclinical studies or clinical trials or positive results from the clinical trials of others for product candidates similar to ours leading to their approval, and evolving to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•	product-related side effects experienced by patients or subjects in our clinical trials or by individuals using drugs or therapeutics that we, the FDA, other regulators or others view as relevant to the development of to our product candidates;

•	delays in submitting INDs or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•	conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials, including our clinical endpoints;

•	inability to maintain compliance with regulatory requirements, including current good manufacturing practices, or cGMP, and complying effectively with other procedures;

•	inadequate supply or quality of product candidates or other materials necessary for the conduct of our clinical trials;

•	greater than anticipated clinical trial costs;

•	inability to compete with other therapies;

•	poor efficacy of our product candidates during clinical trials;

•	trial results taking longer than anticipated;

•	trials being subjected to fraud or data capture failure or other technical mishaps leading to the invalidation of our trials;

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•	the results of our trials not supporting application for conditional approval in the EU;

•	unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•	failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•	delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical development generally or with respect to our technology in particular; or

•	varying interpretations of data by the FDA and similar foreign regulatory agencies.

In addition, because we have limited financial and personnel resources and are focusing primarily on developing our lead product candidates, we may forgo or delay pursuit of other future product candidates that may prove to have greater commercial potential and may fail to capitalize on viable commercial products or profitable market opportunities. If we do not accurately evaluate the commercial potential or target market for a future product candidate, we may relinquish valuable rights to those future product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future product candidates.

The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate that we advance in clinical trials may not achieve favorable results in later clinical trials, if any, or receive marketing approval.

The research and development of drugs and biological products is expensive and extremely risky. Only a small percentage of product candidates that enter the development process ever receive marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidates in humans. The outcome of clinical testing is uncertain. We may face unforeseen challenges in our product candidate development strategy, and we can provide no assurances that any of our clinical trials will be conducted as planned or completed on schedule, or at all, that we will ultimately be successful in our current and future clinical trials, or that our product candidates will be able to receive regulatory approval. A failure of one or more clinical trials can occur at any stage of testing, which may result from a multitude of factors, including, among other things, flaws in study design, dose selection issues, placebo effects, patient enrollment criteria and failure to demonstrate favorable safety or efficacy. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and preliminary or interim results of a clinical trial do not necessarily predict final results. For example, it is not uncommon for product candidates to exhibit unforeseen safety or efficacy issues when tested in humans despite promising results in preclinical animal models. Accordingly, we cannot assure you that any clinical trials that we may conduct will demonstrate consistent or adequate efficacy and safety to support marketing approval. In general, the FDA and regulatory authorities outside the United States require two adequate and well-controlled clinical trials demonstrating safety and effectiveness, including a Phase III clinical trial, before granting marketing approval of a drug product.

Many companies in the pharmaceutical industry have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials, and we cannot be certain that we will not face similar setbacks. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their products. Furthermore, the failure of MTX110 or any other product candidates that we develop to demonstrate safety and efficacy in any clinical trial could negatively impact the perception of other product candidates that we develop or cause regulatory authorities to require additional testing before approving any of our product candidates.

If we are required to conduct additional clinical trials or other testing of MTX110 or our other product candidates, if we are unable to successfully complete clinical trials of MTX110 or our other product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, if there are safety concerns or if we determine that the observed safety or efficacy profile would not be competitive in the marketplace, we may:

•	incur unplanned costs;

•	be delayed in obtaining marketing approval for MTX110 or other product candidates we develop;

•	not obtain marketing approval at all;

•	obtain marketing approval in some countries and not in others;

•	obtain approval for indications or patient populations that are not as broad as intended or desired;

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

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•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in clinical trials or in obtaining marketing approvals. We do not know whether any of our clinical trials will continue or begin as planned, will need to be restructured or will be completed on schedule, or at all. We may also decide to change the design or protocol of one or more of our clinical trials, including to add additional patients or arms, which could result in increased costs and expenses or delays. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations.

We or our collaborators may experience delays or difficulties in the enrollment and/or retention of patients in clinical trials, which could delay or prevent our receipt of necessary regulatory approvals.

Successful and timely completion of clinical trials will require that we or our collaborators sponsoring trials for our product candidates enroll a sufficient number of patients. Patient enrollment, which is an important factor in the timing of clinical trials, is affected by many factors, including the size and nature of the patient population and competition for patients eligible for our clinical trials with competitors which may have ongoing clinical trials for product candidates that are under development to treat the same indications as one or more of our product candidates, or approved products for the conditions for which we are developing our product candidates.

Trials may be subject to delays as a result of patient enrollment taking longer than anticipated or patient withdrawal. We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA, EMA, or comparable foreign regulatory authorities. We cannot predict how successful we or our collaborators will be at enrolling subjects in future clinical trials. Subject enrollment is affected by other factors including:

•	the severity and difficulty of diagnosing the disease under investigation;

•	the eligibility and exclusion criteria for the trial in question;

•	the size of the patient population and process for identifying patients;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	the design of the trial protocol;

•	the perceived risks and benefits of the product candidate in the trial in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•	the availability of competing commercially available therapies and other competing therapeutic candidates’ clinical trials for the disease or condition under investigation, including for melanoma and other cancers in a first-line setting;

•	the willingness of patients to be enrolled in our clinical trials;

•	the risk that subjects enrolled in clinical trials will drop out of our trials before completion;

•	our ability to obtain and maintain clinical trial subject informed consents

•	the efforts to facilitate timely enrollment in clinical trials;

•	the patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	the proximity and availability of clinical trial sites for prospective patients.

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Inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for our product candidates, which would cause the value of our company to decline and limit our ability to obtain additional financing. Furthermore, we expect to rely on contract research organizations (CROs) and clinical trial sites to ensure the proper and timely conduct of our clinical trials and we will have limited influence over their performance.

The regulatory approval processes in the United States and Europe are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, our business may be substantially harmed.

The time required to obtain approval for a product candidate by the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities is unpredictable, and it typically takes many years following the commencement of preclinical studies and clinical trials, if approval is obtained at all, and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate, and it is possible that we may never obtain regulatory approval for any product candidate we may seek to develop in the future. Neither we nor any current or future collaborator is permitted to market any drug product candidates in the United States until we receive regulatory approval of a NDA from the FDA, and we cannot market it in the European Union or the United Kingdom until we receive a marketing authorization approval from the EMA or the MHRA, respectively, or in any other country until we obtain regulatory authorization as required under the laws of such country.

Our product candidates could fail to receive regulatory approval from the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities for many reasons, including:

•	disagreement with the design or implementation of the clinical trials;

•	failure to demonstrate that a product candidate is safe and effective for its proposed indication;

•	failure of clinical trial results to meet the level of statistical significance required for approval;

•	failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	disagreement with our interpretation of data from preclinical studies or clinical trials;

•	the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of a NDA, BLA, MAA or other submission or to obtain regulatory approval;

•	regulatory authorities may find deficiencies in good clinical practice, or GCP, compliance or may find our record keeping, or the record keeping of our clinical trial sites, to be inadequate;

•	disapproval of the manufacturing processes or facilities of third party manufacturers with whom we or any licensing partner contracts with for clinical and commercial supplies; or

•	changes in approval policies or regulations that render the preclinical and clinical data insufficient for approval.

Of the large number of products in development, only a small percentage successfully complete the FDA, EMA, MHRA, or other comparable regulatory approval processes and are commercialized. The lengthy approval and marketing authorization process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval and marketing authorization to market our product candidates, which would significantly harm our business, financial condition, results of operations and prospects.

In addition, the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and any commercialization plans, or we or any licensing partner may decide to abandon the development program. If approval were to be obtained, regulatory authorities may approve any of our product candidates for fewer or more limited indications than is requested, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. In addition, if our product candidate produces undesirable side effects or safety issues, the regulatory authorities (the FDA, MHRA, EMA or a comparable foreign regulatory authority) may require the establishment of Risk Evaluation and Mitigation Strategy, or REMS, which may, for instance, restrict distribution of the products and impose burdensome implementation requirements on us or any licensing partner. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

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Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval and limit the commercial profile of an approved label, and such side effects or other properties could result in significant negative consequences following any marketing approval of any of our product candidates.

Undesirable side effects caused by any of our product candidates could cause us, our licensing partners, if any, or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the EMA, the MHRA, the FDA or other comparable foreign regulatory authority. Results of the clinical trials could reveal a high and unacceptable severity and prevalence of side effects or risks associated with a product candidate’s use. In such an event, our trials could be suspended or terminated and the regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally, if undesirable side effects of our products are identified following marketing approval, a number of potentially significant negative consequences could result, including:

•	marketing of such product may be suspended;

•	a product recall or product withdrawal;

•	regulatory authorities may withdraw approvals of such product or may require additional warnings on the label;

•	the requirement to develop a REMS for each product or, if a strategy is already in place, to incorporate additional requirements under the REMS, or to develop a similar strategy as required by a comparable foreign regulatory authority;

•	the requirement to conduct additional post-market studies; and

•	being sued and held liable for harm caused to subjects or patients.

Consequently, our reputation and business operations may suffer.

Any of these events could prevent the achievement or maintaining of market acceptance of the particular product or product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory oversight and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with any of our product candidates.

Our product candidates, if they receive regulatory approval, will be subject to the ongoing requirements of the EMA, the MHRA, the FDA and other regulatory agencies governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMP and GCP requirements for any clinical trials that we conduct post-approval. The safety profile of any product is closely monitored by the EMA, the MHRA, the FDA and other regulatory authorities after approval. If the EMA, the MHRA, the FDA or other regulatory authorities become aware of new safety information after approval of any of our products or product candidates, regulatory authorities may require labeling changes or establishment of a risk mitigation strategy or similar strategy, impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drug and biological products and their facilities are subject to continual review and periodic inspections by the EMA, the MHRA, the FDA and other governmental regulatory authorities for compliance with cGMP regulations. If a previously unknown problem with a product, such as adverse events of unanticipated severity or frequency, or a problem with the facility where the product is manufactured is discovered, a regulatory agency may impose restrictions on that product, the manufacturing facility or the party commercializing the product, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	mandate modifications to, or the withdrawal of, marketing and promotional materials or require corrective information to be provided to healthcare practitioners;

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•	require the violating party to enter into a consent decree, which can include the imposition of various fines, reimbursements of inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	require revisions to the labeling, including limitations on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	suspend, vary or withdraw regulatory approval;

•	require additional post-market clinical trials to assess the safety of the product;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed by us or any licensing partner;

•	suspend or impose restrictions on operations, the products, manufacturing or ourselves;

•	require a change to the product labeling; or

•	seize or detain products, refuse to permit the import or export of products or require a product recall.

In the EU, the EMA may require an equivalent risk management plan (RMP). Non-compliance with European Union requirements regarding safety monitoring or pharmacovigilance can also result in significant financial penalties. Similarly, failure to comply with the European Union’s requirements regarding the protection of personal information can also lead to significant penalties and sanctions.

The occurrence of any of these events or penalties described above may inhibit our ability to generate revenue from product candidates that are commercialized by any of our licensing partners.

The FDA’s, EMA’s, MHRA’s, and other comparable foreign regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.

Obtaining and maintaining regulatory approval of MTX110 or any of our other product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of MTX110 or our other product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of MTX110 or any of our other product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, similar foreign regulatory authorities must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval and licensure procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining similar foreign regulatory approvals and compliance with similar foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

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We seek to establish agreements with potential licensing partners and collaborators and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our current development and commercialization strategy is to deploy our proprietary drug delivery technologies to formulate a compelling portfolio of novel first-in-class sustained release formulations of products with significant commercial potential for licensing to pharmaceutical company partners at proof-of-concept stage, which would potentially result in revenue generation from product royalty and/or milestone deals. We seek to work with licensing or collaboration partners for the development and commercialization of one or more of our product candidates. For example, in January 2019, we entered into that certain Licensing, Collaboration and Distribution Agreement, or the CMS License Agreement, with China Medical System Holdings Limited, or CMS, as guarantor, and two of its wholly owned subsidiaries, CMS Bridging Limited, or CMS Bridging, and CMS Medical Hong Kong Limited, or CMS Medical HK, each a CMS Party, pursuant to which, among other things, we agreed to license certain of our products to the CMS Parties in exchange for, among other things, royalty revenue. In June 2020, we announced a research and development collaboration with Dr. Reddy’s Laboratories Ltd., or Dr. Reddy’s, under which we evaluated the feasibility of applying Q-Sphera technology to molecules nominated by Dr. Reddy’s. The collaboration was subsequently terminated by mutual agreement.  In July 2020, we announced a similar collaboration with Janssen Pharmaceutical NV, a subsidiary of Johnson & Johnson, or Janssen. The collaboration with Janssen concluded in September 2023. Future collaborators may include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies.

We face significant competition in seeking appropriate licensing or collaboration partners. Whether we reach a definitive agreement will depend, among other things, upon our assessment of the partner’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed partner’s evaluation of a number of factors. Those factors may include the potential differentiation of our product candidate from competing product candidates, design or results of clinical trials, the likelihood of approval by the FDA or comparable foreign regulatory authorities and the regulatory pathway for any such approval, the potential market for the product candidate, the costs and complexities of manufacturing and delivering the product to patients and the potential of competing products. The partner may also consider alternative product candidates or technologies for similar indications that may be available for collaboration and whether such collaboration could be more attractive than the one with us for our product candidate.

These agreements are complex and time consuming to negotiate and document. Further, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future licensing and collaboration partners.

We may not be able to negotiate agreements with these potential partners on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs.

If we enter into agreements with a licensing or collaboration partner for the development and commercialization of our product candidates, our prospects with respect to those product candidates will depend in significant part on the success of those collaborations.

Some of our revenues are currently derived from licensing or collaboration agreements with other biopharmaceutical companies, research institutes and universities, and we expect a material amount of our revenue in the future will be derived from these and similar agreement. We may enter into additional agreements with a licensing or collaboration partner for the development and commercialization of certain of our product candidates. If we enter into such agreements, we will have limited control over the amount and timing of resources that our partners will dedicate to the development or commercialization of our product candidates. Our ability to generate revenues from these arrangements will depend on any future licensing partners’ ability to successfully perform the functions assigned to them in these arrangements. In addition, any future licensing or collaboration partner may have the right to abandon research or development projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed upon terms.

Agreements involving our product candidates pose a number of risks, including:

•	partners have significant discretion in determining the efforts and resources that they will apply to these matters;

•	partners may not perform their obligations as expected;

•	partners may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs, based on clinical trial results, changes in their strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

•	partners may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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•	a partner with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

•	disagreements with partners, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	partners may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	partners may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•	agreements may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Agreements may not lead to development or commercialization of product candidates in the most efficient manner, or at all. If any future partners of ours is involved in a business combination, it could decide to delay, diminish or terminate the development or commercialization of any product candidate licensed to it by us.

The commercial success of any of our product candidates is not guaranteed.

There can be no assurance that any of our product candidates currently in development will be successfully developed into any commercially viable product or products and/or be manufactured in commercial quantities at an acceptable cost or be marketed successfully and profitably. If we, or our partners, encounter delays at any stage, and fail successfully to address such delays, it may have a material adverse effect on our business, financial condition and prospects. In addition, our success will depend on the market’s acceptance of these products and there can be no guarantee that this acceptance will be forthcoming or that our technologies will succeed as an alternative to competing products. If a market fails to develop or develops more slowly than anticipated, we may be unable to recover the costs we may have incurred in the development of particular products and may never achieve profitable royalty or licensing revenues from that product.

The pharmaceutical and biotechnology industries are highly competitive.

The development and commercialization of new drug products is highly competitive. Our business faces competition from a range of major and specialty pharmaceutical and biotechnology companies worldwide with respect to our product candidates, and will face competition in the future with respect to any product candidates that we may seek to develop or commercialize.

There are a number of pharmaceutical and biotechnology companies that currently market and sell products or are pursuing development of products similar to our technology and product candidates. With respect to our product candidates, from a technology perspective, we believe other companies in the sustained release space include Medincell S.A., InnoCore Technologies BV, GP Pharm, S.A., Peptron, Inc., and Nanomi B.V. In addition, other companies using gold nanoparticle technologies include CytImmune Sciences, Inc., and Nanospectra Biosciences, Inc. There are also a number of companies developing therapies for glioblastoma including CNS Pharmaceuticals, Inc., Plus Therapeutics Inc., and TME Pharma N.V.

Some of these competitive products and therapies are based on scientific approaches that are the same or similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Our competitors in the biotechnology and pharmaceutical industries may have superior research and development capabilities, products, manufacturing capability or sales and marketing expertise. Many of our competitors may have significantly greater financial and human resources and may have more experience in research and development.

As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection of other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop products that are more effective, more widely used and less costly than our own product candidates, and may be more successful in commercializing their products.

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We anticipate that we will face increased competition in the future as new companies enter our markets and alternative products and technologies become available. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, as well as in acquiring technologies complementary to, or necessary for, our programs.

Changes in health care policies, laws and regulations, including legislative measures aimed at reducing health care costs, may impact our ability to obtain approval for or commercialize any of our future product candidates, if approved.

All aspects of our business, including research and development, manufacturing, marketing, pricing, sales, litigation, and intellectual property rights, are subject to extensive legislation and regulation. Changes in applicable U.S. federal and state laws and agency regulation, as well as foreign laws and regulations, could have a materially negative impact on our business. In the United States and in some other jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the health care system that could prevent or delay marketing approval of our product candidates or any potential future product candidates of ours, restrict or regulate post-approval activities, or affect our ability to profitably sell any product candidates for which we obtain marketing approval. Increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements. Congress also must reauthorize the FDA’s user fee programs every five years and often makes changes to those programs in addition to policy or procedural changes that may be negotiated between the FDA and industry stakeholders as part of this periodic reauthorization process. Congress most recently reauthorized the user fee programs in September 2022 without any substantive policy changes.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in health care systems with the stated goals of containing health care costs, improving quality and/or expanding access. In the United States, the pharmaceutical industry has been a focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, Congress passed the ACA, which substantially changed the way health care is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry.

There remain judicial and Congressional challenges to certain aspects of the ACA, and as a result, certain sections of the ACA have not been fully implemented or effectively repealed. However, following several years of litigation in the federal courts, in June 2021, the U.S. Supreme Court upheld the ACA when it dismissed a legal challenge to the law’s constitutionality. Further legislative and regulatory changes under the ACA remain possible, although the new federal administration under President Biden has signaled that it plans to build on the ACA and expand the number of people who are eligible for health insurance subsidies under it. It is unknown what form any such changes or any law would take, and how or whether it may affect the pharmaceutical industry as a whole or our business in the future. We expect that changes or additions to the ACA, the Medicare and Medicaid programs, and changes stemming from other health care reform measures, especially with regard to health care access, financing or other legislation in individual states, could have a material adverse effect on the health care industry in the United States.

The uncertainty around the future of the ACA, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of our customers, which may in turn negatively impact our product sales. If there are not adequate reimbursement levels, our business and results of operations could be adversely affected.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year pursuant to the Budget Control Act of 2011, which began in 2013 and was extended by the Consolidated Appropriations Act for 2023, and will remain in effect through 2032 unless additional Congressional action is taken.

In addition, the Drug Supply Chain Security Act, or DSCSA, enacted in 2013 imposed obligations on manufacturers of pharmaceutical products related to product tracking and tracing, and in February 2022, FDA released proposed regulations to amend the national standards for licensing of wholesale drug distributors by the states; establish new minimum standards for state licensing third-party logistics providers; and create a federal system for licensure for use in the absence of a State program, each of which is mandated by the DSCSA. Other legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are unsure whether additional legislative changes will be enacted, or whether the current regulations, guidance or interpretations will be changed, or whether such changes will have any impact on our business.

Additionally, there has been heightened governmental scrutiny in the United States of biopharmaceutical pricing practices considering the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. For example, state legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In December 2020, the U.S. Supreme Court held unanimously that federal law does not preempt the states’ ability to regulate pharmaceutical benefit managers and other members of the health care and pharmaceutical supply chain, an important decision that may lead to further and more aggressive efforts by states in this area.

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Most recently, in August 2022, President Biden signed into the law the Inflation Reduction Act of 2022, or the IRA. Among other things, the IRA has multiple provisions that may impact the prices of drug products that are both sold into the Medicare program and throughout the United States. Starting in 2023, a manufacturer of a drug or biological product covered by Medicare Parts B or D must pay a rebate to the federal government if the product’s price increases faster than the rate of inflation. This calculation is made on a drug product by drug product basis and the amount of the rebate owed to the federal government is directly dependent on the volume of a drug product that is paid for by Medicare Parts B or D. Additionally, starting in payment year 2026, CMS will negotiate drug prices annually for a select number of single source Part D drugs without generic or biosimilar competition. CMS will also negotiate drug prices for a select number of Part B drugs starting for payment year 2028. If a drug product is selected by CMS for negotiation, it is expected that the revenue generated from such drug will decrease. Any additional federal or state health care reform measures could limit the amounts that third-party payers will pay for future health care products and services, and, in turn, could significantly reduce the projected value of certain development projects and reduce our profitability.

Outside of the United States, particularly in the European Union, the coverage status and pricing of prescription pharmaceuticals and biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. Furthermore, the requirements may differ across the E.U. Member States. To obtain coverage and reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed. Also, at national level, actions have been taken to enact transparency and anti-gift laws (similar to the US Physician Payments Sunshine Act) regarding payments between pharmaceutical companies and healthcare professionals.

Coverage and adequate reimbursement may not be available for our current or any future product candidates, which could make it difficult for us to sell profitably, if approved.

Market acceptance and sales of any product candidates that we commercialize, if approved, will depend in part on the extent to which reimbursement for these products and related treatments will be available from third-party payors, including government health administration authorities, managed care organizations and private health insurers. Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. Third-party payors decide which therapies they will pay for and establish reimbursement levels. Third-party payors in the United States often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies. However, decisions regarding the extent of coverage and amount of reimbursement to be provided for any product candidates that we develop will be made on a payor-by-payor basis. One payor’s determination to provide coverage for a drug does not assure that other payors will also provide coverage for the drug. Additionally, a third-party payor’s decision to provide coverage for a therapy does not imply that an adequate reimbursement rate will be approved. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical products, therapies and services, in addition to questioning their safety and efficacy. We may incur significant costs to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our product candidates, in addition to the costs required to obtain FDA approvals. Our product candidates may not be considered medically necessary or cost-effective.

Each payor determines whether or not it will provide coverage for a therapy, what amount it will pay the manufacturer for the therapy, and on what tier of its list of covered drugs, or formulary, it will be placed. The position on a payor’s formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products, and providers are unlikely to prescribe our products, unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products and their administration. Therefore, coverage and adequate reimbursement is critical to new medical product acceptance.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for our products can differ significantly from payor to payor. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our products on a payor-by-payor basis, with no assurance that coverage and adequate reimbursement will be obtained. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates, once approved.

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A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. We cannot be sure that coverage and reimbursement will be available for any product that we may commercialize and, if reimbursement is available, what the level of reimbursement will be. Even if favorable coverage and reimbursement status is attained for one or more product candidates for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future. Inadequate coverage and reimbursement may impact the demand for, or the price of, any drug for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our current and any future product candidates that we develop.

We are subject to environmental laws and regulations that govern the use, storage, handling and disposal of hazardous materials and other waste products.

We are subject to environmental laws and regulations governing the use, storage, handling and disposal of hazardous materials and other waste products. We have health and safety policies and procedures in place to assess the risks associated with use of hazardous materials, and the assessment includes information for employees on how the substances should be used to avoid contamination of the environment and inadvertent exposure to themselves and their colleagues. Despite our precautions for handling and disposing of these materials, we cannot eliminate the risk of accidental contamination or injury. In the event of a hazardous waste spill or other accident, we could be liable for damages, penalties or other forms of censure. If we fail to comply with any laws or regulations, or if an accident occurs, we may have to pay significant penalties and may be held liable for any damages that result. This liability could exceed our financial resources and could harm our reputation. We may also have to incur significant additional costs to comply with current or future environmental laws and regulations. Our failure to comply with any government regulation applicable to our laboratory and the materials used in our laboratory may adversely affect our ability to develop, produce, market or partner any products we may commercialize or develop.

Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by such parties could include intentional failures to comply with applicable regulations, provide accurate information to regulatory authorities, comply with manufacturing standards, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we have taken to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Unexpected facility shutdowns or system failures may occur and our disaster recovery plans may not be sufficient.

We depend on the performance, reliability and availability of our properties, machinery, and laboratory equipment and information technology systems. We may not be able to access our facilities as a result of events beyond our control, such as extreme weather conditions, quarantines, flood, fire, theft, terrorism and acts of God.

Further, any damage to or failure of our equipment and/or systems could also result in disruptions to our operations. A complete or partial failure of our information technology systems, or those of our CROs and other third parties on which we rely, or corruption of data could result in our inability to access information that we need in order to meet our obligations to our customers or a breach of confidentiality with respect to our or our customers’ proprietary information. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Our disaster recovery plans may not adequately address every potential event and our insurance policies may not cover any loss in full or in part (including losses resulting from business interruptions) or damage that we suffer fully or at all. The occurrence of one or more of these events could have a material adverse effect on our business, financial position, reputation or prospects, and might lead to a claim for damages.

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Our business may be adversely affected by economic conditions and current economic weakness.

Any economic downturn either globally, regionally or locally in any country in which we operate may have an adverse effect on the demand for any products derived from our product candidates. A more prolonged economic downturn may lead to an overall decline in our sales, limiting our ability to generate a profit and positive cash flow. The markets in which we expect the products to be offered are directly affected by many national and international factors that are beyond our control, such as political, economic, currency, social and other factors.

Our business may be impacted by political events, war, terrorism, business interruptions and other geopolitical events and uncertainties beyond our control.

War, terrorism, geopolitical uncertainties and other business interruptions could cause damage to disrupt or cancel the conduct of our planned clinical trials on a global or regional basis, which could have a material adverse effect on our business, clinical sites or vendors with which we do business. Such events could also decrease patient demand to enroll in our clinical trials or make it difficult or impossible for us to deliver products and services to our clinical investigational sites. In addition, territorial invasions can lead to cybersecurity attacks on companies, such as ours, located far outside of the conflict zone. In the event of prolonged business interruptions due to geopolitical events, we could incur significant losses, require substantial recovery time and experience significant expenditures in order to resume our business or clinical operations. We have no operations in Russia or Ukraine, but we do not and cannot know if the current uncertainties in these geopolitical areas, which are unfolding in real-time, may escalate and result in broad economic and security conditions or rationing of medical supplies, which could limit our ability to conduct clinical trials or result in material implications for our business.

We are exposed to the risks of doing business internationally.

We have in the past, and may in the future, operate outside of the United Kingdom. These international operations are subject to a number of risks inherent in operating in different countries. These include, but are not limited to, risks regarding:

•	currency exchange rate fluctuations;

•	restrictions on repatriation of earnings;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;’

•	inadequate intellectual property (including confidentiality) protection in foreign countries;

•	public health epidemics or outbreaks, such as COVID-19;

•	trade-protection measures, import or export licensing requirements and fines, penalties or suspension or revocation of export privileges; and

•	changes in a specific country’s or a region’s political or economic conditions, including the implications of the United Kingdom’s withdrawal from the European Union.

The occurrence of any of these events or conditions could adversely affect our ability to increase or maintain our operations in various countries.

We are exposed to risks related to currency exchange rates.

We currently conduct a portion of our operations outside of the United Kingdom. Because we use the British pound sterling as our financial statement reporting currency, changes in currency exchange rates have had and could have a significant effect on our operating results when our operating results are translated from the local currency into the British pound sterling. Exchange rate fluctuations between local currencies and the British pound sterling create risk in several ways, including the following: weakening of the British pound sterling, as seen, for example, following the results of the Brexit referendum, may increase the British pound sterling cost of overseas research and development expenses and the cost of sourced product components outside the United Kingdom; strengthening of the British pound sterling may decrease the value of our revenues denominated in other currencies; the exchange rates on non-sterling transactions and cash deposits can distort our financial results; and commercial pricing and profit margins are affected by currency fluctuations. Future changes in currency exchange rates could have a material adverse effect on our financial results.

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We are subject to cybersecurity risks and other cyber incidents, including the misappropriation of our information and other breaches of information security that may result in disruption and the incurrence of costs in an effort to minimize those risks.

In the normal course of conducting our business, we collect and store sensitive data on our networks, including intellectual property, personal information of our employees, and our proprietary business information and that of our customers, vendors and business partners.  Despite the security measures we have in place and any additional measures we may implement in the future to safeguard our systems and to mitigate potential security risks, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism or other events. Any steps we take to deter and mitigate these risks may not be successful and may cause us to incur increasing costs. Any disruption of our systems or security breach or event resulting in the misappropriation, loss or other unauthorized disclosure of confidential information, whether by us directly or by our third-party service providers, could damage our reputation, result in the incurrence of costs, expose us to the risks of litigation and liability, result in regulatory penalties under laws that protect privacy of personal information, disrupt our business or otherwise affect our results of operations.

We may incur substantial costs in our efforts to comply with evolving global data protection laws and regulations, and any failure or perceived failure by us to comply with such laws and regulations may harm our business and operations.

We maintain a large quantity of sensitive information, including confidential business and personal information in connection with the conduct of our clinical trials and related to our employees, and we are subject to laws and regulations governing the privacy and security of such information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of personal information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues, including with respect to regulatory enforcement and private litigation, which may affect our business and is expected to increase our compliance costs and exposure to liability. In the United States, numerous federal and state laws and regulations could apply to our operations or the operations of our partners, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations, that govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH and regulations promulgated thereunder. Depending on the facts and circumstances, we could be subject to significant penalties if we obtain, use, or disclose, or are subject to an actual or alleged data breach regarding, individually identifiable health information in a manner that is not authorized or permitted by HIPAA.

In the European Union, the General Data Protection Regulation (EU) 2016/679, or GDPR, lays down the legal framework for data protection and privacy. The GDPR applies directly in all European Union member states (until December 31, 2020, this included the United Kingdom) and applies to companies with an establishment in the European Economic Area, or EEA, and to certain other companies not in the EEA that offer or provide goods or services to individuals located in the EEA or monitor the behavior of individuals located in the EEA. In the United Kingdom, the GDPR has been converted into United Kingdom domestic law, pursuant to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (as amended), which makes some minor technical amendments to ensure the GDPR is operable in the United Kingdom, or the UK GDPR. The UK GDPR is also supplemented by the Data Protection Act 2018. United Kingdom and European Union data protection law is therefore aligned. The GDPR and UK GDPR implement stringent operational requirements for controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, increased requirements pertaining to health data and pseudonymized (i.e., key-coded) data, increased cyber security requirements, mandatory data breach notification requirements and higher standards for controllers to demonstrate that they have obtained a valid legal basis for certain data processing activities. The GDPR provides that European Union member states may make their own further laws and regulations in relation to the processing of genetic, biometric or health data, which could result in differences between member states, limit our ability to use and share personal data or could cause our costs to increase, and harm our business and financial condition.

Failure to comply with European Union laws, including failure under the GDPR and UK GDPR, Data Protection Act 2018, ePrivacy Directive and other laws relating to the security of personal data may result in fines up to €20 million (or £17.5 million under the UK GDPR) or up to 4% of the total worldwide annual turnover of the preceding financial year, if greater, and other administrative penalties including criminal liability, which may be onerous and adversely affect our business, financial condition, results of operations and prospects. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. In addition, the GDPR includes restrictions on cross-border data transfers. Failure to comply with the GDPR and related laws may lead to increased risk of private actions from data subjects and consumer not-for-profit organizations, including a new form of class action that is available under the GDPR. While we do not routinely handle or process personal data, we do maintain a database of employee information; however, since the GDPR and UK GDPR only came into effect recently, the potential risks associated with non-compliance therewith are uniquely difficult to predict.

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We may in the future be unable to retain and recruit qualified scientists, key executives and directors, key employees or key consultants, may delay our development efforts or otherwise harm our business.

Our future development and prospects depend to a large degree on the experience, performance and continued service of our senior management team, including members of our Board of Directors. We have invested in our management team at all levels. We have entered into contractual arrangements with our directors and senior management team with the aim of securing the services of each of them. However, retention of these services or the identification of suitable replacements cannot be guaranteed. There can be no guarantee that the services of the current directors and senior management team will be retained, or that suitably skilled and qualified individuals can be identified and employed, which may adversely impact our ability to develop our technologies and/or provide our services at the time requested by our customers or our ability to market our services and technologies, and otherwise to grow our business, could be impaired. The loss of the services of any of the directors or other members of the senior management team and the costs of recruiting replacements may have a material adverse effect on us and our commercial and financial performance.

The ability to continue to attract and retain employees with the appropriate expertise and skills also cannot be guaranteed. Finding and hiring any additional personnel and replacements could be costly and might require us to grant significant equity awards or other incentive compensation, which could adversely impact our financial results, and there can be no assurance that we will have sufficient financial resources to do so. Effective product development and innovation, upon which our success is dependent, is in turn dependent upon attracting and retaining talented technical and scientific personnel, who represent a significant asset and serve as the source of our technological and product innovations. If we are unable to hire, train and retain such personnel in a timely manner, the development and introduction of our products could be delayed and our ability to sell our products and otherwise to grow our business will be impaired and the delay and inability may have a detrimental effect upon our performance.

Risks related to global public health concerns

Public health crises, such as the COVID-19 pandemic, have had, and could in the future have, a negative effect on our business.

Pandemics or disease outbreaks, such as the COVID-19 pandemic, have created and may continue to create significant volatility, uncertainty and economic disruption in the markets we operate in and may negatively impact business and healthcare activity globally. In response to the COVID-19 pandemic, governments around the world imposed measures designed to reduce the transmission of COVID-19 and individuals continue to respond to the fear of contracting COVID-19. It is not possible to accurately predict the extent of the adverse effects of the pandemic on our business. However, we have experienced certain impacts and may experience others which, if they continue for an extended period of time, could have material adverse effects on our operations and the execution of our business plans. For example, we experienced some delays in our clinical trials, in particular our Phase I trials of MTX110 in DMG at Columbia University and in medulloblastoma at the University of Texas. Individuals defer seeking treatment, physicians have fewer in-person meetings to recruit and enroll patients, and recruited patients are hindered by restrictions in traveling to and accessing clinical sites. In addition, resources at hospitals have been diverted to dealing with the pandemic, causing delays in scheduling screening evaluations, implant procedures, and follow-up monitoring visits. As a result of the foregoing factors, the expected timeline for data readouts of our clinical trials may be negatively impacted, which would adversely affect our business.

The extent to which fear of exposure to or actual effects of COVID-19, new variants, disease outbreak, epidemic or a similar widespread health concern impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the speed and extent of geographic spread of the disease, the duration of the outbreak, travel restrictions, the efficacy of vaccination and treatment; impact on the United States, United Kingdom and international healthcare systems, the United States, United Kingdom economy and worldwide economy; the timing, scope and effectiveness of United States, United Kingdom and international governmental response; and the impact on the health, well-being and productivity of our employees. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

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Risks related to our intellectual property

Our success depends in part on our ability to protect rights in our intellectual property, which cannot be assured.

Our success and ability to compete effectively are in large part dependent upon exploitation of proprietary technologies and products that we have developed internally or have acquired or in-licensed. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures, non-compete and/or work for hire invention assignment agreements and licensing arrangements with our employees, consultants, contractors, customers and vendors, to establish and protect our rights to our technology and, to the best extent possible, control the access to and distribution of our technology, software, documentation and other proprietary information, all of which offer only limited protection. Where we have the right to do so under our agreements, we seek to protect our proprietary position by filing patent applications in the United States, the United Kingdom and worldwide related to our novel technologies and products that are important to our business. The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties, are highly uncertain. There can be no assurance that:

•	the scope of our patents provides and will provide us with exclusivity with respect to any or all of our product candidates and technologies, as well as any other technologies and/or products that address the same problems as our technologies and product candidates by a different means, whether in the same manner as us or not;

•	pending or future patent applications will be issued as patents;

•	our patents, and/or those patents to which we are licensed, are and will remain valid and enforceable and will not be subject to invalidity or revocation proceedings and that such proceedings will not result in a complete or partial loss of rights;

•	our entitlement to exploit patents from time to time (including patents registered solely in our name or our affiliates’ name or in the joint names of us or an affiliate and a third party or patents which are licensed to us) is and will be sufficient to protect our core intellectual property rights against third parties, our commercial activities from competition or to support comprehensively our ability to develop and market our proposed products either now or in the future;

•	the lack of any particular patents or rights to exploit any particular patents, and the scope of our patents, will not have a material adverse effect on our ability to develop and market our proposed product candidates, either now or in the future;

•	we have or will have the resources to pursue any infringer of: (i) patents registered in our name (whether solely or jointly with a third party) from time to time; or (ii) patents licensed to us where we or an affiliate have the financial responsibility to bring such infringement actions pursuant to the relevant license agreement;

•	we will develop technologies or product candidates which are patentable, either alone or in conjunction with third parties;

•	the ownership, scope or validity of any patents registered in our name (either solely or jointly) from time to time will not be challenged by third parties, including parties with whom we, or any affiliate, have entered into collaboration projects or co-ownership arrangements and that any such challenge will not be successful;

•	any patent or patent application owned solely or jointly by us will not be challenged on grounds that we failed to identify the correct inventors or that we failed to comply with our duty of disclosure to the United States Patent and Trademark Office or any equivalent office in a foreign jurisdiction having a disclosure requirement;

•	any issued patent in our sole or joint name from time to time will not be challenged in one or more post-grant proceedings, including but not limited to inter partes review, derivation proceedings, interferences, and that like; and that any such challenge will not result in a complete or partial loss of rights to such issued patent or patents;

•	any patent applications in our sole or joint name from time to time will not be opposed by any third party, including parties to collaboration, co-existence and any other contractual relationship with us or any of its members;

•	the license agreements between us and third parties are and will be valid and subsisting in the future or until their expiry dates, and that we have complied with our contractual obligations under the license agreements;

•	all intellectual property capable of being commercialized that is or has been generated pursuant to collaboration agreements between us and third parties will be or has been identified;

•	all intellectual property generated pursuant to collaboration agreements and to which we have a contractual entitlement or generated by employees has been lawfully assigned into our sole name (or to one of our subsidiaries);

•	in respect of all intellectual property generated pursuant to a collaboration agreement between us and a third party to which we and that third party have a joint contractual entitlement, that such intellectual property has been lawfully assigned into joint names and the rights between us and that third party are properly regulated by a co-ownership agreement; and

•	beyond contractual warranties, the licensors of intellectual property to us or our affiliates own the relevant patents and that those patents have not and will not be the subject of, or subject to, infringement, invalidity or revocation actions.

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The steps we have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside of the United Kingdom and United States. The rights already granted under any of our currently issued patents and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected.

With respect to patent rights, we do not know whether any of the pending patent applications for any of our licensed compounds will result in the issuance of patents that protect our technology or products, or which will effectively prevent others from commercializing competitive technologies and products. Although we have a number of issued patents covering our technology, our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Further, the examination process may require us to narrow the claims, which may limit the scope of patent protection that may be obtained. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we own or have licensed from third parties may be challenged in the courts or patent offices in the European Union, United Kingdom, the United States and other foreign jurisdictions. Overall, such challenges may result in the loss of patent protection, the narrowing of claims in such patents, or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them. Further, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms where they are available in any countries where we are prosecuting patents. However, the applicable authorities, including the FDA in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. Changes in either the patent laws or interpretation of the patent laws in the European Union, the United Kingdom, the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United Kingdom or the United States, and these foreign laws may also be subject to change. Publication of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications typically are not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions.

Previously, in the United States, assuming the other requirements for patentability are met, the first to make the claimed invention was entitled to the patent. Outside the United States, the first to file a patent application is entitled to the patent. In March 2013, the United States transitioned to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Under either the previous or current system, third parties will be allowed to submit prior art prior to the issuance of a patent by the United States Patent and Trademark Office, and may become involved in opposition, derivation, reexamination, inter-partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, which could adversely affect our competitive position with respect to third parties.

Our commercial success depends, in part, upon our not infringing intellectual property rights owned by others.

Although we believe that we have proprietary platforms for our technologies and product candidates, we cannot determine with certainty whether any existing third party patents or the issuance of any third party patents in the future would require us to alter our technology, obtain licenses or cease certain activities. We may become subject to claims by third parties that our technology infringes their intellectual property rights, in which case we will have no option other than to defend the allegation, which may be possible to resolve through negotiation or which might result in court proceedings. An adverse outcome in any of these circumstances is that we might be subject to significant liabilities, be required to cease using a technology or to pay license fees (both prospectively and retrospectively); and may be subject to the payment of significant damages. We could incur substantial costs in any litigation or other proceedings relating to patent rights, even if it is resolved in our favor. If the proceedings occur in the United States, it is likely that we will be responsible for our own legal costs, no matter the outcome of the litigation. In contrast, in the United Kingdom, the losing party typically is ordered to pay the winning party’s costs, although it is rare to have a complete recovery of all costs from the losing side. Some of our competitors may be able to sustain the costs of complex litigation more effectively or for a longer time than we can because of their substantially greater resources. In addition, uncertainties or threatened or actual disputes relating to any patent, patent application or other intellectual property right (including confidential information) could have a material adverse effect on our ability to market a product, enter into collaborations in respect of the affected products, or raise additional funds.

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The policing of unauthorized use of our patented technologies and product candidates is difficult and expensive. There can be no assurance that the steps we take will prevent misappropriation of, or prevent an unauthorized third party from obtaining or using, the technologies, know-how and products we rely on. In addition, effective protection may be unavailable or limited in some jurisdictions. Any misappropriation of our proprietary technology, product candidates and intellectual property could have a negative impact on our business and our operating results. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity or scope of the proprietary rights of others. Litigation could cause us to incur substantial costs and divert resources and management attention away from our daily business and there can be no guarantees as to the outcome of any such litigation. In addition, a defendant in any such litigation may counterclaim against us, resulting in additional time and expense to defend against such a counterclaim, which defense may not be successful.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe on our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. This can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend our intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability and the ability of our collaborators and licensing partners to develop, manufacture, market and sell our product candidates, and to use our proprietary technologies without infringing the proprietary rights of third parties. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and commercializing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated our confidential information or trade secrets could have a similar negative impact on our business.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies. Some of these employees, including members of our senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a potential distraction to management.

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If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to seeking patents for some of our technology and product candidates, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. In addition, a court may determine that we failed to take adequate steps to protect our trade secrets, in which case it may not be possible to enforce our trade secret rights. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some may be less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position.

We may face potential product liability, and, if successful claims are brought against us, we may incur substantial liability and costs. If the use of our product candidates harms patients or is perceived to harm patients even when such harm is unrelated to our product candidates, our regulatory approvals could be revoked or otherwise negatively impacted and we could be subject to costly and damaging product liability claims.

In carrying out our activities, we may potentially face contractual and statutory claims, or other types of claims from customers, suppliers and/or investors. In addition, we are exposed to potential product liability risks that are inherent in the research, development, production and supply of products. Subjects enrolled in our clinical trials, consumers, healthcare providers or other persons administering or selling products based on our and our collaborators’ technology may be able to bring claims against us based on the use of such products. If we cannot successfully defend ourselves against claims that any product candidates commercialized caused injuries, we could incur substantial costs and liabilities. Irrespective of their merits or actual outcome, liability claims may result in:

•	decreased demand for any product candidates that we may develop;

•	withdrawal of clinical trial participants;

•	termination of clinical trials;

•	significant negative media attention and injury to our reputation;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial subjects or patients;

•	loss of revenue;

•	diversion of management and scientific resources from our business operations; and

•	the inability to commercialize any products that we may develop.

While we have obtained product liability coverage, our insurance coverage may not be sufficient to cover our entire product liability related expenses or losses and may not cover us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and, in the future, we may not be able to maintain insurance coverage at a reasonable cost, in sufficient amounts or upon adequate terms to protect us against losses due to product liability. If we determine that it is prudent to increase our product liability, we may be unable to obtain this increased product liability insurance on commercially reasonable terms or at all. Large judgments have been awarded in class action or individual lawsuits based on drugs that had unanticipated side effects, including side effects that may be less severe than those of our products. A successful product liability claim or series of claims brought against us could cause the price of the Ordinary Shares and/or Depositary Shares to decline and, if judgments exceed our insurance coverage, could decrease our cash and have a material adverse effect our business, results of operations, financial condition and prospects.

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Risks Related to our Relationships with Third Parties

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We are, and may continue to be, reliant on other parties for the successful development and commercialization of many of our product candidates. We rely upon CROs for the conduct of our clinical studies. We rely on these parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs or collaboration partners does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our preclinical studies in accordance with good laboratory practices, or GLP, and requirements with respect to animal welfare. We and our CROs or collaboration or licensing partners are required to comply with GCP, which are regulations and guidelines enforced by the MHRA, the FDA, the EMA and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs or partners fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the EMA, the MHPA, the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot be assured that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. In addition, our clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require us to repeat preclinical and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under such agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, then our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third parties on commercially reasonable terms, or at all. Entering into arrangements with alternative CROs, clinical trial investigators or other third parties involves additional cost and requires management focus and time, in addition to requiring a transition period when a new CRO, clinical trial investigator or other third party begins work. If third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain are compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such third parties are associated with may be extended, delayed or terminated, and we may not be able to obtain marketing approval for or successfully commercialize our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Because we have relied on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third party providers. To the extent we are unable to identify and successfully manage the performance of third party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

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We rely on third parties to manufacture our product candidates, and we expect to continue to rely on third parties for the clinical as well as any future commercial supply of our product candidates and other future product candidates. The development of our current and future product candidates, and the commercialization of any approved products, could be stopped, delayed or made less profitable if any such third party fails to provide us with sufficient clinical or commercial quantities of such product candidates or products, fails to do so at acceptable quality levels or prices or fails to achieve or maintain satisfactory regulatory compliance.

We do not currently have, and we do not plan to build, the infrastructure or capability internally to manufacture current product candidates or any future product candidates for use in the conduct of our clinical trials or, if approved, for commercial supply. We rely on, and expect to continue to rely on, contract manufacturing organizations (CMOs). Reliance on third-party contractors may expose us to more risk than if we were to manufacture our product candidates ourselves. We do not control the manufacturing processes of the CMOs we contract with and are dependent on those third parties for the production of our product candidates in accordance with relevant applicable regulations, such as cGMP, which include, among other things, quality control, quality assurance and the maintenance of records and documentation.

In complying with the manufacturing regulations of the FDA and other comparable foreign regulatory authorities, we and our third-party manufacturers must spend significant time, money and effort in the areas of design and development, testing, production, record-keeping and quality control to assure that the product candidates meet applicable specifications and other regulatory requirements. If either we or our CMOs fail to comply with these requirements, we may be subject to regulatory enforcement action, including the seizure of product candidates and shutting down of production.

Even if we are able to establish and maintain agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory, compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

We or our third-party manufacturers may encounter shortages in the raw materials or APIs necessary to produce our product candidates in the quantities needed for our clinical trials or, if our product candidates are approved, in sufficient quantities for commercialization or to meet an increase in demand, as a result of capacity constraints or delays or disruptions in the market for the raw materials or active pharmaceutical ingredients, including shortages caused by the purchase of such raw materials or APIs by our competitors or others. The failure by us or our third-party manufacturers to obtain the raw materials or APIs necessary to manufacture sufficient quantities of our product candidates, may have a material adverse effect on our business.

Our third-party manufacturers are subject to inspection and approval by regulatory authorities before we can commence the manufacture and sale of any of our product candidates, and thereafter are subject to ongoing inspection from time to time. Our third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in regulatory actions, such as the issuance of notices of inspectional observations, warning letters or sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. If any of our third-party suppliers fails to comply with cGMP or other applicable manufacturing regulations, our ability to develop and commercialize our product candidates could suffer significant interruptions.

Any disruption, such as a fire, natural hazards or vandalism at our CMOs, or any impacts on our CMOs due to health pandemics, could significantly interrupt our manufacturing capability. We currently do not have alternative production plans in place or disaster-recovery facilities available. In case of a disruption, we will have to establish alternative manufacturing sources. This would require substantial capital on our part, which we may not be able to obtain on commercially acceptable terms or at all. Additionally, we would likely experience months of manufacturing delays as we build facilities or locate alternative suppliers and seek and obtain necessary regulatory approvals. If this occurs, we will be unable to satisfy manufacturing needs on a timely basis, if at all. If changes to CMOs occur, then there also may be changes to manufacturing processes inherent in the setup of new operations for our product candidates and any products that may obtain approval in the future. Any such changes could require the conduct of bridging studies before we can use any materials produced at new facilities or under new processes in clinical trials or, for any products reaching approval, in our commercial supply. Further, business interruption insurance may not adequately compensate us for any losses that may occur and we would have to bear the additional cost of any disruption. For these reasons, a significant disruptive event of any CMOs could have drastic consequences, including placing our financial stability at risk.

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Our product candidates and any drugs that we may develop may compete with other product candidates and drugs for access to manufacturing facilities. There are no assurances we would be able to enter into similar arrangements with other manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us. Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval.

If we were to experience an unexpected loss of supply of or if any supplier were unable to meet our clinical or commercial demand for any of our product candidates, we could experience delays in our planned clinical studies or commercialization. We could be unable to find alternative suppliers of acceptable quality and experience that can produce and supply appropriate volumes at an acceptable cost or on favorable terms. Moreover, our suppliers are often subject to strict manufacturing requirements and rigorous testing requirements, which could limit or delay production. The long transition periods necessary to switch manufacturers and suppliers, if necessary, would significantly delay our clinical trials and, for any product candidates that reach approval, the commercialization of our products, which would materially adversely affect our business, financial condition and results of operation.

We are dependent on third party suppliers, and if we experience problems with any of these third parties, the manufacturing of our product candidates could be delayed, which could harm our results of operations.

We are dependent upon certain qualified suppliers, of which there are a limited number, for the supply of raw materials, components, devices and manufacturing equipment, some of which are manufactured or supplied by small companies with limited resources and experience to support commercial pharmaceutical and biologics production. Additionally, these suppliers may also have upstream suppliers who supply materials, components, devices and manufacturing equipment, which may indirectly impact our business operations. Thus, the success of our business may be adversely affected by the underperformance of third parties, exploitation by third parties of our commercial dependence and by unforeseen interruptions to third parties’ businesses. Although the existence of several alternative suppliers for each function mitigates the risks associated with this dependence, as does the availability of commercial insurance in respect of the impact of accidental events, the failure of a third party to properly to carry out their contractual duties or regulatory obligations could be highly disruptive to our business. Supply chain failures can result in significant clinical or commercial supply interruptions which could materially hamper our ability to conduct clinical trials or to supply adequate commercial supplies, and efforts to qualify new suppliers can be costly and time consuming. Further, any action taken by a third party that is detrimental to our reputation could have a negative impact on our ability to register our trademarks and/or market and sell our products.

For some of these raw materials, components, devices and manufacturing equipment, we rely and may in the future rely on sole source vendors or a limited number of vendors. The supply of the reagents and other specialty materials and equipment that are necessary to produce our product candidates could be reduced or interrupted at any time. In such case, identifying and engaging an alternative supplier or manufacturer could result in delay, and we may not be able to find other acceptable suppliers or manufacturers on acceptable terms, or at all. Switching suppliers or manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. If we change suppliers or manufacturers for commercial production, applicable regulatory agencies may require us to conduct additional studies or trials. If key suppliers or manufacturers are lost, or if the supply of the materials is diminished or discontinued, we may not be able to develop, manufacture and market our product candidates in a timely and competitive manner, or at all. An inability to continue to source product from any of these suppliers, which could be due to a number of issues, including regulatory actions or requirements affecting the supplier, adverse financial or other strategic developments experienced by a supplier, labor disputes or shortages, unexpected demands or quality issues, could adversely affect our ability to satisfy demand for our product candidates, which could adversely and materially affect our product sales and operating results or our ability to conduct clinical trials, either of which could significantly harm our business.

As we continue to develop our product candidates and manufacturing processes, we expect that we will need to obtain rights to and supplies of certain materials and equipment to be used as part of that process. We may not be able to obtain rights to such materials on commercially reasonable terms, or at all, and if we are unable to alter our process in a commercially viable manner to avoid the use of such materials or find a suitable substitute, it would have a material adverse effect on our business. Even if we are able to alter our process so as to use other materials or equipment, such a change may lead to a delay in our clinical development and/or commercialization plans. If such a change occurs for product candidate that is already in clinical testing, the change may require us to perform both in vitro or in vivo comparability studies and to collect additional data from patients prior to undertaking more advanced clinical trials. These factors could cause the delay of studies or trials, regulatory submissions, required approvals or commercialization of product candidates that we develop, cause us to incur higher costs and prevent us from commercializing our product candidates successfully.

Our counterparties may become insolvent.

There is a risk that parties with whom we trade or have other business relationships with (including partners, joint venturers, customers, suppliers, subcontractors and other parties) may become insolvent. This may be due to general economic conditions or factors specific to that company. In the event that a party with whom we trade becomes insolvent, this could have an adverse impact on our revenues and profitability.

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Our relationships with customers, healthcare providers, physicians, prescribers, purchasers, third party payors, charitable organizations and patients are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Although we do not currently have any products on the market, upon commercialization of any of our product candidates, if approved, we will be subject to additional healthcare statutory and regulatory requirements and oversight by federal and state governments in the United States as well as foreign governments in the jurisdictions in which we conduct our business. Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of drug and biological products. Arrangements with third-party payors and customers can expose pharmaceutical manufacturers to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute, or AKS, and the False Claims Act, or FCA, which may constrain the business or financial arrangements and relationships through which such companies sell, market and distribute pharmaceutical products. In particular, the research of any of our product candidates, as well as the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

The healthcare laws that may affect us include: the federal fraud and abuse laws, including the AKS; false claims and civil monetary penalties laws, including the FCA and Civil Monetary Penalties Law; federal data privacy and security laws, including HIPAA, as amended by HITECH; and the federal Physician Payments Sunshine Act related to ownership and investment interests and payments and/or other transfers of value made to or held by physicians (including doctors, dentists, optometrists, podiatrists, and chiropractors) and teaching hospitals and, beginning in 2022, information regarding payments and transfers of value provided to other healthcare professionals, such as physician assistants and nurse practitioners among others, during the previous year. In addition, many states have similar laws and regulations that may differ from each other and federal law in significant ways, thus complicating compliance efforts. Moreover, several states require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Additionally, some state and local laws require the registration of pharmaceutical sales representatives in the jurisdiction.

The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from other aspects of its business.

It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

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Risks Related to Ownership of Our Securities and Our Status as a U.S. Listed Company

If we cannot meet NASDAQ’s continued listing requirements, NASDAQ may delist our Depositary Shares, which could have an adverse impact on the liquidity and market price of our Depositary Shares.

Our Depositary Shares are currently listed on the NASDAQ Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of our Depositary Shares on NASDAQ. On January 31, 2023, we received a letter from NASDAQ stating that, for the previous 30 consecutive business days, the bid price for our Depositary Shares had closed below the minimum $1.00 bid price per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). On July 20, 2023, we received written notice from NASDAQ notifying us that for the preceding 10 consecutive business days the closing bid price for our Depositary Shares had been $1.00 or greater. Accordingly, NASDAQ determined that we had regained compliance with NASDAQ Listing Rule 5550(a)(2).

NASDAQ further notified us that we are subject to a mandatory panel monitor for a period of one year from July 20, 2023. If, within that one-year monitoring period, the NASDAQ Listing Qualifications Staff finds us out of compliance with the rules that was subject to the previous exception, the Listing Qualifications Staff will issue a delisting determination letter and we will have the opportunity to request a hearing with the Nasdaq Hearings Panel.

While we have regained compliance with all applicable requirements for continued listing on the NASDAQ Capital Market, we cannot assure you that we will remain in compliance with all applicable requirements for continued listing on the NASDAQ Capital Market. If, in the future, we fail to sustain compliance with all applicable requirements for continued listing on NASDAQ, including during the one-year monitoring period, our Depositary Shares may be subject to delisting by NASDAQ. This could inhibit the ability of our holders of Depositary Shares to trade their shares in the open market, thereby severely limiting the liquidity of such shares. Although holders may be able to trade their shares of Depositary Shares on the over-the-counter market, there can be no assurance that this would occur. Further, the over-the-counter market provides significantly less liquidity than NASDAQ and other national securities exchanges, is thinly traded and highly volatile, has fewer market makers and is not followed by analysts. As a result, your ability to trade or obtain quotations for these securities may be more limited than if they were quoted on NASDAQ or other national securities exchanges.

The price of our Depositary Shares may be volatile.

The trading price of our Depositary Shares in the United States has fluctuated, and is likely to continue to fluctuate, substantially in response to various factors, some of which are beyond our control, including limited trading volume. The stock market in general, and the market for pharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of these companies. As a result of this volatility, investors may not be able to sell their Depositary Shares at or above the price paid for the Depositary Shares. In addition, there is no current market for our Ordinary Shares and we do not expect to list our Ordinary Shares on any exchange or have them quoted for trading on any over-the-counter trading system in the foreseeable future.

In addition to the factors discussed in this “Risk Factors” section, the factors that could cause volatility in the market price of each Depositary Share include:

•	the success of competitive products or technologies;

•	regulatory actions;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	the progress of preclinical development, laboratory testing and clinical trials of our product candidates or those of our competitors;

•	the results from our clinical programs and any future trials we may conduct;

•	developments in the clinical trials of potentially similar competitive products;

•	EMA, MHRA, FDA or international regulatory or legal developments;

•	failure of any of our product candidates, if approved, to achieve commercial success;

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•	developments or disputes concerning patent applications, issued patents or other proprietary intellectual property rights;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our product candidates or clinical development programs;

•	litigation or public concern about the safety of our products;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	actual and anticipated fluctuations in our operating results;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	announcements or expectations of additional financing efforts;

•	rumors relating to us or our competitors;

•	sales of our Depositary Shares by us, our insiders or our other shareholders;

•	changes in the structure of healthcare payment systems;

•	market conditions in the pharmaceutical and biotechnology sectors, or general volatility in the market due to other factors;

•	third party reimbursement policies;

•	Brexit and any resulting economic or currency volatility;

•	developments concerning current or future collaborations, strategic alliances, joint ventures or similar relationships; and

•	reviews of long-term values of our assets, which could lead to impairment charges that could reduce our earnings.

These and other market and industry factors may cause the market price and demand for our Depositary Shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from selling their Depositary Shares at or above the price paid for the Depositary Shares, and may otherwise negatively affect the liquidity of our Ordinary Shares and Depositary Shares.  The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Depositary Shares.

The liquidity of our Depositary Shares may have an adverse effect on share price.

In July 2023, we changed the ratio of our Ordinary Shares to Depositary Shares, which had the effect of a one-for-80 reverse split of Depositary Shares and reduced the amount of Depositary Shares publicly traded. There is a risk that there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of our securities. Our Depositary Shares have historically had limited trading volume, which may also result in volatility.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Depositary Shares may be volatile, and in the past, some companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation.  Any lawsuit to which we are a party, with or without merit, may result in an unfavorable judgment. We also may decide to settle lawsuits on unfavorable terms.

Any such negative outcome could result in payments of substantial damages or fines, damage to our reputation or adverse changes to our business practices. Defending against litigation is costly and time-consuming, and could divert our management’s attention and our resources. Furthermore, during the course of litigation, there could be negative public announcements of the results of hearings, motions or other interim proceedings or developments, which could have a negative effect on the market price of our Depositary Shares.

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Shareholder ownership interests in the Company may be diluted as a result of, among other things, future financings and/or additional acquisitions, and may have a material negative effect on the market price of our securities.

We may seek to raise additional funds from time to time in public or private issuances of equity and such financings may take place in the near future or over the longer term. Sales of our securities offered through future equity offerings may result in substantial dilution to the interests of our current shareholders. The sale of a substantial number of securities to investors, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may also issue Ordinary Shares (and Depositary Shares underlying such Ordinary Shares) or other securities convertible into Ordinary Shares from time to time for future acquisitions, including acquisitions of licenses, such as the proposed acquisition of the Tolimidone License. The issuance of the securities underlying these instruments, or perception that issuance may occur, will have a dilutive impact on other shareholders and could have a material negative effect on the market price of our Depositary Shares.

If equity research analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our securities will depend in part on the research and reports that equity research analysts publish about us or our business.  If no or few equity research analysts cover our Company, the trading price for our securities would be negatively impacted. We do not have any control over the analysts or the content and opinions included in their reports. The price of our securities could decline if one or more equity research analysts downgrade our securities or issue other unfavorable commentary or research about us. If one or more equity research analysts ceases coverage of us or fails to publish reports on us regularly, demand for our securities could decrease, which in turn could cause the trading price or trading volume of our securities to decline.

The rights of holders of Depositary Shares are not the same as the rights of holders of Ordinary Shares.

We are a public limited company incorporated under the laws of England and Wales. The Depositary Shares represent a beneficial ownership interest in our Ordinary Shares. The rights of holders of Depositary Shares are governed by English law, our constitutional documents, and the deposit agreement pursuant to which the Depositary Shares are issued. The rights and terms of the Depositary Shares are designed to replicate, to the extent reasonably practicable, the rights attendant to the Ordinary Shares, for which there is currently no active trading market in the United States. However, because of aspects of United Kingdom law, our constitutional documents and the terms of the deposit agreement, the rights of holders of Depositary Shares will not be identical to and, in some respects, may be less favorable than, the rights of holders of Ordinary Shares.

You may not have the same voting rights as the holders of our Ordinary Shares and may not receive voting materials in time to be able to exercise your right to vote.

Holders of our Depositary Shares do not have the same rights as shareholders who hold our Ordinary Shares directly and may only exercise their voting rights with respect to the underlying Ordinary Shares in accordance with the provisions of the deposit agreement. Holders of the Depositary Shares will appoint the Depositary or its nominee as their representative to exercise the voting rights attaching to the Ordinary Shares represented by the Depositary Shares. When a general meeting is convened, if you hold Depositary Shares, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw the Ordinary Shares underlying your Depositary Shares to allow you to vote with respect to any specific matter. Further, we cannot assure purchasers of Depositary Shares that they will receive voting materials in time to instruct the Depositary to vote, and it is possible that they, or persons who hold their Depositary Shares through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Furthermore, the Depositary will not be liable for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, purchasers of Depositary Shares may not be able to exercise their right to vote and they may lack recourse if their Depositary Shares are not voted as they request.

You may not receive distributions on Ordinary Shares represented by Depositary Shares or any value for them if it is illegal or impractical to make them available to holders of Depositary Shares.

The Depositary of the Depositary Shares has agreed to pay to you distributions with respect to cash or other distributions it or the custodian receives on Ordinary Shares or other deposited securities after deducting its agreed fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your Depositary Shares represent. However, the Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Depositary Shares. We have no obligation to take any other action to permit the distribution of our Depositary Shares, Ordinary Shares, rights or anything else to holders of our Depositary Shares. As a result, you may not receive the distributions made on Ordinary Shares or any value from them if it is illegal or impractical for us to make them available to you. These restrictions may have a material adverse effect on the value of your Depositary Shares.

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You may be subject to limitations on transfer of your Depositary Shares.

Your Depositary Shares are transferable on the books of the Depositary. However, the Depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The Depositary may refuse to deliver, transfer or register transfers of your Depositary Shares generally when our books or the books of the Depositary are closed, or at any time if we or the Depositary deems it advisable to do so because of any requirement of law or government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We have no present intention to pay dividends on our Ordinary Shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time may be if the price of Depositary Shares appreciates.

We have no present intention to pay dividends on our Ordinary Shares in the foreseeable future. Any determination by our Board of Directors to pay dividends will depend on many factors, including our financial condition, results of operations, legal requirements and other factors. Accordingly, if the price of the Depositary Shares falls in the foreseeable future and you sell your Depositary Shares, you will lose money on your investment, without the likelihood that this loss will be offset in part or at all by cash dividends.

We are a non-accelerated filer, and the reduced reporting obligations applicable to non-accelerated filers may make our securities less attractive to investors.

We are a “non-accelerated filer” under the rules of the SEC. For as long as we remain a “non-accelerated filer,” our independent registered public accounting firm is not required to deliver an annual attestation report on the effectiveness of our internal control over financial reporting. We will cease to be a non-accelerated filer if (a) the aggregate market value of our outstanding Ordinary Shares held by non-affiliates as of the last business day of our most recently completed second fiscal quarter is $75 million or more and we reported annual net revenues of greater than $100 million for our most recently completed fiscal year or (b) the aggregate market value of our outstanding Ordinary Shares held by non-affiliates as of the last business day of our most recently completed second fiscal quarter is $700 million or more, regardless of annual net revenues. If we cease to be a non-accelerated filer, we would be subject to the requirement for an annual attestation report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. We cannot predict whether investors will find our securities less attractive if we rely on this exemption. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and our stock price may be more volatile and may decline.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to certain periodic reporting requirements of the Exchange Act. We design our disclosure controls and procedures to reasonably assure that information we are required to disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosure due to error or fraud may occur and we may not detect them.

Any failure to maintain effective internal controls and procedures over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows.

We are incurring increased costs as a result of operating as a public company, and management will be required to devote substantial time to new compliance initiatives.

We are currently a public company in the United Kingdom and United States, and as such we are incurring significant legal, accounting and other expenses that we did not incur as a private company. We are currently subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NASDAQ. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as members of our senior management.

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Risks Related to Investing in a Foreign Private Issuer or United Kingdom Company

We are a “foreign private issuer” under the rules and regulations of the SEC and, as a result, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than a company incorporated in the United States.

We are incorporated as a public limited company in England and Wales and are deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, we are exempt from certain rules under the Exchange Act that would otherwise apply if we were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements prepared in accordance with U.S. GAAP;

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy or consent solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of Ordinary Shares and Depositary Shares. Accordingly, you may receive less information about us than you would receive about a public company incorporated in the United States and may be afforded less protection under the United States federal securities laws than you would be if we were incorporated in the United States.

Additional reporting requirements may apply if we lose our status as a foreign private issuer.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. In order to maintain our current status as a foreign private issuer, either (1) a majority of our voting securities must be either directly or indirectly owned of record by non-residents of the United States or (2)(a) a majority of our executive officers or directors cannot be U.S. citizens or residents, (b) more than 50% of our assets must be located outside the United States and (c) our business must be administered principally outside the United States.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and NASDAQ rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our Board of Directors.

As a foreign private issuer, we are not required to comply with many of the corporate governance standards of NASDAQ applicable to companies incorporated in the United States.

Our Board of Directors is required to maintain an audit committee comprised solely of three or more directors satisfying the independence standards of NASDAQ applicable to audit committee members. As a foreign private issuer, however, we are not required to comply with most of the other corporate governance rules of NASDAQ, including the requirement to maintain a majority of independent directors, and nominating and compensation committees of our Board of Directors comprised solely of independent directors. Although United Kingdom corporate governance rules which we abide by have comparable requirements, holders of Depositary Shares may not be afforded the benefits of the corporate governance standards of NASDAQ to the same extent applicable to companies incorporated in the United States.

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Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

Under English law, shareholders usually have preemptive rights to subscribe on a pro rata basis in the issuance of new shares for cash. The exercise of preemptive rights by certain shareholders not resident in the United Kingdom may be restricted by applicable law or practice in the United Kingdom and overseas jurisdictions. We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to shareholders in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to Depositary Share holders unless either both the rights and any related securities are registered under the Securities Act, or the distribution of them to Depositary Share holders is exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. If the Depositary does not distribute the rights, it may, under the deposit agreement, either sell them, if possible, or allow them to lapse. Accordingly, Depositary Share holders may be unable to participate in our rights offerings and may experience dilution in their holdings. We are also permitted under English law to disapply preemptive rights (subject to the approval of our shareholders by special resolution or the inclusion in our articles of association of a power to disapply such rights) and thereby exclude certain shareholders, such as overseas shareholders, from participating in a rights offering (usually to avoid a breach of local securities laws).

It may be difficult for you to bring any action or enforce any judgment obtained in the United States against us or members of our Board of Directors, which may limit the remedies otherwise available to you.

We are incorporated as a public limited company in England and Wales and all of our assets are located outside the United States. In addition, all of the members of our Board of Directors are nationals and residents of countries, including the United Kingdom, outside of the United States. Most or all of the assets of these individuals are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce judgments obtained in U.S. courts against them or us, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The United States and the United Kingdom do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in England and Wales. In addition, uncertainty exists as to whether the English and Welsh courts would entertain original actions brought in England and Wales against us or our directors or executive officers predicated upon the securities laws of the United States or any state in the United States. Any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt so that no retrial of the issues would be necessary, provided that certain requirements are met consistent with English law and public policy. Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws is an issue for the English court making such decision. If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose.

As a result, U.S. investors may not be able to enforce against us or our executive officers, board of directors or certain experts named herein who are residents of the United Kingdom or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

We intend to operate so as to be treated exclusively as a resident of the United Kingdom for tax purposes, but the relevant tax authorities may treat us as also being a resident of another jurisdiction for tax purposes.

Under current English law, the decisions of the English courts and the published practice of His Majesty’s Revenue and Customs suggest that we are likely to be regarded as being a United Kingdom resident and should remain so if, as we intend that, (i) all major meetings of our Board of Directors and most routine meetings are held in the United Kingdom with a majority of directors present in the United Kingdom for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting us and our subsidiaries; (iii) those meetings are properly minuted; (iv) at least some of our directors, together with supporting staff, are based in the United Kingdom; and (v) we have permanent staffed office premises in the United Kingdom sufficient to discharge our functions.

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Even if we are considered by His Majesty’s Revenue and Customs as resident in the United Kingdom for United Kingdom tax purposes, as expected, we would nevertheless not be treated as resident in the United Kingdom if (a) we were concurrently resident in another jurisdiction (applying the tax residence rules of that jurisdiction) that has a double tax treaty with the United Kingdom and (b) there is a tiebreaker provision in that tax treaty which allocates exclusive residence to that other jurisdiction. Because this analysis is highly factual and may depend on future changes in our management and organizational structure, there can be no assurance regarding the final determination of our tax residence. Should we be treated as resident for tax purposes in another jurisdiction other than the United Kingdom, we would be subject to taxation in such jurisdiction in accordance with such jurisdiction’s laws, which could result in additional costs and expenses.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law. The rights of holders of Ordinary Shares and, therefore, certain of the rights of holders of our Depositary Shares, are governed by English law, including the provisions of the Companies Act, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. See “Memorandum and Articles of Association—Differences in corporate law” for a description of the principal differences between the provisions of the Companies Act applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Protections found in provisions under the United Kingdom City Code on Takeovers and Mergers may delay or discourage a takeover attempt, including attempts that may be beneficial to holders of our Ordinary Shares and Depositary Shares.

The United Kingdom City Code on Takeovers and Mergers, or the City Code, applies, among other things, to an offer for a public limited company whose registered office is in the United Kingdom and has its place of central management and control in United Kingdom, as determined by United Kingdom Panel on Takeovers and Mergers, or the Panel. The Panel has confirmed we are currently subject to the City Code.

The City Code provides a framework within which takeovers of certain companies organized in the United Kingdom are regulated and conducted. The following is a brief summary of some of the most important rules of the City Code:

•	In connection with a potential offer, if following an approach by or on behalf of a potential bidder, the company is “the subject of rumor or speculation” or there is an “untoward movement” in the company’s share price, there is a requirement for the potential bidder to make a public announcement about a potential offer for the company, or for the company to make a public announcement about its review of a potential offer.

•	When interests in shares carrying 10% or more of the voting rights of a class have been acquired by an offeror (i.e., a bidder) in the offer period (i.e., before the shares subject to the offer have been acquired) or within the previous 12 months, the offer must be in cash or be accompanied by a cash alternative for all shareholders of that class at the highest price paid by the offeror or any person acting in concert with them in that period. Further, if an offeror or any person acting in concert with them acquires any interest in shares during the offer period, the offer for the shares must be in cash or accompanied by a cash alternative at a price at least equal to the price paid for such shares during the offer period.

•	If after an announcement is made, the offeror or any person acting in concert with them acquires an interest in shares in an offeree company (i.e., a target) at a price higher than the value of the offer, the offer must be increased accordingly.

•	The board of directors of the offeree company must appoint a competent independent adviser whose advice on the financial terms of the offer must be made known to all the shareholders, together with the opinion of the board of directors of the offeree company.

•	Favorable deals for selected shareholders are not permitted, except in certain circumstances where independent shareholder approval is given and the arrangements are regarded as fair and reasonable in the opinion of the financial adviser to the offeree.

•	All shareholders must be given the same information.

•	Those issuing documents in connection with a takeover must include statements taking responsibility for the contents thereof.

•	Profit forecasts, quantified financial benefits statements and asset valuations must be made to specified standards and must be reported on by professional advisers.

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•	Misleading, inaccurate or unsubstantiated statements made in documents or to the media must be publicly corrected immediately.

•	Actions during the course of an offer by the offeree company, which might frustrate the offer are generally prohibited unless shareholders approve these plans. Frustrating actions would include, for example, lengthening the notice period for directors under their service contract or agreeing to sell off material parts of the target group.

•	Stringent requirements are laid down for the disclosure of dealings in relevant securities during an offer, including the prompt disclosure of positions and dealing in relevant securities by the parties to an offer and any person who is interested (directly or indirectly) in 1% or more of any class of relevant securities.

•	Employees of both the offeror and the offeree company and the trustees of the offeree company’s pension scheme must be informed about an offer. In addition, the offeree company’s employee representatives and pension scheme trustees have the right to have a separate opinion on the effects of the offer on employment appended to the offeree board of directors’ circular or published on a website.

If we are deemed or become a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in 2023 or in any prior or subsequent year, this may result in adverse U.S. federal income tax consequences for U.S. taxpayers that are holders of our securities.

We will be treated as a PFIC for U.S. federal income tax purposes in any taxable year in which either (1) at least 75% of our gross income is “passive income” or (2) on average at least 50% of our assets by value produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in a public offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

We do not believe we were a PFIC for 2022, but there can be no assurance that we will not be a PFIC in 2023 or for any other taxable year, as our operating results for any such years may cause us to be a PFIC. If we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. shareholder owns our securities, and such U.S. shareholder does not make an election to treat us as a “qualified electing fund,” or a QEF, or make a “mark-to-market” election, then “excess distributions” to a U.S. shareholder, and any gain realized on the sale or other disposition of our securities will be subject to special rules. Under these rules: (1) the excess distribution or gain would be allocated ratably over the U.S. shareholder’s holding period for the securities; (2) the amount allocated to the current taxable year and any period prior to the first day of the first taxable year in which we were a PFIC would be taxed as ordinary income; and (3) the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if the United States Internal Revenue Service, or the IRS, determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, it may be too late for a U.S. shareholder to make a timely QEF or mark-to-market election. U.S. shareholders who hold or have held our securities during a period when we were or are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. shareholders who made a timely QEF or mark-to-market election. However, because we do not intend to prepare or provide the information that would permit the making of a valid QEF election, such an election will not be available to United States holders.

Changes to U.S. and non-U.S. tax laws could materially adversely affect our Company and holders of our Ordinary Shares and the Depositary Shares.

The Tax Cuts and Jobs Act, which was legislation bringing about broad changes in the existing U.S. corporate tax system, was enacted in the United States in December 2017. The Tax Cuts and Jobs Act made significant changes to the U.S. federal income tax laws. Certain provisions of the Tax Cuts and Jobs Act could have an adverse effect on the Company or holders of our Ordinary Shares or Depositary Shares. The U.S. Treasury Department and the IRS continue to interpret and issue guidance on how provisions of the Tax Cuts and Jobs Act will be applied and administered. The interpretations of many provisions of the Tax Cuts and Jobs Act are still unclear. We cannot predict when or to what extent any additional U.S. federal tax laws, regulations, interpretations, or rulings clarifying the Tax Cuts and Jobs Act will be issued or the impact of any such guidance on investors or the Company. Holders of Ordinary Shares and Depositary Shares are urged to consult their own tax advisors regarding the effect of the Tax Cuts and Jobs Act and other potential changes to the U.S. federal tax laws.

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We are unable to predict what tax changes may be enacted in the future or what effect such changes would have on our business, but such changes could affect our effective tax rates in countries where we have operations and could have an adverse effect on our overall tax position in the future, along with increasing the complexity, burden and cost of tax compliance. In addition, such changes could impact the holders of Ordinary Shares or Depositary Shares.

Risks Related to This Offering

You may incur immediate and substantial dilution as a result of this offering.

After giving effect to the sale by us of 2,205,881 Depositary Shares (or Pre-Funded Warrants exercisable for Depositary Shares) and accompanying warrants in this offering at a public offering price of $2.00 per Depositary Share (or $1.9999 per Pre-Funded Warrant) and accompanying warrants, and the issuance by us, as part of the Upfront License Payment, of our Depositary Shares, the issuance of the Contingent Share Consideration, if applicable, and the issuance of the Melior Shares, and after deducting underwriter fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $0.40 per Depositary Share. Further dilution may occur if and when certain milestones are achieved under the A&E Agreement. For a further description of the dilution that investors in this offering may experience, see “Dilution.”

In the past, we have issued Depositary Shares, Ordinary Shares and warrants in public offerings and private placements of our securities. Our issuance of Depositary Shares or Ordinary Shares in the future, and the exercise of outstanding stock options, warrants or stock options or warrants that we may issue in the future, may result in additional dilution to investors in this offering.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering as discussed under “Use of Proceeds” in this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

The liquidity and trading volume of our Depositary Shares could be low.

The liquidity and trading volume of our Depositary Shares has at times been low in the past and could again be low in the future. If the liquidity and trading volume of our Depositary Shares is low, this could adversely impact the trading price of our shares, our ability to issue stock and our stockholders’ ability to obtain liquidity in their shares.

There is no public market for the warrants being offered in this offering.

The public offering price for the securities will be determined by negotiations between us, the underwriters and prospective investors, and may not be indicative of prices that will prevail in the trading market. We do not intend to apply to list the warrants on NASDAQ or any nationally recognized trading system, and accordingly, there will be no trading market for such warrants. In the absence of an active public trading market:

•	you may not be able to resell your securities at or above the public offering price;

•	the market price of our Depositary Shares may experience more price volatility; and

•	there may be less efficiency in carrying out your purchase and sale orders.

The terms of the warrants could impede our ability to enter into certain transactions or obtain additional financing.

The terms of the warrants require us, upon the consummation of any “fundamental transaction” (as defined in the securities), to, among other obligations, cause any successor entity resulting from the fundamental transaction to assume all of our obligations under the warrants and the associated transaction documents. In addition, holders of warrants are entitled to participate in any fundamental transaction on an as-converted or as-exercised basis, which could result in the holders of our Depositary Shares receiving a lesser portion of the consideration from a fundamental transaction. The terms of the warrants could also impede our ability to enter into certain transactions or obtain additional financing in the future.

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We may be required to repurchase certain of our warrants.

Under the terms of the Series E Warrants and Series F Warrants, in the event of certain “Fundamental Transactions” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our Ordinary Shares), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

Holders of warrants purchased in this offering will have no rights as Depositary Share holders until such holders exercise their warrants and acquire our Depositary Shares, except as set forth in the warrants.

Except as set forth in the warrants, until holders of warrants acquire our Depositary Shares upon exercise of the warrants, holders of the warrants have no rights with respect to our Depositary Shares underlying such warrants, the holders will be entitled to exercise the rights of a holder of Depositary Shares only as to matters for which the record date occurs after the exercise date.

The Series E Warrants and Series F Warrants are speculative in nature.

The Series E Warrants and Series F Warrants offered hereby do not confer any rights of Depositary Share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Depositary Shares at a fixed price. Specifically, holders of the Series E Warrants and Series F Warrants may acquire the Depositary Shares issuable upon exercise of such warrants at an exercise price of $      per Depositary Share. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their respective public offering prices.

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 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available. This section should be read in conjunction with our financial statements and related notes incorporated by reference into this prospectus. The statements contained in this prospectus that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.

Forward-looking statements can be identified by words such as “believe,” “anticipate,” “may,” “might,” “can,” “could,” “continue,” “depends,” “expect,” “expand,” “forecast,” “intend,” “predict,” “plan,” “rely,” “should,” “will,” “may,” “seek,” or the negative of these terms and other similar expressions, although not all forward-looking statements contain these words. You should read these statements carefully because they discuss future expectations, contain projections of future results of operations or financial condition, or state other “forward-looking” information. These statements relate to our future plans, objectives, expectations, intentions and financial performance and the assumptions that underlie these statements.

These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, but not limited to, those described in “Risk Factors.” These forward-looking statements reflect our beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail in the section titled “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

This prospectus also contains estimates, projections and other information concerning our industry, our business, and our target markets for certain diseases, including data regarding the estimated size of those markets. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

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USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $4.36 million (or approximately $5..07 million if the underwriters exercise their over-allotment option in full), based on a public offering price of $2.00 per Class A Unit and $1.9999 per Class B Unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us as described in “Underwriting,” and excluding the proceeds, if any, from the cash exercise of the Pre-Funded Warrants, Series E Warrants and Series F Warrants sold in this offering.

Assuming the A&E Closing occurs, we intend to use the net proceeds from this offering to pay the Contingent Cash Consideration, for funding a dose-confirming Phase I study and a Phase II study of tolimidone in Type 1 diabetes, general corporate purposes and working capital. To the extent the A&E Closing does not occur, we intend to use the net proceeds from this offering for funding our product candidates, general corporate purposes and working capital.

The allocation of the net proceeds of the offering represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

The amounts and timing of our actual use of net proceeds will vary depending on numerous factors, including the relative success and cost of our research and development programs and our ability to gain access to additional financing. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our management’s judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue certain development activities if the net proceeds from the offering and any other sources of cash are less than expected.

Pending the application of the net proceeds as described above, we will hold the net proceeds from this offering in short-term, interest-bearing, securities.

We believe that the net proceeds of this offering, together with cash on hand, will be sufficient to fund our operations through the third quarter of 2024 (assuming (i) no exercise of the underwriters over-allotment option, (ii) payment of only the Initial Cash Consideration and (iii) we sell all of the securities being offered hereby at the public offering price), and we believe that we will need to raise additional capital to fund our operations thereafter. Additional capital may not be available on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants or additional security interests in our assets. Any additional debt or equity financing that we complete may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or products or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to delay, reduce the scope of, or eliminate some or all of, our development programs or liquidate some or all of our assets.

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DIVIDEND POLICY

Since inception, we have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares or the Depositary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. As a result, investors in the Ordinary Shares and Depositary Shares will benefit in the foreseeable future only if the Ordinary Shares and Depositary Shares appreciate in value.

Any determination to pay dividends in the future would be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, and any future debt agreements and is subject to compliance with applicable laws, including the Companies Act, which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2023:

•	on an actual basis;

•	on a pro forma as-adjusted basis to give effect to (i) the sale by us of 697,614 Class A Units (each Class A Unit consisting of one Depositary Share, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share) in this offering at a public offering price of $2.00 per Class A Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and the sale by us of 1,911,176 Class B Units (each Class B Unit consisting of one Pre-Funded Warrant, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share) in this offering at a public offering price of $1.9999 per Class B Unit,, after deducting the estimated underwriting discounts and commissions and estimated offering expenses and no exercise of any warrants included in the units, and (ii) the Upfront License Payment, including the issuance of Depositary Shares as part of such payment, and (b) the issuance of the Melior Shares; and

•	on a pro forma as-adjusted basis to give effect to (i) the sale by us of 697,614 Class A Units (each Class A Unit consisting of one Depositary Share, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share) in this offering at a public offering price of $2.00 per Class A Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, and the sale by us of 1,911,176 Class B Units (each Class B Unit consisting of one Pre-Funded Warrant, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share) in this offering at a public offering price of $1.9999 per Class B Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses and no exercise of any warrants included in the units, and (ii) the (a) Upfront License Payment, including the issuance of Depositary Shares as part of such payment, (b) the issuance of the Melior Shares and (c) Contingent Cash Consideration and the Contingent Share Consideration.

The adjusted amounts shown below are unaudited and represent management’s estimate. The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information contained in this prospectus.

(£ in thousands)	As of June 30, 2023
	Actual	Pro Forma As- Adjusted (unaudited) (1)(2)	Pro-Forma As-Adjusted (unaudited) (3)(4)

Cash and cash equivalents	5,227	8,355	8,039
Long-term debt	380	380	380
Total equity	5,299	11,114	13,743
Total capitalization	5,679	11,494	14,123

 _____________

(1)	All proceeds from the sale of the units have been reflected within Total equity for purposes of this table. We will be required to complete an assessment of the accounting and valuation for such instruments, which may result in a portion of the proceeds being classified outside of Total equity and remeasured to fair value each reporting period (if liability-classified instruments). Such assessment will be completed in connection with the preparation of our consolidated financial statements for the period in which the sales occur.
(2)	Assumes only the Upfront License Payment is made and the Melior Shares are issued.
(3)	Assumes the Upfront License Payment is made, as well as the payment of the Contingent Cash Consideration, and the issuance of the Contingent Share Consideration and the Melior Shares.

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For purposes of this section, the total number of Ordinary Shares outstanding as of the date of this prospectus and after this offering is based on 277,971,722 shares outstanding as of June 30, 2023, the sale of 2,608,790 units in this offering, and excludes the following other securities as of June 30, 2023:

•	121,340 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £5.05 per share;
•	134 Ordinary Shares issuable upon the exercise of stock options assumed in connection with the acquisition of DARA, at a weighted average exercise price of $1,903.40 per share;
•	warrants, issued to Armistice in an October 2019 private placement, exercisable for 375 Depositary Shares (representing 150,000 Ordinary Shares) at an exercise price of $320.00 per Depositary Share;
•	warrants, issued to the placement agent in connection with an October 2019 private placement, exercisable for 17 Depositary Shares (representing 6,800 Ordinary Shares) at an exercise price of $10,000.00 per Depositary Share;
•	warrants, issued to Armistice in a May 2020 private placement, exercisable for 406 Depositary Shares (representing 162,400 Ordinary Shares) at an exercise price of $320.00 per Depositary Share;
•	warrants, issued to various investors in a May 2020 private placement, exercisable for 415 Depositary Shares (representing 166,000 Ordinary Shares) at an exercise price of $3,280.00 per Depositary Share;
•	warrants, issued to the placement agent in connection with the May 2020 private placement, exercisable for 17 Depositary Shares (representing 6,800 Ordinary Shares) at an exercise price of $3,300.00 per Depositary Share;
•	warrants, issued in a May 2020 placing in the United Kingdom, exercisable for 349,600 Ordinary Shares, at an exercise price of £6.80 per share;
•	warrants, issued in August 2022, exercisable for 16,400 Ordinary Shares, at an exercise price of £2.70 per Ordinary Share;

•	warrants, issued in February 2023 to the Placement Agent in connection with the December 2022 registered direct offering, exercisable for 49 Depositary Shares (representing 19,600 Ordinary Shares) at an exercise price of $400.00 per Depositary Share;
•	warrants, issued in February 2023 to the Placement Agent in connection with the February Private Placement, exercisable for 1,293 Depositary Shares (representing 517,200 Ordinary Shares) at an exercise price of $232.00 per Depositary Share;
•	Series C Warrants, issued in June 2023, exercisable for 256,324 Depositary Shares (representing 102,529,600 Ordinary Shares), at an exercise price of $16.00 per Depositary Share (with a cashless exercise option);
•	Series D Warrants, issued in June 2023, exercisable for 279,699 Depositary Shares (representing 110,679,610 Ordinary Shares), at an exercise price of $16.00 per Depositary Share;
•

warrants, issued in June 2023, to the Placement Agent in connection with the May 2023 Registered Direct Offering, exercisable for 11,067 Depositary Shares (representing 4,426,800 Ordinary Shares), at an exercise price of $15.00 per Depositary Share;

•	warrants issuable in connection with this offering, including to the Representative;
•	any Ordinary Shares to be issued as part of the Upfront License Payment or Contingent Share Consideration; and
•	the Melior Shares.

Except as otherwise noted, all information in this prospectus reflects and assumes (i)  no exercise of outstanding options issued under our equity incentive plans, (ii) no exercise of any warrants issued in this offering and (iii) no exercise of the underwriters’ option to purchase additional Depositary Shares, Series E Warrants and/or Series F Warrants, or any combination thereof.

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DILUTION

If you invest in our securities, your ownership interest may be diluted to the extent of the difference between the amount per unit paid by purchasers, assuming that all the units are issued and no value is attributed to the warrants, in this public offering and the as adjusted net tangible book value per share of our Depositary Shares immediately after the closing of this offering. Such calculation does not reflect any potential dilution associated with the sale and exercise of warrants, which would cause the actual dilution to you to be higher.

Our net tangible book value as of June 30, 2023 was approximately £5.29 million, or $9.65 per Depositary Share. Net tangible book value per Depositary Share is determined by dividing our total tangible assets, less total liabilities, by the number of our Ordinary Shares outstanding as of June 30, 2023, and multiplying such amount by 400 (one Depositary Share represents 400 Ordinary Shares).

After giving effect to the sale of 697,614 Class A Units by us in this offering at a public offering price of $2.00 per Class A Unit, the issuance of 1,911,176 Class B Units by us in this offering at a public offering price of $1.9999 per Class B Unit, the Upfront License Payment, including the issuance of an aggregate of 1,000,000 of our Depositary Shares, and the issuance of the Melior Shares, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023, assuming the exercise of all of the Pre-Funded Warrants included in the Class B Units, would have been approximately $10.80 million, or $2.25 per Depositary Share. This represents an immediate decrease in net tangible book value of $7.40 per Depositary Share to our existing shareholders and an immediate accretion of $0.25 per Depositary Share to investors purchasing units in this offering.

The following table illustrates this accretion on a per Depositary Share basis and does not give effect to the issuance of the Contingent Share Consideration:

As at June 30, 2023
Per American Depositary Shares
Public offering price per Depositary Share	$2.00
Historical net tangible book value as of June 30, 2023	$9.65
Decrease to net tangible book value per Depositary Share attributable to investors purchasing our Depositary Shares in this offering, and the exercise of Pre-Funded Warrants in full	$(7.40)
As Adjusted net tangible book value per Depositary Share as of June 30, 2023, after giving effect to this offering, the Upfront License Payment, including the issuance of Depositary Shares as part of the Upfront License Payment, and the issuance of the Melior Shares, and exercise of Pre-Funded Warrants in full	$2.25
Accretion per Depositary Share to the investors in this offering	$0.25

Further, if the Secured Noteholders purchase at least $4.0 million of our Depositary Shares in this offering, after giving effect to the sale of 697,614 Class A Units by us in this offering at a public offering price of $2.00 per Class A Unit, the issuance of 1,911,176 Class B Units by us in this offering at a public offering price of $1.9999 per Class B Unit, the Upfront License Payment, including the issuance by us of 1,000,000 of our Depositary Shares, the payment of the Contingent Cash Consideration, and the issuance by us of 1,500,000 Depositary Shares in respect of the Contingent Share Consideration, and the issuance by us of the Melior Shares, and after deducting estimated underwriting discounts and commissions, and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023, assuming the exercise of all of the Pre-Funded Warrants included in the Class B Units, would have been approximately $10.36 million, or $1.62 per Depositary Share. This represents an immediate decrease in net tangible book value of $8.04 per Depositary Share to our existing shareholders and an immediate dilution of $0.40 per Depositary Share to investors purchasing units in this offering.

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The following table illustrates this dilution on a per Depositary Share basis and gives effect to the issuance of Depositary Shares in respect of the Upfront License Payment, the Contingent Share Consideration and the Melior Shares:

As at June 30, 2023
Per American Depositary Shares
Public offering price per Depositary Share	$2.00
Historical net tangible book value as of June 30, 2023	$9.65
Decrease to net tangible book value per Depositary Share attributable to investors purchasing our Depositary Shares in this offering, and the exercise of Pre-Funded Warrants in full	$(8.04)
As Adjusted net tangible book value per Depositary Share as of June 30, 2023, after giving effect to this offering, the Upfront License Payment, including the issuance of Depositary Shares as part of the Upfront License Payment, the payment of the Contingent Cash Consideration, the issuance of the Contingent Share Consideration and the issuance of the Melior Shares, and exercise of Pre-Funded Warrants in full	$1.60
Dilution per Depositary Share to the investors in this offering	$(0.40)

To the extent that certain milestones are achieved under the A&E Agreement or outstanding options or other securities are exercised or converted into Ordinary Shares or Depositary Shares, the investors purchasing our Depositary Shares in this offering will experience significant further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

For purposes of this section, the total number of Ordinary Shares outstanding as of the date of this prospectus and after this offering is based on 277,971,722 shares outstanding as of June 30, 2023, assumes the sale of 697,614 Class A Units based on a public offering price of $2.00 per Class A Unit, and 1,911,176 Depositary Shares upon exercise of the Pre-Funded Warrants, based on a public offering price of $1.9999 per share, and excludes the following other securities as of June 30, 2023:

•	121,340 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £5.05 per share;
•	134 Ordinary Shares issuable upon the exercise of stock options assumed in connection with the acquisition of DARA BioSciences, Inc., or DARA, at a weighted average exercise price of $1,903.40 per share;
•	warrants, issued to Armistice in an October 2019 private placement, exercisable for 375 Depositary Shares (representing 150,000 Ordinary Shares) at an exercise price of $320.00 per Depositary Share;
•	warrants, issued to the placement agent in connection with an October 2019 private placement, exercisable for 17 Depositary Shares (representing 6,800 Ordinary Shares) at an exercise price of $10,000.00 per Depositary Share;
•	warrants, issued to Armistice in a May 2020 private placement, exercisable for 406 Depositary Shares (representing 162,400 Ordinary Shares) at an exercise price of $320.00 per Depositary Share;
•	warrants, issued to various investors in a May 2020 private placement, exercisable for 415 Depositary Shares (representing 166,000 Ordinary Shares) at an exercise price of $3,280.00 per Depositary Share;
•	warrants, issued to the placement agent in connection with the May 2020 private placement, exercisable for 17 Depositary Shares (representing 6,800 Ordinary Shares) at an exercise price of $3,300.00 per Depositary Share;
•	warrants, issued in a May 2020 placing in the United Kingdom, exercisable for 349,600 Ordinary Shares, at an exercise price of £6.80 per share;
•	warrants, issued in August 2022, exercisable for 16,400 Ordinary Shares, at an exercise price of £2.70 per Ordinary Share;
•	warrants, issued in February 2023 to the Placement Agent in connection with the December 2022 registered direct offering, exercisable for 49 Depositary Shares (representing 19,600 Ordinary Shares) at an exercise price of $400.00 per Depositary Share;

•	warrants, issued in February 2023 to the Placement Agent in connection with the February Private Placement, exercisable for 1,293 Depositary Shares (representing 517,200 Ordinary Shares) at an exercise price of $232.00 per Depositary Share;
•	Series C Warrants, issued in June 2023, exercisable for 256,324 Depositary Shares (representing 102,529,600 Ordinary Shares), at an exercise price of $16.00 per Depositary Share (with a cashless exercise option);
•	Series D Warrants, issued in June 2023, exercisable for 279,699 Depositary Shares (representing 110,679,610 Ordinary Shares), at an exercise price of $16.00 per Depositary Share; and

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•	warrants, issued in June 2023, to the Placement Agent in connection with the May 2023 Registered Direct Offering, exercisable for 11,067 Depositary Shares (representing 4,426,800 Ordinary Shares), at an exercise price of $15.00 per Depositary Share.

Except as otherwise noted, all information in this prospectus reflects and assumes (i)  no exercise of outstanding options issued under our equity incentive plans, (ii) no exercise of any warrants issued in this offering and (iii) no exercise of the underwriters’ option to purchase additional Depositary Shares, Series E Warrants and/or Series F Warrants, or any combination thereof.

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THE TOLIMIDONE TRANSACTION

The following is a summary of the material terms of the A&E Agreement, the Tolimidone License and certain ancillary agreements. A copy of the A&E Agreement and the Tolimidone License are filed as exhibits to, and incorporated by reference into, the Registration Statement on Form F-1 of which this prospectus forms a part. The following description does not purport to be complete and is qualified in its entirety by reference to the applicable agreement. You should refer to the full text of each agreement for details of the transaction and the terms and conditions of each agreement.

Assignment and Exchange Agreement and Related Documents

On November 22, 2023, we entered into the A&E Agreement with Adhera and certain of its Secured Noteholders of Adhera Secured Notes, pursuant to which Adhera agreed to assign all of its rights to the compound tolimidone to us. Adhera had previously entered into an exclusive license agreement with Melior for the development and commercialization of tolimidone in most territories other than China, South Korea and a number of smaller Asian territories which Melior had licensed to Bukwang.

Tolimidone is a selective activator of the enzyme lyn kinase, which increases phosphorylation of insulin substrate -1, or IRS-1, thereby amplifying the signaling cascade initiated by the binding of insulin to its receptor. Lyn kinase modulates key intracellular functions such as proliferation, differentiation, apoptosis, migration and metabolism. In fat cells, lyn kinase increases utilization of insulin, thus decreasing blood sugar without having an effect on insulin production. In pancreatic islets, activation of lyn kinase promotes β-cell survival and proliferation, whereas its inhibition leads to cell death, prevents proliferation and precipitates diabetes.

In connection with the assignment, we agreed to pay $0.3 million in cash to Adhera and issue $2.0 million of our Depositary Shares, valued at the Class A Offering Price, to the Secured Noteholders. In addition, provided the Secured Noteholders, as a group, subscribe for not less than $4.0 million of Class A Units in this offering, we agreed to pay a further $0.4 million in cash to Adhera and issue a further $3.0 million of our Depositary Shares, valued at the Class A Offering Price, to the Secured Noteholders. Based upon a public offering price of $2.00 per Class A Unit, we would be obligated to issue an aggregate of 2,500,000 Depositary Shares to the Secured Noteholders if all of the above conditions were met. Certain of the Secured Noteholders have expressed an interest to purchase an aggregate of $4.0 million of the units sold in this offering at the public offering price of the units offered hereby. However, because expressions of interest are not binding agreements or commitments to purchase, they may determine not to purchase any such units. The A&E Agreement also provides for additional payments, totaling $4.0 million of our Depositary Shares in the aggregate, to be issued to the Secured Noteholders upon the completion of a positive Phase II clinical study of tolimidone in Type-1 diabetes and the first commercial sale of tolimidone.

All of the Depositary Shares issued by us pursuant to the A&E Agreement will be distributed amongst the Secured Noteholders who are parties to the A&E Agreement. Upon receipt of the Depositary Shares issued pursuant to the A&E Agreement as of the A&E Closing, the Secured Noteholders have agreed to cancel and terminate, in full, their respective Adhera Secured Notes and any related security agreements and interests. The A&E Agreement also provides for additional Depositary Shares to be issued to the Secured Noteholders upon the achievement of certain milestones set forth therein. At their election, the Secured Noteholders may elect to limit their shareholdings in us to 4.99% or 9.99% and therefore receive a portion of their Depositary Shares, whether pursuant to the A&E Agreement or this offering, in the form of pre-funded warrants. The pre-funded warrants may be exercised at any time provided the relevant shareholders’ holdings remain at or below 4.99% or 9.99%, as applicable. The A&E Closing is subject to customary closing conditions, including, among other things, the closing of this offering.

Further, in connection with the execution of the A&E Agreement, the Company agreed to advance to Adhera, within three business days of the execution of the A&E Agreement, $60,000 of the Initial Cash Consideration, which will be creditable against the Initial Cash Consideration payable at the A&E Closing or, if the A&E Closing does not occur by March 31, 2024, repaid in full by Adhera.

In addition, at the A&E Closing, we will enter into a registration rights agreement, or the Registration Rights Agreement, and lock-up agreements, or the Lock-Up Agreements, with the Secured Noteholders. Pursuant to the terms of the Registration Rights Agreement, we will agree to file a registration statement with the SEC registering for resale, or the Resale Registration Statement, of the Ordinary Shares represented by our Depositary Shares that are issued pursuant to the A&E Agreement. The Registration Rights Agreement will provide that the Resale Registration Statement will be filed no later than the 90th calendar day following the date of the A&E Closing, and have the Resale Registration Statement declared effective by the SEC as promptly as possible after the filing thereof, but in any event no later than the 90th calendar day following the filing date of such Resale Registration Statement, or the Resale Effective Date.

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Further, under the Lock-Up Agreement, in respect of Depositary Shares received pursuant to the A&E Agreement, the Secured Noteholders will agree not to resell their Depositary Shares until the earlier of (i) 90 days following the Resale Effective Date, and (ii) 180 days following the A&E Closing. During the 90 days following the Resale Effective Date, the Secured Noteholders may, as a group, sell up to an aggregate of 30% of the daily trading volume of our Depositary Shares traded on the NASDAQ Capital Market, or the Leak-Out Percentage, unless our Depositary Share price equals or exceeds 150% of the Class A Offering Price, in which case the Secured Noteholders may sell unlimited Depositary Shares for as long as the market price remains at or above 150% of the Class A Offering Price.

Tolimidone License Agreement and Related Documents

On November 22, 2023, we entered into a license agreement with Melior, relating to the tolimidone compound. Under the Tolimidone License, we obtained from Melior an exclusive, worldwide, sublicensable right to develop, manufacture, commercialize, or otherwise exploit products containing tolimidone for any field.

Pursuant to the terms of the Tolimidone License, we agreed, within five business days following the effective date of the Registration Statement on Form F-1 to which this prospectus forms a part, to issue to Melior 9.9% of the fully-diluted number of our Depositary Shares in upfront consideration, of which 50% of such Depositary Shares would be issued directly to Bukwang. The fully-diluted number of Depositary Shares is calculated based upon the number of Depositary Shares currently issued, Depositary Shares underlying currently issued in-the-money warrants, Depositary Shares to be issued pursuant to the A&E Agreement, Depositary Shares to be issued pursuant to the Tolimidone License and Depositary Shares to be issued pursuant to this offering. As of the date hereof, and assuming we issue our Depositary Shares to the Secured Noteholders as part of the Upfront License Payment (and not factoring in the issuance of Depositary Shares as part of the Contingent Share Consideration), we would be obligated to issue to Melior an aggregate of 501,048 Depositary Shares. In addition, we are obligated to pay single digit tiered royalties on net sales of tolimidone to Melior, with Melior agreeing to pay to Bukwang 50% of such royalties pursuant to the Proposed Royalty Agreement.

Under the Tolimidone License, we, at our own cost, have the right to control the prosecution, maintenance and enforcement of the tolimidone patents, while Melior has certain step-in rights if we elect not to prosecute and maintain such tolimidone patents. The Tolimidone License may be terminated by Melior if we fail to file a registration statement to register for resale the Melior Shares within 90 days of the date the Registration Statement on Form F-1 to which this prospectus forms a part is declared effective by the SEC, if we fail to complete a Financing within 90 days of the effective date of the Tolimidone License, or if we fail to meet various development diligence obligations.

The effectiveness of the Tolimidone License is subject to certain conditions, including that a registration statement related to an equity financing is declared effective by the SEC and, unless waived by us, that the Bukwang Amendment (as discussed below) has been executed.

In connection with the Tolimidone License, on November 22, 2023, Melior and Bukwang entered into an amendment to the Bukwang License. Under the Bukwang Amendment, Melior and Bukwang agreed that, upon us securing a minimum of $4.0 million in new equity financing before the Financing Date, the Bukwang License shall terminate in its entirety and Bukwang shall transfer to Melior all rights, titles and interests to certain INDs, know-how and data, and patents relating to tolimidone.

Under the Bukwang Amendment, upon the Financing Date, Melior and Bukwang will enter into the Proposed Royalty Agreement pursuant to which Bukwang shall be entitled to 50% of all payments Melior receives under the Tolimidone License, including: (i) 50% of the equity issued by us under the Tolimidone License, and (ii) 50% of the royalties that we will pay to Melior. Further, under the Proposed Royalty Agreement, Bukwang will pay to Melior $100,000 in consideration for Melior’s waiver of Bukwang’s obligation to pay patent costs pursuant to the Bukwang License, and Melior will take back responsibility for all tolimidone patent prosecution and maintenance costs.

In addition, at the time of the A&E Closing, we will enter into a registration rights agreements and lock-up agreements with Melior and Bukwang on substantially similar terms as the Registration Rights Agreement and Lock-Up Agreements with the Secured Noteholders, provided that, with respect to the lock-up agreement to be entered into with Melior and Bukwang, the Leak-Out Percentage shall be 5.5% of the daily trading volume of our Depositary Shares on the NASDAQ Capital Market for each of Melior and Bukwang.

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Tolimidone

Background

Tolimidone was originally developed by Pfizer Inc., or Pfizer, and was previously in clinical development for the treatment of gastric ulcers in the 1970s. Tolimidone is a selective activator of the enzyme lyn kinase which increase phosphorylation of insulin substrate -1, thereby amplifying the signalling cascade initiated by the binding of insulin to its receptor. Pfizer undertook a broad pre-clinical program to characterize the pharmacology, pharmacokinetics, metabolism and toxicology of tolimidone. Pfizer conducted a total of eight Phase I and Phase II studies in a total of 141 patients. Pfizer’s studies demonstrated that tolimidone was well tolerated up to doses of 200mg per day. However, Pfizer discontinued development of the drug due to lack of efficacy in a Phase II clinical trial.

Using its proprietary phenotypic screen technology which focuses of the search for new potential applications for re-purposed molecules, Melior recognized the potential utility of tolimidone in Type 2 diabetes (e.g., improved glycemic control, lower eight gain, leptin levels), or T2D, and began an investigational program, including clinical studies, of tolimidone, coded as MLR-1023.

Type 1 diabetes, or T1D, and T2D both occur when the body cannot properly store and use glucose, which is essential for energy. This glucose then collects in the blood and does not reach the cells that need it, leading to serious complications. T1D and T2D diabetes are similar insofar as both share (similar) symptoms, including excessive thirst, increased urination, increased infections, fatigue, weight loss, and blurred vision. However, there are often differences in how rapidly symptoms first appear. T1D usually appears first in children and adolescents, but it can also occur in adults. In T1D, the immune system attacks pancreatic beta cells so that they can no longer produce insulin. In studies, the incidence of T1D has been shown to be 15 per 100,000, with a prevalence of 9.5% of the population. It is believed T1D has a genetic component and can be diagnosed early in life as well as in adulthood. Its causes are not fully known, and there is currently no cure. People with T1D are dependent on injected or pumped insulin to survive.

According to studies, in 2021 there were approximately 8.4 million people worldwide with T1D, with 500,000 new cases diagnosed per year, with an estimated global market of $7.6 billion in 2022. Further studies show that T1D may increase annually by 0.34%, with forecasted growth over the next seven years of approximately 7.6%.

Tolimidone in T2D

Melior initially evaluated tolimidone for the treatment of T2D. Tolimidone is pharmacologically and structurally different from metformin and sulfonylureas, drugs routinely used in clinical practice for the management of T2D, which lower blood glucose through a unique mechanism of action as a potent and selective inhibitor of lyn kinase. Lyn kinase is a member of the Src family of protein tyrosine kinases, which is mainly expressed in hematopoietic cells, in neural tissues in the liver, and adipose tissue. Tolimidone has demonstrated glycemic control via insulin sensitization in animal models of T2D diabetes. Tolimidone does not affect PPARα, β, or γ-mediated transactivation, GLP-1-mediated insulin release, or DDP-IV activity. In studies conducted in in vivo models of T2D, tolimidone decreased blood glucose levels in mouse and rat oral glucose tolerance tests, in db/db mice and Zucker rats. Blood glucose lowering was produced with both acute and chronic dosing regimens.

Melior, in partnership with Bukwang, conducted two Phase II studies in T2D. In the first Phase II study, 130 patients were treated with four active doses: 100mg once daily, 100mg twice daily, 200mg once daily and 200mg twice daily, each for four weeks. The primary endpoint was a mixed meal tolerance test, or MMTT, conducted on day one and day 29, and fasting plasma glucose, or FPG, was monitored weekly. Top line results from analyses of covariance showed statistically significant improvement in MMTT and FPG in the 100mg once daily dosed group. In addition, there was a statistically significant decrease in MMTT in the 100mg twice daily dosed group. In general, favorable drug effects in all dose groups were suggestive of decreases in MMTT and FPG even when not statistically significant. Beneficial changes were also observed in all lipid parameters, though only triglycerides exhibited statistically significant differences. In a second Phase II study, it was discovered that treatment kits did not have their assigned dosage forms and therefore subjects did not receive their assigned treatments. Accordingly, it is difficult to draw firm conclusions from the results of this study.

Melior and Bukwang discontinued the development of tolimidone due to, among other things, strategic reasons and the competitive marketplace.

Tolimidone in T1D

If the A&E Closing occurs, we plan to develop tolimidone for the treatment of T1D. Tolimidone’s potential utility in T1D has been demonstrated by several studies, including those conducted independently of Adhera or Melior, which confirmed lyn kinase as a key factor for beta cell survival and proliferation in in vitro and in vivo models, and potential treatment for T1D. Tolimidone was shown to increase beta-cell mass by promoting their survival and, most importantly, tolimidone was able to induce proliferation in beta cells isolated from human cadavers. From a mechanism of action perspective, tolimidone has been shown to both preserve beta cell degradation and to stimulate beta cell proliferation.

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In preclinical analysis, tolimidone regulates blood glucose levels through the modification of insulin signalling via IRS-1, most likely downstream from the insulin receptor. Tolimidone administration produced a dose-dependent blood glucose lowering in mice. However, unlike, metformin, tolimidone did not reduce blood glucose levels in fasted mice. Further, drug activity was absent in fasted mice, which may suggest it is not a gluconeogenesis inhibitor. In addition, fasted mice had low level of circulating insulin, which may be required for tolimidone mediated glucose lowering. We believe beta-cell function preservation may be due to a direct protective activity of tolimidone on the cells, or reduction of glucotoxicity.

As a first step in the planned continued clinical development of tolimidone, if the A&E Closing occurs we intend to conduct a Phase I dose-confirmation study (3 to 4 doses) with 12 to 15 patients in conjunction with the University of Alberta to establish the minimum effective dose of tolimidone in patients with uncontrolled T1D. We expect to derive safety data from prior studies by Pfizer and Melior. Further, the FDA has granted an IND for a Phase II study designed to evaluate the efficacy of tolimidone in adult T1D patients. The Phase II study is expected to be a double-blind, placebo-controlled study of approximately 35 adult patients with poorly controlled T1D over a period of four months and diagnosed between one to five years from the time of the trial commencing, with changes in C-peptide levels after a 4-hour MMTT test as primary end-point. C-peptide is known to correlate with insulin levels in the body. Following the A&E Closing, we would expect to begin recruitment within 12 months. The Phase I study will run in parallel with planning for the Phase II study.

 Intellectual Property Rights

Tolimidone is protected by a total of 50 issued patents, three allowed patent applications, and 20 pending patent applications in the following territories: United States, Australia, Brazil, Canada, China, Europe, France, Germany, Great Britain, Ireland, Luxemburg, Monaco, Switzerland, Hong Kong, Israel, Japan, Mexico, New Zealand, Russia, Singapore, South Africa, and South Korea. Patent expiries range between 2026 and 2038 (with patent term adjustments).

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BUSINESS

Overview

We are a clinical stage biopharmaceutical company developing a pipeline of products aimed at primary and metastatic cancers of the brain. Our lead candidate, MTX110, is being studied in aggressive rare/orphan brain cancer indications including recurrent glioblastoma and diffuse midline glioma, or DMG.

MTX110 is a liquid formulation of the histone deacetylase, or HDAC inhibitor, panobinostat. Our proprietary formulation enables delivery of the product via convection-enhanced delivery, or CED, at potentially chemotherapeutic doses directly to the site of the tumor, by-passing the blood-brain barrier and avoiding systemic toxicity.

Our clinical assets are supported by three proprietary drug delivery technologies focused on improving bio-delivery and bio-distribution of drugs through either sustained delivery (Q-SpheraTM), direct delivery (MidaSolveTM), or targeted delivery (MidaCoreTM):

•	Our Q-Sphera platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

•	Our MidaSolve platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

•	MidaCore platform: Our gold nanoparticle nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

Additional information regarding the general development of our business is set forth in our Annual Report on Form 20-F for the year ended December 31, 2022, as amended. For information on our proposed acquisition of tolimidone and related license from Melior, please see “The Tolimidone Transaction.”

Financial Update

As of September 30, 2023, we had cash and cash equivalents of £3.82 million. Our net cash used in operations for the three and nine months ended September 30, 2023 was £1.37 million and £5.25 million, respectively. Our total borrowings as at September 30, 2023 was £504,000.

Financial information as of September 30, 2023 in this prospectus has not been audited and has been prepared by, and is the responsibility of, our management. This data could change as a result of further review. In addition, our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to this unaudited financial information and does not express an opinion or any other form of assurance with respect thereto. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial condition, liquidity, and results of operations as of September 30, 2023. Complete annual results will be included in our Annual Report on Form 20-F for the year ended December 31, 2023.

Other Recent Developments

MTX110 Developments

On June 1, 2022, we announced that upon submitting an application to the FDA, our development program of MTX110 for the treatment of recurrent glioblastoma had been granted Fast Track designation by the agency. Fast Track is a process designed to facilitate the development and expedite the review of treatments for serious conditions and that potentially address unmet medical needs. Drugs that are granted this designation are given the opportunity for more frequent interactions with the FDA, as well as potential pathways for expedited approval.

On January 12, 2023, we announced that, following completion of one-month treatment with MTX110 in our first patient, our Phase I study of MTX110 in recurrent glioblastoma (also known as the MAGIC-G1 study) would continue with a planned dose escalation following positive recommendation from the study’s DSMB. MAGIC-G1 is an open-label, dose escalation study designed to assess the feasibility and safety of intermittent infusions of MTX110 administered by CED via implanted refillable pump and catheter. The study aims to recruit two cohorts (cohort A and cohort B), each with a minimum of four patients; the first cohort will receive MTX110 following implantation of the CED system and the second cohort will also receive MTX110 but with the option of the treating investigator to re-position the catheter into an area of new lesion upon progression, with the objective of increasing tumor coverage and survival.

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The first patient in cohort A was dosed at 60uM of MTX110 via direct-to-tumor delivery and has received 13 48-hour infusions over a period of 19 weeks. No treatment-associated adverse events were noted in the patient during this period. Following successful completion of the first month of treatment, the DSMB reviewed the available data and recommended dose escalation in the study to 90uM, which we believe is the optimal dose. To date, there have been no dose-limiting toxicities.

On October 3, 2023, we announced the completion of recruitment into cohort A with the minimum number of four patients. Enrollment in cohort B commenced upon the approval of the study by the DMSB in October 2023. We expect interim progression-free survival results to be available in the second quarter of 2024.

On July 10, 2023, we announced the completion of enrollment and the treatment of nine pediatric patients with DMG in the ongoing Phase I study of MTX110 at Columbia University Irving Medical Center. All of the patients, aged four to 17 years old, received radiation therapy as per the institutions’ standard of care. Each patient subsequently underwent surgery with implantation of an intratumoral catheter and a programmable subcutaneous pump and eight out of nine received two infusions of MTX110 via CED separated by a period of one week. Concentrations of 30, 60 or 90 µM were delivered with no intra-patient dose escalation. To date, no dose limiting toxicities related to the study drug have been reported. The median overall survival rate for the cohort was 26.1 months. We expect full results to be announced in the first quarter of 2024.

Change in Ratio of Depositary Shares

On July 5, 2023, in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from five Ordinary Shares per Depositary Share to 400 Ordinary Shares per Depositary Share. This had the effect of a one-for-80 reverse split of the Depositary Shares. No fractional Depositary Shares were issued.

Regained Compliance with NASDAQ Continued Listing Requirements

Our Depositary Shares are currently listed on the NASDAQ Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of our Depositary Shares on NASDAQ. On January 31, 2023, we received a letter from NASDAQ stating that, for the previous 30 consecutive business days, the bid price for our Depositary Shares had closed below the minimum $1.00 bid price per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). On July 20, 2023, we received written notice from NASDAQ notifying us that for the preceding 10 consecutive business days the closing bid price for our Depositary Shares had been $1.00 or greater. Accordingly, NASDAQ determined that we had regained compliance with NASDAQ Listing Rule 5550(a)(2).

NASDAQ further notified us that we are subject to a mandatory panel monitor for a period of one year from July 20, 2023. If, within that one-year monitoring period, the NASDAQ Listing Qualifications Staff finds us out of compliance with the rules that was subject to the previous exception, the Listing Qualifications Staff will issue a delisting determination letter and we will have the opportunity to request a hearing with the Nasdaq Hearings Panel.

Having regained compliance with these rules, we are now in compliance with all applicable requirements for continued listing on the NASDAQ Capital Market. We cannot assure you that we will remain in compliance with all applicable requirements for continued listing on the NASDAQ Capital Market.

June AGM and June GM

On June 14, 2023, we held the June AGM and our shareholders passed resolutions, among other procedural items, to approve the allotment of, and disapplication of pre-emption rights in respect of, up to 7.0 billion Ordinary Shares. On June 14, 2023, we also held the June GM, and our shareholders passed resolutions to approve the (x)(i) Re-Designation, and (ii) the Subdivision, which became effective on June 15, 2023 and (y) adopt new Articles of Association, which make consequential amendments to the existing articles of association of the Company to reflect the Re-Designation and the Subdivision, together with certain other changes to reflect that the Ordinary Shares are no longer admitted to trading on AIM. As is standard for deferred shares, each B Deferred Share has very limited rights and is effectively valueless. The B Deferred Shares have the rights and restrictions as set out in the Articles of Association and do not entitle the holder thereof to receive notice of or attend and vote at any general meeting of the Company or to receive a dividend or other distribution.

May 2023 Registered Direct Offering

On May 26, 2023, we completed the closing of the May 2023 Registered Direct Offering, with the Investors for the sale of 110,679,610 Ordinary Shares represented by 279,699 Depositary Shares at a price per Depositary Share of $12.00, for aggregate gross proceeds of $3.32 million.

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Pursuant to the terms of Purchase Agreement entered into in connection with the May 2023 Offering, following Shareholder Approval on June 14, 2023, on June 20, 2023, we issued to the Investors (i) Series C Warrants exercisable for an aggregate of 415,044 Depositary Shares representing 166,017,700 Ordinary Shares and (ii) Series D Warrants exercisable for an aggregate of 279,699 Depositary Shares representing 110,679,610 Ordinary Shares. The warrants were exercisable at an exercise price of $16.00 per Depositary Share, subject to adjustments for certain dilutive equity issuances. The warrants were exercisable upon receipt of Shareholder Approval. The Series C Warrants will expire one year from the initial exercise date and may be exercised on a cashless basis, subject to the satisfaction of payment of not less than the nominal value of the ordinary shares under the provisions of the Companies Act. The Series D Warrants will expire five years from the initial exercise date. A holder of the warrants may not exercise the warrants if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99% (such amount to be determined at the option of the holder) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. The Purchase Agreement contains customary representations, warranties and covenants of the Company and each Investor, and customary indemnification provisions for a transaction of this type, including taking reasonable steps to maintain the Depositary Shares listed on NASDAQ.

Pursuant to the terms and conditions set forth in the Placement Agency Agreement, we agreed to pay the Placement Agent a cash fee in an amount equal to 8.0% of the aggregate gross proceeds of the Offering, and to issue to the Placement Agent, the May 2023 Placement Agent Warrants. Following Shareholder Approval on June 14, 2023, we issued to the Placement Agent May 2023 Placement Agent Warrants having substantially the same terms as the Series D Warrants, except that the exercise price of the May 2023 Placement Agent Warrant is 125% of the offering price of the Depositary Shares issued in the May 2023 Registered Direct Offering and the term of the May 2023 Placement Agent Warrants terminates on the three-year anniversary of the initial exercise date as defined in the May 2023 Placement Agent Warrant. We also agreed to pay the Placement Agent a management fee equal to 1.0% of the gross proceeds raised in the May 2023 Offering and an expense allowance of up to $85,000 for legal fees and other out-of-pocket expenses.

Additionally, pursuant to the terms of the Purchase Agreement, we agreed to not issue any securities that are subject to a price reset based on the trading prices of our Ordinary Shares or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of the Warrant Private Placement, subject to an exception.

Reverse Stock Split, Change of Name and AIM Cancellation

On March 24, 2023, we held a general meeting where our shareholders approved, among other things, (i) a change of our name to “Biodexa Pharmaceuticals PLC,” (ii) the allotment of up to 100% of our fully diluted share capital for future share issuances through our annual general meeting in 2025, (iii) the cancellation of admission of our Ordinary Shares from trading on AIM, and (iv) a one-for-20 reverse stock split of our Ordinary Shares. The reverse stock split of our Ordinary Shares was effective as of March 27, 2023.

Concurrently with the reverse split, and in order to continue meeting NASDAQ’s minimum 500,000 publicly held shares requirement pursuant to Rule 5550(a)(4), on March 27, 2023, we changed the ratio of Depositary Shares from one Depositary Share representing 25 Ordinary Shares to a new ratio of one Depositary Share representing five Ordinary Shares. This had the effect of a one-for-four reverse split of our Depositary Shares. No fractional Depositary Shares were issued.

Additionally, as noted above, our shareholders approved the cancellation of admission of our Ordinary Shares on AIM. This cancellation became effective on April 26, 2023. The Depositary Shares trade exclusively on the NASDAQ Capital Market under the symbol “BDRX.” There is currently no market for our Ordinary Shares.

February 2023 Private Placement

On February 15, 2023, we completed the February Private Placement with certain institutional investors, for the sale of (i) 3,250,000 Ordinary Shares represented by 8,125 Depositary Shares, (ii) 12,931,200 Ordinary Shares represented by 32,327 Depositary Shares, issuable upon the exercise of Series A Warrants issued in the February Private Placement, (iii) 19,396,400 Ordinary Shares represented by 48,491 Depositary Shares, issuable upon the exercise of Series B Warrants issued in the February Private Placement, and (iv) 62,184,525 Ordinary Shares represented by 155,461 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement, subject to certain reset provisions set forth in the pre-funded warrants, at an initial purchase price of $185.60 per Depositary Share, for aggregate gross proceeds of approximately $6.0 million.

In addition, in connection with the February Private Placement, on February 9, 2023 we entered into the Waiver providing for a permanent waiver of certain equity issuance prohibitions and participation rights under the December SPA. In connection therewith, we agreed to, subject to receipt of stockholder approval, issue to Armistice Series A Warrants exercisable for 625,000 Ordinary Shares represented by 1,562 Depositary Shares. Further, we issued to the Placement Agent, in connection with their engagement as placement agent in the February Private Placement, the February Placement Agent Warrants.

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On March 24, 2023, we held a general meeting where our shareholders approved, among other things, the allotment of, and disapplication of preemption rights with respect to, the Ordinary Shares to be issued under the Series A Warrants, the Series B Warrants, certain of the pre-funded warrants, and the February Placement Agent Warrants. We subsequently issued the warrants to the investors and the Placement Agent.

Depositary Bank Update

Pursuant to Section 5.4 of the BONY Deposit Agreement, BONY provided written notice to the Company of BONY’s resignation, such resignation to take effect upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the BONY Deposit Agreement.

On December 5, 2023, we appointed JPMorgan as successor depositary. We expect JPMorgan to commence serving as successor depositary on or about December 18, 2023. In conjunction with such change, a New Deposit Agreement, between the Company and JPMorgan will take effect on such date and each existing American depositary receipt will be deemed amended and restated accordingly. The holders and beneficial owners of our American depositary receipts from time to time shall become parties to, and be bound by all of the terms and conditions of, the New Deposit Agreement. A copy of the form of New Deposit Agreement is filed as Exhibit 4.4 to the Registration Statement on Form F-1 of which this prospectus forms a part.

Our Strategy

In early 2023, we decided to re-position the Company as a therapeutics (as opposed to drug delivery) company. As a result, the delivery of proof-of-concept clinical data is the primary focus of our business model going forward.

We aim to deploy our proprietary technologies to develop proof of concept formulations and then enter into licensing agreements with third party pharmaceutical companies. We may also, from time to time, seek to acquire development assets, either through in-licensing or through other strategic transactions.

Development

Our intention is to build a balanced portfolio of clinical-stage development assets, ideally focused on oncology and on rare or orphan indications. Our only current clinical-stage asset, MTX110, is in Phase I development for three rare or orphan brain cancers.

Our research and development programs may, like MTX110, be based on one or more of our enabling technologies.

Our aim is to enter into research and development collaborations with third parties to develop proof-of-concept formulations of their proprietary compounds using our proprietary drug delivery technologies. We do not intend to expand our internal pipeline of drug delivery based programs.

Manufacturing

To establish proof-of-concept in pre-clinical studies for potential licensees, we are able to manufacture non-GMP Q-Sphera products at pilot scale at our Cardiff, Wales facility. Our intention is to technology transfer the manufacturing of clinical trial supplies and, ultimately, full GMP commercial manufacture to a third party CMO. We would expect a licensee to assume the cost of manufacturing GMP product and commercial scale-up pursuant to a technology transfer agreement.

MTX110 is currently being manufactured to GMP standards at a CMO.

Commercialization

Once proof-of-concept has been established, we intend to seek to license our products to a partner who would complete the development, and subsequently market and sale, of the product in an agreed upon licensed territory. In addition to reimbursement of development costs, the partner would be expected to make milestone payments based on sales targets and royalty payments.

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Pipeline and Platform Technologies

We are actively pursuing the development of MTX110 in three Phase I studies. Assuming the A&E Closing occurs, we will also pursue the development of tolimidone. Our other product candidates, MTD201, Q-octreotide and MTD211, Q-brexpiprazole are not being actively developed but are available for licensing. MTD217 is an internal preclinical research program recently added to our portfolio.

Assuming the A&E Closing occurs, our development pipeline is as follows:

Additionally, assuming the A&E Closing, we anticipate the following milestones through the fourth quarter of 2024 with respect to our product candidates:

Current Clinical Stage Assets

MTX110. Using our MidaSolve technology in combination with panobinostat, an otherwise insoluble drug and one that we believe is among the most effective agents, MTX110 is designed for direct-to-tumor treatment of intractable brain cancers. Panobinostat is currently marketed under the brand Farydak® which is used orally in combination therapy for the treatment of multiple myeloma. We are currently researching the utility of MTX110 to proof of concept stage in three indications:

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Glioblastoma Multiforme (GBM): GBM is the most common and aggressive form of brain cancer in adults, usually occurring in the white matter of the cerebrum. Treatments include radiation, surgical resection and chemotherapy although, in almost all cases, tumors recur. Based on available date from the American Association of Neurosurgeons, there are approximately 3-4/100,000 population diagnoses of GBM per annum, with more than 13,000 diagnoses expected in the United States in 2022. Survival with standard of care treatment ranges from approximately 13 months in patient with an unmethylated MGMT gene promotor to approximately 30 months in patients with a highly methylated MGMT gene promotor. Studies show the global GBM treatment market was valued at approximately $2.14 billion in 2020, with expected growth of 8.8% per annum through 2028.

Following IND approval in December 2021, we are in the process of recruiting patients in a Phase I study to assess the utility of MTX110 in recurrent GBM. The Phase I study is an open-label, dose escalation study designed to assess the feasibility and safety of intermittent infusions of MTX110 administered by CED via implanted refillable pump and catheter. The study aims to recruit two cohorts, each with a minimum of four patients; the first cohort will receive MTX110 only and the second cohort will receive MTX110 but with the option of the treating investigator to re-position the catheter into an area of new lesion upon progression, with the objective of increasing tumor coverage and survival.

Diffuse Midline Glioma (DMG): DMG, formerly known as diffuse intrinsic pontine glioma (DIPG), tumors are located in the pons (middle) of the brain stem and are diffusely infiltrating. Occurring mostly in children, approximately 1,100 patients worldwide and 300 in the United States are diagnosed with DMG per annum and median survival is approximately 10 months. There is no effective treatment since surgical resection is not possible. The standard of care is radiotherapy, which transiently improves symptoms and survival. Chemotherapy does not improve survival and one likely reason is that many anti-cancer drugs cannot cross the blood-brain barrier to access the tumor.

In October 2020, we reported the first-in-human study by the University of California, San Francisco of MTX110 in DMG using a CED system. The Phase I study established a recommended dose range for Phase II, a good safety and tolerability profile but also encouraging survival data in the seven patients treated.

Medulloblastoma: Medulloblastomas are malignant embryonal tumors that start in the cerebellum. They are invasive and, unlike most brain tumors, spread through the cerebrospinal fluid, or CSF, and frequently metastasize to different locations in the brain and spinal cord. Treatments include resection, radiation and chemotherapy. Approximately 350 patients are diagnosed with medulloblastoma per annum and 3,800 people are living with the disease in the United States. The cumulative survival rate is approximately 60%, 52%, and 47% at 5 years, 10 years, and 20 years, respectively; however, recurrence is nearly always fatal with no established standard of care.

The University of Texas is undertaking a Phase I exploratory study in recurrent medulloblastoma patients using direct administration of MTX110 into the fourth ventricle, enabling it to circulate throughout the CSF.

In 2020, our non-exclusive worldwide, sublicensable license to certain patents of panobinostat was terminated by Secura Bio. We view MTX110 as an important asset and currently have two ongoing clinical trials for MTX110 and intend to commence two further clinical trials as part of our MTX110 clinical program. We continue to enjoy freedom to use panobinostat for research purposes and we plan to continue to pursue development of MTX110. We believe that the relevant Secura Bio patents may delay a launch of MTX110 for use in patients with DMG, however we do not anticipate it would have any impact on launching MTX110 for use in patients with GBM. If we are unable to launch a product candidate until the patent expires, there could be a material adverse effect on our business, financial condition and results of operations.

For additional information regarding MTX110, see “—Recent Developments—MTX110 Developments.

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Current Technologies

In 2020, following a strategic review, we pivoted from a largely singular focus on the clinical development and manufacturing scale up of MTD201 to a strategy based on a broader, but earlier stage, pipeline designed to optimize opportunities for partnering success. In early 2023 we refined our strategy to focus on our clinical stage assets and ceased further development of our internal pipeline of drug delivery programs.

Q-Sphera

Our Q-Sphera technology employs 3-D printing techniques to encapsulate medicines in polymer-based bioresorbable microspheres. Q-Sphera is a precise, scalable, efficient, and environmentally friendly microparticle manufacturing platform. From a clinical perspective, Q-Sphera ensures monodispersed microparticles that release active drug compounds into the body in a tightly controlled, highly predictable and linear manner over an extended period of time.

Q-Sphera is the next generation polymer microsphere technology which simplifies manufacturing, facilitates the sustained release of products and delivers formulations with significant patient, healthcare professional and payor benefits. Our polymer microsphere platform has been developed to enable sustained release delivery solutions for peptide and small-molecule therapeutics through precise definition of the properties of polymer microparticles into which active compounds can be incorporated. Microspheres are small, spherical particles that can be utilized as a time release drug capsule. This technology contributes to our oncology franchise as well as potential applications in endocrinology and other disease areas.

Current reactor-based emulsion manufacturing technology has been in use for over 20 years and, despite several issues, it continues to be used by the vast majority of the market as there are limited alternatives. Reactor-based emulsion processes, used by most existing products, require large infrastructure, are energy intensive, inefficient and wasteful, producing large quantities of unusable particles, and utilize large volumes of toxic organic solvents that are damaging to the environment.

The microspheres may be injected to form depots in the body, which release drugs over predictable, sustained periods from one week up to several months.

MTD211. We have developed a long-acting formulation of brexpiprazole using Q-Sphera technology. Marketed under the brand name Rexulti® by Otsuka Pharmaceutical Co., Ltd, brexpiprazole is indicated for the treatment of schizophrenia and adjunctive treatment of major depressive disorder and is currently only available as an immediate release oral tablet. The market for anti-psychotic drugs is shifting towards long-acting formulations for reasons of improved patient compliance and lowering of payor costs associated with patient hospitalization events. MTD211 is available for licensing.

MTD201. Following the announcement of a strategic review, we ceased further in-house development of MTD201, our Q-Sphera formulation of octreotide for acromegaly and neuroendocrine tumors. We completed two clinical trials for MTD201, a 2018 first-in-human Phase I study compared MTD201 with Novartis’ Sandostatin LAR Depot®, and second Phase I study of MTD201 completed in January 2020 which compared subcutaneous administration with intramuscular administration in healthy volunteers and showed similar pharmacokinetics and bioavailability in healthy volunteers. Together, the two Phase I studies of MTD201 serve as clinical validation of the Q-Sphera technology, confirming many of Q-Sphera’s features and benefits for patients, payors and licensees. MTD201 is also available for licensing.

MidaSolve

Our MidaSolve nano inclusion technology is utilized for potent, small molecule chemotherapeutics that have minimal solubility in water at biological pH, which means they cannot normally be injected and limits them to oral administration in solid form. When reformulated with MidaSolve technology, the complexed molecules solubilize such that the molecule can be administered in liquid form into the body. This enables local infusion directly into the tumor, thus extending the available routes of administration for drugs that otherwise would be limited to oral forms only.

The complexed molecules comprise a hydrophobic (‘water-fearing’) inner surface and a hydrophilic (‘water-loving’) outer surface, and as a result are capable of forming host-guest complexes with normally water-insoluble molecules. A hydrophobic, poorly water-soluble drug can associate with the inner, more hydrophobic surface of the MidaSolve host, while the hydrophilic outer surface allows the complex to dissolve at biological pH.

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MTX110. Using our MidaSolve technology in combination with panobinostat, an otherwise insoluble drug, MTX110 is designed for direct-to-tumor treatment of intractable brain cancers. The resulting complex is readily soluble in water at therapeutic concentrations, thus enabling liquid administration routes directly into the tumor that otherwise would not be possible. Given in its natural oral form, panobinostat does not cross the blood-brain barrier, and thus does not reach brain tumors. It is also a highly toxic substance and, when given orally, suffers from significant dose-limiting side effects. MidaSolve allows an alternate means of delivery in liquid form, and MTX110, our soluble form of panobinostat, is infused directly into the tumor. Direct delivery of MTX110 bypasses the blood-brain barrier and ensures adequate drug exposure to tumor cells without exposing the rest of the body to potentially toxic concentrations. MTX110’s intratumoral delivery thus provides a significant potential for treatment of DMG and, potentially, other forms of brain cancer.

MTD217. Our MTD217 program explores simultaneous inhibition of key metabolic pathways in cancer, including glycolysis and oxidative phosphorylation , or OXPHOS. The research is centered around a water-soluble drug formulation that can be infused or injected directly into the cancer microenvironment, disrupting metabolic functions in a highly localized manner, thus limiting off-target toxicity. We have been able to demonstrate up to a six-fold synergistic effect of administering MTX110 with an OXPHOS inhibitor in vitro with three patient-derived cells lines. Our initial target is treatment of leptomeningeal disease, or LMD, a lethal complication in which metastatic cancer cells invade the cerebrospinal fluid and central nervous system. This most commonly arises from breast and lung cancer, and approximately 5% of people who are diagnosed with cancer develop LMD. No effective treatment currently exists for LMD, and with treatment, survival is typically three to six months following diagnosis. We expect to submit an IND in the fourth quarter of 2024, with First Patient In in the first quarter of 2025.

MidaCore

MidaCore is a leading innovation in ‘ultra-small’ nanomedicine and is designed for targeted delivery to enable improved delivery of therapeutics to tumor cells and the immune system. In oncology treatments MidaCore provides a nano complex (less than 5nm in size, or approximately 80,000 times smaller than the width of a hair) that carries conventional small molecule chemo-therapeutic payloads and delivers these to the tumor site in high concentrations. In immunotherapy, treatments, MidaCore acts as a nanocarrier complex for synthetic immuno-peptides that stimulate the immune system to seek out and destroy cancer cells via immune mediated vaccine processes. These small complexes can enter immune processing cells to induce T-cell mediated immune responses specifically against tumor cells, viral infected host cells or autoimmune disease.

The MidaCore technology platform is based upon ‘ultra-small’ nanoparticle drug conjugates, which at 2-4nm in size are among the smallest particles in biomedical use. They are composed of a core of gold atoms decorated with a permutation of therapeutic and/or targeting molecules. The small size and multi-functional arrangement around the gold core underpin the ability to improve biodistribution, and target tumor and/or immune sites providing a new generation of oncology drugs.

Commercial Agreements, Strategic Partnerships and Collaborations

We are currently collaborating with a number of biopharmaceutical companies, research institutes and universities on several of our development programs involving our core technologies.

On July 21, 2020, we announced a collaboration with the European affiliate of a global pharmaceutical company to deploy our in-house expertise and proprietary drug delivery platforms towards product candidates nominated by the collaborating company. On January 17, 2022, we announced the extension of this collaboration and disclosed the collaborator as Janssen, an affiliate of Johnson & Johnson. On March 9, 2022, we announced we had extended this collaboration to include another large molecule. The final deliverables were provided to Janssen and the collaboration concluded in September 2023.

CMS License Agreement. On January 29, 2019, we entered into the CMS License Agreement with CMS, as guarantor, and the Licensees. The CMS License Agreement was effective as of February 26, 2019. Pursuant to the terms of the CMS License Agreement, we agreed to license to the Licensees the exclusive right to use our technology and our intellectual property rights and information and data related to certain of our clinical and pre-clinical products (i.e. MTD201, MTX110, MTX102, MTR103 and MTD119), together with any other pipeline products or line extensions which are in or which enter pre-clinical or clinical development in the first three years following the effective time of the CMS License Agreement, together the Products, to develop and commercialize the Products in China, including Macau, Hong Kong and Taiwan, with the same rights in certain countries in south east Asia in respect of which the Licensees notifies us that such licensee wants a license after the grant of a regulatory approval of any of the Products by the FDA, EMA or by the regulatory authorities in the United Kingdom, France, Germany or Switzerland, collectively the Territory, such activities to be conducted by the Licensee(s) and affiliates of CMS and local partners as permitted sub-licensees. The Licensees have the exclusive right to import, obtain market approvals and register, market, distribute, promote and sell the Products in the Territory at the Licensees’ sole discretion, and in the event we choose not to or fail to meet the Licensees’ binding orders for the Products under certain circumstances, will be granted the right to manufacture the Products itself. The Licensees will be restricted from supplying the Products to any customers outside of the Territory, while we will be restricted from supplying the Products into the Territory, except through the Licensees.

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In addition, we agreed to assist the Licensees (and/or any affiliate of CMS) with their applications for marketing approvals for the Products in the Territory, which approvals, if granted, will be exercised by CMS Bridging or CMS Medical HK, unless it is being transferred to us when we are entitled to terminate the CMS License Agreement for material breach by CMS Bridging or CMS Medical HK. We will manufacture the Products for the Licensees and their sub-licensees, which Products will be subject to exclusive purchase and supply arrangements with the Licensees for the Territory.

Further, we agreed to permit the Licensees to identify their own product and line extension targets in respect of which, if we agree, we will carry out initial development and then will, for a technology transfer fee, the amount of which will be dependent on the circumstances, transfer the specific program know-how and data to enable the Licensees to continue to develop using our platform technologies and then to commercialize in the Territory. We will receive a low single digit royalty on the Net Sales (as such term is defined in the CMS License Agreement) in the Territory. The Licensees will own any intellectual property rights it creates and any data they collect during the development process and will license such rights and data to us for the purposes of manufacturing the products in question and also to commercialize the products outside the Territory, for which we will pay the Licensees a low double digit royalty.

The Licensees shall pay us lump sum payments on a Product-by-Product basis (in U.S. dollars) upon the achievement of certain regulatory approvals (in six, or potentially seven, figure amounts) and sales performance milestones (in seven, or potentially, eight figure amounts), as well as royalties upon Net Sales (as a low double digit percentage for the Products other than MTX110, for which the royalty will be a single digit percentage) in the Territory.

The CMS License Agreement may be terminated by either party for specific material breaches or insolvency. In particular, our rights to terminate are limited to breaches of certain non-compete restrictions, failure to pay milestones or royalties, insolvency, or a failure to develop and/or commercialize particular Products in particular countries after the grant of an FDA or EMA regulatory approval. In addition, we have the right to terminate the agreement if the Licensee directly or indirectly infringes upon our intellectual property rights or challenges their validity or, in relation to a particular Product and a particular Territory at any time, because the Licensee has made a determination that it no longer wishes to develop and/or commercialize the Product in that country in the Territory. The CMS License Agreement also includes customary indemnification for a transaction of this type.

For information regarding the Tolimidone License, see “The Tolimidone Transaction.”

Additional Information

Additional information regarding the Company, including our intellectual property, sales and marketing, research and development capabilities, competitors and regulatory environment, is set forth in our Annual Report on Form 20-F for the year ended December 31, 2022, as amended.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information, to our knowledge, as of December 1, 2023, regarding the beneficial ownership of Ordinary Shares (including those represented by Depositary Shares), including:

•	each person, or group of affiliated persons, that is known by us to be a beneficial owner of 3% or more of Ordinary Shares (based on information in our share register and information provided by such persons), if any;

•	each member of our Board of Directors;

•	each member of our senior management; and

•	all members of our Board of Directors and our senior management, taken as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe, based upon the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. The percentage of beneficial ownership is based upon 380,501,722 Ordinary Shares outstanding as of December 1, 2023. Ordinary Shares subject to options or warrants currently exercisable or exercisable within 60 days of December 1, 2023 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is Biodexa Pharmaceuticals plc, 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. All holders of Ordinary Shares, including those shareholders listed below, have the same voting rights with respect to such shares.

Name of Beneficial Owner	Amount and Nature Of Ownership	Percent of Class

Directors and Senior Management:
Stephen Parker	--	*
Simon Turton	2,766	*
Stephen Stamp (1)	32,750	*
Sijmen de Vries	1,312	*
Dmitry Zamoryakhin (2)	7,812	*
Directors and senior management as a group (5 persons) (3)	44,640	*

__________________

*	Represents beneficial ownership of less than one percent.
(1)	Shares owned by Mr. Stamp include 30,250 Ordinary Shares subject to outstanding stock options which are exercisable at December 1, 2023 or will become exercisable within 60 days after such date.
(2)	Shares owned by Dr. Zamoryakhin are 7,812 Ordinary Shares subject to outstanding stock options which are exercisable at December 1, 2023 or will become exercisable within 60 days after such date.

(3)

Shares owed by all directors and senior management as a group include 38,062 Ordinary Shares subject to outstanding stock options, each of which are exercisable at December 1, 2023, or will become exercisable within 60 days after such date.

As of December 1, 2023, approximately 0.13% of our outstanding Ordinary Shares was held by registered shareholders with addresses in the United Kingdom (excluding shares held by the custodian under our depositary agreement with The Bank of New York Mellon), and we had 187 holders of record in the United Kingdom. As of December 1, 2023, The Bank of New York Mellon, as depositary for the Depositary Shares on such date, held 379,993,307 Ordinary Shares, representing 99.9% of the issued share capital held at that date. As of December 1, 2023, we had three holders of record with an address in the United States. The number of holders of record or registered holders in the United States or United Kingdom is not representative of the number of beneficial holders or of the residence of beneficial holders.

Based on our share register, we believe that we are not directly or indirectly controlled by another corporation or government, or by any other natural or legal persons. There are no arrangement that may result in a change of control. Our major shareholders do not have different voting rights than other holders of our Ordinary Shares.

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To our knowledge, other than due to the expiration of unexercised warrants held by our shareholders or as otherwise disclosed or incorporated by reference elsewhere in this prospectus, there has been no significant change in the percentage ownership of our Ordinary Shares held by the principal shareholders listed above in the last three years.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

The following description summarizes certain terms of the Pre-Funded Warrants and Series E Warrants included in this offering. The material terms and provisions of our Ordinary Shares are described under the caption “Description of Share Capital”. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Association and the warrants offered hereby, copies of which are filed with the SEC as exhibits to the Registration Statement on Form F-1 of which this prospectus forms a part, and to applicable law.

We are offering (i) 697,614 Class A Units, each Class A Unit consisting of one Depositary Share, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share, and (ii) 1,911,176 Class B Units, each Class B Unit consisting of one Pre-Funded Warrant to purchase one Depositary Share, one Series E Warrant to purchase one Depositary Share and one Series F Warrant to purchase one Depositary Share. For each Class B Unit we sell, the number of Class A Units we are offering will be decreased on a one-for-one basis.

Each Depositary Share and Pre-Funded Warrant and accompanying Series E Warrant and Series F Warrant included in each unit will be immediately separable upon issuance and will be issued separately. The units will not be issued or certificated. We are also registering the Depositary Shares included in the Class A Units and the Depositary Shares issuable upon exercise of the Pre-Funded Warrants, Series E Warrants and Series F Warrants included in the units offered hereby.

Pre-Funded Warrants

The following description of the Pre-Funded Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Pre-Funded Warrants, the form of which is filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus forms a part.

Duration and Exercise Price

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants are exercisable at any time after the initial exercise date until exercised in full and they do not expire. The Pre-Funded Warrants will be issued in certificated form.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Depositary Shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Ordinary Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Ordinary Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Pre-Funded Warrants, to have the initial exercise limitation set at 9.99% of our outstanding Ordinary Shares. No fractional Depositary Shares will be issued in connection with the exercise of a Pre-Funded Warrants. In lieu of fractional Depositary Shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

At the time a holder exercises its Pre-Funded Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Depositary Shares determined according to a formula set forth in the Pre-Funded Warrants.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

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Exchange Listing

There is no trading market available for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants, the holders of the Pre-Funded Warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Pre-Funded Warrants will be entitled to receive upon exercise of the Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-Funded Warrants immediately prior to such fundamental transaction.

Series E Warrants and Series F Warrants

The following description of the Series E Warrants and Series F Warrants we are offering is a summary and is qualified in its entirety by reference to the provisions of the Series E Warrant and Series F Warrants, the forms of which is filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus forms a part.

Duration and Exercise Price

Each Series E Warrant and Series F Warrants offered hereby will each have an initial exercise price per share equal to $2.20. The Series E Warrants and Series F Warrants will be immediately exercisable upon issuance and will expire on the fifth and first anniversary, respectively, of their respective initial exercise date. The exercise price and number of Depositary Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Depositary Shares and/or Ordinary Shares and the exercise price. The Series E Warrants and Series F Warrants will be issued in certificated form.

Exercisability

The Series E Warrants and Series F Warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Depositary Shares purchased upon such exercise (except in the case of a cashless exercise, as discussed below). A holder (together with its affiliates) may not exercise any portion of the Series E Warrant or and Series F Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Ordinary Shares immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding Ordinary Shares immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series E Warrants and Series F Warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. Purchasers in this offering may also elect, prior to the issuance of the Series E Warrants or Series F Warrants, to have the initial exercise limitation set at 9.99% of our outstanding Ordinary Shares. No fractional Depositary Shares will be issued in connection with the exercise of a Series E Warrant or Series F Warrant. In lieu of fractional Depositary Shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Series E Warrants or Series F Warrants, a registration statement registering the issuance of the securities underlying the Series E Warrants or Series F Warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Depositary Shares determined according to a formula set forth in the Series E Warrants and Series F Warrants.

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Transferability

Subject to applicable laws, a Series E Warrant and Series F Warrant may be transferred at the option of the holder upon surrender of the Series E Warrant or Series F Warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no trading market available for the Series E Warrants or Series F Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series E Warrants or Series F Warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder

Except as otherwise provided in the Series E Warrants and Series F Warrants, the holders of the Series E Warrants and Series F Warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Series E Warrants and Series F Warrants, and generally including any reorganization, recapitalization or reclassification of our Ordinary Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Ordinary Shares, or any person or group becoming the beneficial owner of more than 50% of the voting power represented by our outstanding Ordinary Shares, the holders of the Series E Warrants and Series F Warrants will be entitled to receive upon exercise of the Series E Warrants and Series F Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Series E Warrant and Series F Warrants, in the event of certain fundamental transactions, the holders of the Series E Warrants and Series F Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Series E Warrants and Series F Warrants on the date of consummation of the transaction.

Representative Warrants

The following description of the Representative Warrants (as defined below) we are offering is a summary and is qualified in its entirety by reference to the provisions of the Representative Warrant, the form of which is filed as an exhibit to the Registration Statement on Form F-1 of which this prospectus forms a part.

We have agreed to issue warrants to the Representative, or Representative Warrants, upon the closing of this offering, which entitle the Representative to purchase a number of our Depositary Shares equal to 4.0% of the total Depositary Shares (including Depositary Shares underlying any Pre-Funded Warrants) sold at the closing of this offering. The Representative Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per unit sold in this offering. The Representative Warrants will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the three-year period commencing from the commencement of sales of this offering, and otherwise on substantially similar terms to the Series E Warrants and Series F Warrants issued to the investors as part of this offering. The Representative Warrants and the Depositary Shares underlying the Representative Warrants are being registered on a registration statement of which this prospectus is a part.

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DESCRIPTION OF SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. Please note that this summary is not intended to be exhaustive. For further information please refer to the full version of our Articles of Association, which is included as an exhibit to the registration statement of which this prospectus is part.

General

We are a public limited company organized under the laws of England and Wales under registered number 09216368. Our registered office is 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The principal legislation under which we operate and our shares are issued is the Companies Act.

Issued Share Capital

Our issued share capital as of December 1, 2023 was 380,501,722. Each Ordinary Share has a nominal value £0.001 per share. Each issued Ordinary Share is fully paid. We currently have 1,000,001 A Deferred Shares, 4,063,321,420 B Deferred Shares and no preference shares in our issued share capital.

There is no limit to the number of Ordinary Shares or preference shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Ordinary Shares.

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own Ordinary Shares.

History of Share Capital

On February 19, 2021, we issued to certain affiliates of the placement agent in our May 2020 offering, 15,200 Ordinary Shares represented by 38 Depositary Shares upon the exercise of warrants issued in May 2020 at an exercise price of $3,300.00 per share.

On July 6, 2021, we issued 1,754,386 Ordinary Shares at £5.70 per share to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £10.0 million.

On March 22, 2022, we issued one Ordinary Share upon the exercise of one warrant issued in February 2019 to a certain institutional investor at an exercise price of £200 per share.

On May 3, 2022, we issued 1,250 Ordinary Shares to be purchased under the Share Incentive Plan at £0.02 per share to the trust of the Share Incentive Plan.

On August 3, 2022, we issued warrants to purchase 16,666 Ordinary Shares to a certain institutional investor at an exercise price of £2.70 per share.

On September 26, 2022, we effected a ratio change to the Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 25 Ordinary Shares. Our Ordinary Shares were not affected by this change and no fractional Depositary Shares were issued.

On December 16, 2022, we sold to an institutional investor 492,400 Ordinary Shares represented by 1,231 Depositary Shares in a registered direct offering at $320.00 per Depositary Share, resulting in gross proceeds of approximately $0.4 million.

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On February 15, 2023, we completed the closing of the February Private Placement pursuant to which we sold to certain institutional investors (1) 3,250,000 Ordinary Shares represented by 8,125 Depositary Shares at $185.60 per Depositary Share, (2) 12,931,200 Ordinary Shares represented by 32,327 Depositary Shares, issuable upon the exercise of Series A Warrants issued in the February Private Placement at an exercise price of $214.40 per warrant, (3) 19,396,400 Ordinary Shares represented by 48,491 Depositary Shares, issuable upon the exercise of Series B Warrants issued in the February Private Placement at an exercise price of $214.40 per warrant, and (4) 62,184,525 Ordinary Shares represented by 155,461 Depositary Shares, issuable upon the exercise of pre-funded warrants issued in the February Private Placement at an exercise price of $0.032 per warrant, for aggregate gross proceeds of approximately $6.0 million. We also issued unregistered February Placement Agent Warrants to purchase a total of 536,800 Ordinary Shares represented by 1,342 Depositary Shares to the Placement Agent at an exercise price of $400.00 per warrant for 49 warrants and an exercise price of $232.00 per warrant for 1,293 warrants, and Series A Warrants to purchase 625,000 Ordinary Shares represented by 1,562 Depositary Shares at an exercise price of $214.40 per warrant to an investor pursuant to the Waiver.

On March 27, 2023, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares, and our Ordinary Shares began trading on AIM on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split.

Concurrently with the reverse split, and in an effort to bring the Depositary Shares price into compliance with NASDAQ’s minimum requirement for 500,000 listed Depositary Shares, on March 27, 2023, we effected a ratio change in the number of our Ordinary Shares represented by the Depositary Shares from 25 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share. No fractional Depositary Shares were issued.

Between March 27, 2023, and the date hereof, we have issued 95,137,075 Ordinary Shares upon the exercise of 237,841 pre-funded warrants, Series A Warrants and Series B Warrants issued in the February Private Placement.

On May 26, 2023, we completed the closing of the May 2023 Registered Direct Offering, with institutional investors of (1) 166,017,700 Ordinary Shares represented by 415,044 Depositary Shares, issuable upon the exercise of the Series C Warrants at an exercise price of $16.00 per warrant, (2) 110,679,610 Ordinary Shares represented by 279,699 Depositary Shares issuable upon the exercise of the Series D Warrants at an exercise price of $16.00 per warrant and, (3) 4,426,800 Ordinary Shares represented by 11,067 Depositary Shares issuable upon the exercise of the May 2023 Placement Agent Warrants at an exercise price of $15.00 per warrant.

On June 20, 2023 we issued the Series C Warrants, Series D Warrants and May 2023 Placement Agent Warrants to the investors and the Placement Agent after receiving required shareholder approval of the allotment of, and disapplication of pre-emption rights with respect to the Ordinary Shares to be issued under the Series C Warrants, Series D Warrants and May 2023 Placement Agent Warrants at our June GM.

Between June 20, 2023, and the date hereof, we have issued 166,017,700 Ordinary Shares upon the exercise of 415,044 Series C Warrants issued in the May 2023 Registered Direct Offering.

On July 5, 2023, we effected a ratio change to the Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 400 Ordinary Shares. Our Ordinary Shares were not affected by this change and no fractional Depositary Shares were issued.

Options

We have established the Biodexa Pharmaceuticals PLC 2014 Enterprise Management Incentive Scheme pursuant to which we have issued options to purchase Ordinary Shares to employees and directors. As of June 30, 2023, there were options to purchase 121,340 Ordinary Shares. The options lapse after ten years from the date of the grant. As of June 30, 2023, the weighted average remaining life of the options was 7.9 years.

In connection with our acquisition of DARA in December 2015, we assumed all of DARA’s outstanding options, or DARA Options. As of June 30, 2023 there were outstanding DARA Options to purchase 134 Ordinary Shares with a weighted average remaining life of 2.0 years.

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Warrants

October 2019 and May 2020 Warrants

In October 2019, we completed a private placement with certain institutional investors, or the October Private Placement, where we issued warrants to certain investors, or the October Private Placement Warrants, and the placement agent, Wainwright, or the Wainwright October Warrants. In May 2020, we completed a private placement with certain institutional investors, or the May Private Placement, where we issued warrants to certain investors, or the May Private Placement Warrants, the placement agent, Wainwright, or the Wainwright May Warrants and Armistice, or the May Armistice Warrants. The following is a brief summary of the October Private Placement Warrants, Wainwright October Warrants, May Private Placement Warrants, Wainwright May Warrants and the May Armistice Warrants issued in connection with the October Private Placement and May Private Placement, as applicable, and is subject in all respects to the provisions contained in the applicable warrants, which, with respect to the October Private Placement Warrants and Wainwright October Warrants, are filed as exhibits to our Report on Form 6-K dated October 24, 2019, and for the May Private Placement Warrants, May Armistice Warrants and Wainwright May Warrants, are filed as exhibits to our Report on Form 6-K dated May 20, 2020. In December 13, 2022, the exercise price of the October Private Placement Warrants granted to Armistice and the May Private Placement Warrants was reduced to $320.00. Unless otherwise stated, references to warrants in this section include the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

Exercisability. The October Private Placement Warrants and Wainwright October Warrants became exercisable on December 23, 2019. The May Private Placement Warrants, May Armistice Warrants and Wainwright May Warrants became exercisable upon issuance. The October Private Placement Warrants, May Private Placement Warrants and May Armistice Warrants will expire five and one-half years from the initial exercise date, and the Wainwright October Warrants and Wainwright May Warrants will expire on October 22, 2024 and May 18, 2025, respectively. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. With respect to the October Private Placement Warrants and Wainwright October Warrants, if, more than six months after the date of issuance of such warrants, there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis. With respect to the May Private Placement Warrants and Wainwright May Warrants, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis.

Exercise Price. The exercise price of (i) each October Private Placement Warrant and Wainwright October Warrant is $320.00 and $10,000.00 per Depositary Share, respectively and (ii) each May Private Placement Warrant, May Armistice Warrant and Wainwright May Warrant is $3,280.00, $320.00 and $3,300.00 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described below.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

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Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Wainwright October Warrants and Wainwright May Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

May 2020 United Kingdom Placing Warrants

On May 22, 2020, we issued 333,333 units, with each unit comprising one new Ordinary Share and one UK Warrant. The exercise price of the UK Warrants is £6.80 per share and it expires five years and six months from the issuance date. We also issued UK Warrants to purchase a total of 16,400 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

August 2022 Warrants

On August 3, 2022, we issued warrants to purchase 16,400 Ordinary Shares to Strand Hanson Limited, in payment for services rendered. The exercise price of such warrants is £2.70 per share and they expire three years from the issuance date.

February Placement Agent Warrants

The following is a brief summary of the February Placement Agent Warrants issued in connection with the February Private Placement, and is subject in all respects to the provisions contained in the warrant, which, is filed as an exhibit to our Report on Form 6-K dated February 9, 2023. All pre-funded warrants, Series A Warrants and Series B Warrants issued in connection with the February Private Placement have been exercised.

Exercisability. The February Placement Agent Warrants are exercisable and expire three years from the initial exercise date. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. The February Placement Agent Warrants may only be exercised on a cashless basis if, following a date that is six months from the original issuance date, at the time of exercise, there is no effective registration statement registering with a current prospectus available for resale of the Depositary Shares underlying the February Placement Agent Warrants.

Exercise Price. The exercise price of a portion of the February Placement Agent Warrants are $400.00 per Depositary Share and another portion is $232.00 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described herein.

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Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a February Placement Agent Warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of such warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each February Placement Agent Warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a February Placement Agent Warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the February Placement Agent Warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a February Placement Agent Warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the February Placement Agent Warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a February Placement Agent Warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the February Placement Agent Warrant is exercisable immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the February Placement Agent Warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each placement agent warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the placement agent warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the placement agent warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the placement agent warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the placement agent warrants, the holders of the placement agent warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the placement agent warrants.

Series D Warrants and May 2023 Placement Agent Warrants

The following is a brief summary of the Series D Warrants and the May 2023 Placement Agent Warrants issued in connection with the May 2023 Offering, and is subject in all respects to the provisions contained in the applicable warrants, which, are filed as exhibits to our Report on Form 6-K dated May 24, 2023. Unless otherwise stated, references to warrants in this subsection include the Series D Warrants and the May 2023 Placement Agent Warrants. All Series C Warrants issued in the May 2023 Offering have been exercised.

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Exercisability. The warrants became exercisable on June 14, 2023. The Series D Warrants and May 2023 Placement Agent Warrants expire five years and three years, respectively from the initial exercise date. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. The Series D Warrants and May 2023 Placement Agent Warrants may be exercised on a cashless basis, if and only if, we have not filed a registration statement registering the Depositary Shares underlying such warrants within six months of the initial exercise date.

Exercise Price. The exercise price of each Series D Warrant is $16.00 per Depositary Share and the exercise price of each May 2023 Placement Agent Warrant is $15.00 per Depositary Share.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 9.99% (or in the case of the May 2023 Placement Agent Warrants, 4.99%), of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction. In addition, with respect to the Series C Warrants, Series D Warrants and the May 2023 Placement Agent Warrants, in the event of a fundamental transaction that is (i) an all cash or substantially all cash transaction, (ii) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (iii) with certain limited exceptions, a fundamental transaction involving a person or entity not traded on a national securities exchange or other established trading market, including, but not limited to, the London Stock Exchange, AIM, The New York Stock Exchange, Inc., The NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC QX, the OTC QB or the Over-the-Counter Bulletin Board, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the May 2023 Placement Agent Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

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Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our board.

Voting Rights

Without prejudice to any rights or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;
•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;
•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and
•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act, a poll may be demanded by:

•	the chairman of the meeting;
•	at least five shareholders present in person or by proxy and entitled to vote;
•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution; or
•	any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board of Directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the Board of Directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board of Directors.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his shares may be suspended by the Board of Directors in accordance with our Articles of Association if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interests in Shares” in this prospectus.

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Dividends

We may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The Board of Directors may from time to time declare and pay to our share owners such interim dividends as appear to the directors to be justified by our profits available for distribution. There are no fixed dates on which entitlement to dividends arises on our ordinary shares.

The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. Our articles of association also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid Ordinary Shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes us any money relating in any way to shares, the Board of Directors may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for our benefit until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to the Company.

A shareholder’s right to receive dividends on his shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interests in Shares” in this prospectus.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the City Code, which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “—Other United Kingdom Law Considerations—City Code on Takeovers and Mergers” in this prospectus.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may be varied or abrogated in such manner (if any) as may be provided by those rights or (in the absence of any such provision) either with the consent in writing of the holders of at least 75% of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Alteration of Share Capital and Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time:

•	increase our share capital by allotting and issuing new shares in accordance with our Articles of Association and any relevant shareholder resolution;
•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;
•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than our existing shares; or
•	redenominate our share capital or any class of share capital.

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Preemptive Rights and New Issuance of Shares

Under the Companies Act, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which our shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means ordinary shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such ordinary shares. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

The Board seeks general authority to allot shares on a non-pre-emptive basis at each annual general meeting. By way of resolutions passed at our annual general meeting held on June 14, 2023, authorities were given to the directors to generally allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount of £140,000,000, for a period up to the conclusion of our annual general meeting to be held in 2026. Pre-emptive rights under the Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authority.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the Board of Directors. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board of Directors may decline to register any transfer of any share unless it is:

•	a fully paid share;
•	a share on which the Company has no lien;
•	in respect of only one class of shares;
•	in favor of a single transferee or not more than four transferees;
•	duly stamped or duly certificated or otherwise shown the satisfaction of the Board of Directors to be exempt from any required stamp duty; or
•	delivered for registration at the Company’s registered office or such other place as the Board of Directors may decide, accompanied by the certificate for the shares to which it relates (other than uncertificated shares) and any other evidence the Board of Directors may reasonably require to provide the title to such share of the transferor.

If the Board of Directors declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

CREST

CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act, as described in “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law—Notice of General Meetings” in this prospectus.

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Notice of General Meetings

The arrangements for the calling of general meetings are described in “—Differences in Corporate Law—Notice of General Meetings” in this prospectus.

Subject to certain conditions, holders of Depositary Shares are entitled to receive notices under the terms of the deposit agreement relating to the Depositary Shares. See “Description of American Depositary Shares—Voting Rights” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	no member, other than a member of the Board of Directors, shall be entitled to notice of it or attend such meeting unless he is a holder of shares of that class;
•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every shares of the class held by him; and
•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on our Board of Directors. We have no maximum number of directors, though we may fix a maximum number by ordinary resolution of the shareholders. We may, by ordinary resolution of the shareholders, vary the minimum and any maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the Board of Directors has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board of Directors. Any director appointed by the Board of Directors will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. If there are fewer than three directors, one director shall make himself or herself available for re-election

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

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The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act.

Director’s Interests

The Board of Directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the Board of Directors the nature and extent of any interest of his in accordance with the Companies Act and the Articles of Association, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;
•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and
•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the Board of Directors or of a committee of the Board of Directors on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;
•	the resolution relates to the giving of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;
•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;
•	the resolution relates in any way to an arrangement for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;
•	the resolution relates in any way to the purchase or maintenance for the directors of insurance; or
•	the resolution is in respect of any matter in which the interest of the director cannot reasonably be regarded as conflicting.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the Board of Directors or of a committee of the Board of Directors as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act shall determine whether a person is connected with a director.

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Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board of Directors (or for the avoidance of doubt any duly authorized committee of the Board of Directors) provided that the aggregate of all such fees so paid to directors shall not exceed £600,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the Board of Directors or committees thereof of or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the Board of Directors go beyond the ordinary duties of a director may be paid such extra remuneration as the Board of Directors may determine.

An executive director shall receive such remuneration as the Board of Directors may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Age Limitations and Share Ownership

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age. Our directors are not required to hold any shares in the Company.

Borrowing Power

Our directors may exercise all the powers of the Company to borrow or raise money and mortgage or charge all or any part of our undertaking, property and assets (present and future), and uncalled capital. Subject to the Companies Act, the directors may also create and issue debentures, other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Our directors are required to restrict the borrowings of the Company to ensure that the aggregate principal amount of borrowings at any one time outstanding and all of its subsidiary undertakings (other than intra-Group borrowing) shall not at any time, without the previous sanction of an ordinary resolution of the Company, exceed two times the gross asset value of the Company and our subsidiaries.

Liability of Biodexa and its Directors and Officers

Subject to the provisions on indemnities set out in Companies Act, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of our assets against all costs and liabilities incurred by him or her in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the Company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company (or any associated company of ours) and he or she is convicted or found in default thereof. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under a deed poll declared by us on August 5, 2015, or the Deed of Indemnity, our Board of Directors and our Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to the Company itself (or any of our associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. Our total aggregate liability under the Deed of Indemnity is £5 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Other United Kingdom Law Considerations

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interests in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles of Association specify that a response is required from such person within 14 days after service of any such notice.

Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or Default Shares, the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

•	where the Default Shares represent at least 0.25% of their class, (a) any dividend (or any part of a dividend) payable in respect of the Default Shares shall be retained by us without liability to pay interest, (b) the shareholder may not be entitled to elect to receive shares instead of a dividend, and (c) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares, the transfer is exempt or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

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Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;
•	determine the maximum and minimum prices that may be paid for the shares; and
•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and
•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

The Company is a public limited company incorporated in, and with its registered office in, the United Kingdom but its securities are not admitted to trading on a regulated market or multilateral trading facility in the United Kingdom (or a stock exchange in the Channel Islands or the Isle of Man). The City Code shall only apply to the Company if it is considered by the Panel to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test”. The way in which the test for central management and control is applied for the purposes of the City Code may be different from the way in which it is applied by the United Kingdom tax authorities, HMRC. Under the City Code, the Panel typically considers where the majority of the directors of the Company are resident, amongst other factors, for the purposes of determining where the Company has its place of central management and control. Three of the four directors of the Company are currently resident in the United Kingdom and the place of central management and control of the Company is intended, for the time being, to remain in the United Kingdom meaning that the Company and its shareholders will have the benefit of the protections that the City Code affords, including, but not limited to, under Rule 9 of the City Code as set out below.

The City Code is issued and administered by the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or
•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

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Notwithstanding the above, the Company may cease to be subject to the City Code in the future if there are any changes that lead to the Company being deemed to no longer have its place of central management and control in the United Kingdom, Channel Islands or the Isle of Man.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares or Depositary Shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

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	England and Wales	Delaware
General Meeting

Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

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	England and Wales	Delaware
Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Officers and Directors

Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he is not convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•     any breach of the director’s duty of loyalty to the corporation or its stockholders;

•     acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•     intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•     any transaction from which the director derives an improper personal benefit.

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	England and Wales	Delaware
Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll, and in our case the number in clause (a) above is reduced from five to three.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•     the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•     the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•     the approval of the board of directors; and

•     approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

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	England and Wales	Delaware
Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•     to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

•     to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

•     to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

•     to exercise independent judgment;

•     to exercise reasonable care, skill and diligence;

•     not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

•     to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•     state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•     allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•     state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Explanatory Note

Pursuant to Section 5.4 of the BONY Deposit Agreement, BONY provided written notice to the Company of BONY’s resignation, such resignation to take effect upon the appointment by the Company of a successor depositary and its acceptance of such appointment as provided in the BONY Deposit Agreement.

On December 5, 2023, we appointed JPMorgan as successor depositary. We expect JPMorgan to commence serving as successor depositary on or about December 18, 2023. In conjunction with such change, a New Deposit Agreement, between the Company and JPMorgan will take effect on such date and each existing American depositary receipt, or ADR, will be deemed amended and restated accordingly. The holders and beneficial owners of our ADRs from time to time shall become parties to, and be bound by all of the terms and conditions of, the New Deposit Agreement.

This section assumes the issuance of the units in this offering will occur following the commencement of JPMorgan serving as depositary.

For a description of the terms of the Depositary Shares under the BONY Deposit Agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” included in Amendment No. 1 to this Registration Statement on Form F-1 and in our Annual Report on Form 20-F for the year ended December 31, 2023. You should also read the BONY Deposit Agreement, which is an exhibit to the registration statement that includes this prospectus.

All references to “depositary” in this section shall refer to JPMorgan Chase Bank, N.A.

General

JPMorgan Chase Bank, N.A., as depositary, will issue the Depositary Shares that you will be entitled to receive in this offering. Each Depositary Share represents ownership of 400 Ordinary Shares that we will deposit with the custodian, as agent of the depositary, under the New Deposit Agreement among ourselves, the depositary, and all holders and beneficial owners from time to time of ADRs issued thereunder.

The depositary's office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

The Depositary Share-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each Depositary Share will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in Depositary Shares. A beneficial owner need not be the holder of the ADR evidencing such Depositary Share. If a beneficial owner is not an ADR holder, it must rely on the holder of the ADR(s) evidencing such Depositary Shares in order to assert any rights or receive any benefits under the New Deposit Agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the New Deposit Agreement solely through the holder of the ADR(s) evidencing the Depositary Shares owned by such beneficial owner. The arrangements between a beneficial owner and the holder of the corresponding ADRs may affect the beneficial owner's ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Depositary Shares evidenced by the ADRs registered in such ADR holder's name for all purposes under the New Deposit Agreement and ADRs. The depositary's only notification obligations under the New Deposit Agreement and the ADRs is to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the New Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Depositary Shares evidenced by such ADR holder's ADRs.

Unless certificated ADRs are specifically requested, all Depositary Shares will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such Depositary Shares. In our description, references to American depositary receipts or ADRs shall include the statements you will receive that reflect your ownership of Depositary Shares.

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You may hold Depositary Shares either directly or indirectly through your broker or other financial institution. If you hold Depositary Shares directly, by having a Depositary Share registered in your name on the books of the depositary, you are a ADR holder. This description assumes you hold your Depositary Shares directly. If you hold the Depositary Shares through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of a ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. The laws of England and Wales govern shareholder rights. Because the depositary or its nominee will be the shareholder of record for the Ordinary Share represented by all outstanding Depositary Shares, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the New Deposit Agreement to be entered into among us, the depositary and all holders and beneficial owners from time to time of ADRs issued under the New Deposit Agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of our Company and the depositary and its agents are also set out in the New Deposit Agreement. Because the depositary or its nominee will actually be the registered owner of the Ordinary Shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The New Deposit Agreement, the ADRs and the Depositary Shares are governed by the internal laws of the State of New York without giving effect to the application of the conflict of law principles thereof. Under the New Deposit Agreement, as an ADR holder or a beneficial owner of Depositary Shares, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the New Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated thereby, may only be instituted in the United States District Court for the Southern District of New York (or, in certain cases, the state courts of New York County, New York), and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the New Deposit Agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire form of New Deposit Agreement and the form of ADR that contains the terms of your Depositary Shares. You can read a copy of the form of New Deposit Agreement, which is filed as an exhibit to the registration statement (or amendment thereto) filed with the SEC of which this prospectus forms a part. You may also obtain a copy of the New Deposit Agreement at the SEC's Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached New Deposit Agreement on the SEC's website at http://www.sec.gov.

Distributions on Deposited Securities, Sales

How will I receive dividends and other distributions on the Ordinary Shares underlying my Depositary Shares?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the New Deposit Agreement. The depositary may utilize a division, branch or affiliate of JP Morgan to direct, manage and/or execute any public and/or private sale of securities and/or property under the New Deposit Agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary chargeable to holders of Depositary Shares. All sales of securities will be handled by the depositary in accordance with its then current policies. You will receive these distributions in proportion to the number of underlying securities that your Depositary Shares represent. In all instances where the New Deposit Agreement or an ADR refers to a “sale” (or words of similar import) of securities or property, the depositary may, but shall not be obligated, to effect any such sale unless the securities to be sold are listed and publicly traded on a securities exchange or there is a public market for the property to be sold. To the extent the securities are not so listed and publicly traded or there is no public market for the property so distributed by us: (i) the depositary shall, in the event the New Deposit Agreement is terminated and the depositary holds deposited securities that are not listed and publicly traded after the termination date of the New Deposit Agreement, act in accordance with the termination provisions of the New Deposit Agreement and form of ADR in respect of such securities and property; and (ii) in the event the depositary or its custodian receives a distribution other than cash, our Ordinary Shares and/or rights to acquire our Ordinary Shares, and such distribution consists of securities or property that are not distributed by the depositary the depositary will be deemed to have sold the aggregate number of securities and/or property so received for nominal value and shall have no obligation to distribute such securities or any proceeds from the deemed sale thereof to the ADR holders. Furthermore, in the event the depositary endeavors to make a sale of Ordinary Shares, other securities or property, such securities and/or property may be sold in a block sale or single lot transaction.

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Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible or practicable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. To the extent that any of the deposited securities is not or shall not be entitled, by reason of its date of issuance, or otherwise, to receive the full amount of such cash dividend, distribution, or net proceeds of sales, the depositary shall make appropriate adjustments in the amounts distributed to the ADR holders issued in respect of such deposited securities. To the extent we or the depositary shall be required to withhold and do withhold from any cash dividend, distribution or net proceeds from sales in respect of any deposited securities an amount on account of taxes, the amount distributed on the Depositary Shares issued in respect of such deposited securities shall be reduced accordingly.

To the extent the depositary determines in its discretion that it would not be permitted by applicable law, rule or regulation, or it would not otherwise be practicable, to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders entitled thereto, the depositary may in its discretion distribute some or all of the foreign currency received by the depositary as it deems permissible and practicable to, or retain and hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the New Deposit Agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in Ordinary Shares, the depositary will issue additional ADRs to evidence the number of Depositary Shares representing such Ordinary Shares. Only whole Depositary Shares will be issued. Any Ordinary Shares that would result in fractional Depositary Shares will be sold and the net proceeds of the public or private sales of such will be distributed in the same manner as cash to the ADR holders entitled thereto.

•	Rights to receive additional Ordinary Shares. In the case of a distribution of rights to subscribe for additional Ordinary Shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i)	sell such rights if practicable and distribute the net proceeds of the public or private sales of such rights in the same manner as cash to the ADR holders entitled thereto; or

(ii)	if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds of public or private sales in the same way it distributes cash.

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•	Elective Distributions. In the case of a dividend payable at the election of our shareholders in cash or in additional Ordinary Shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the New Deposit Agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the Ordinary Shares for which no election is made, either (x) cash or (y) additional Depositary Shares representing such additional Ordinary Shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional Depositary Shares. There can be no assurance that ADR holders or beneficial owners of Depositary Shares generally, or any ADR holder or beneficial owner of Depositary Shares in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

If the depositary determines in its sole discretion that any distribution described above is not practicable with respect to any or all ADR holders, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, security or other property), and/or it may retain some or all of such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the Depositary Shares will also represent the retained items. To the extent the depositary does not reasonably believe it will be permitted by applicable law, rule or regulation to convert foreign currency into U.S. dollars and distribute such U.S. dollars to some or all of the ADR holders, the depositary may in its discretion distribute the foreign currency received by the depositary to, or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the ADR holders entitled to receive the same. To the extent the depositary holds such foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the "Disclosures" page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation

How does the depositary issue Depositary Shares?

The depositary will issue Depositary Shares if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the Depositary Shares to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

In connection with the deposit of Ordinary Shares, the depositary or its custodian may require the following in a form satisfactory to it: (i) a written order directing the depositary to issue to, or upon the written order of, the person or persons designated in such order Depositary Shares representing such deposited Shares; (ii) proper endorsements or duly executed instruments of transfer in respect of such deposited Shares; (iii) instruments assigning to the depositary, its custodian or a nominee of either any distribution on or in respect of such deposited shares or indemnity therefor; and (iv) proxies entitling the custodian to vote such deposited shares. The deposited Ordinary Shares and any such additional items are referred to as “deposited securities.” As soon as practicable after the custodian receives deposited securities pursuant to any such deposit or pursuant to a distribution or change affecting deposited securities, the custodian shall present such deposited securities for registration of transfer into the name of the depositary, its custodian or a nominee of either, in each case for the benefit of ADR holders, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration.

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The custodian will hold all deposited securities (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the Ordinary Shares and only have such rights as are contained in the New Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited securities.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the New Deposit Agreement continue to be, vested in the beneficial owners of the Depositary Shares representing such deposited securities. Notwithstanding anything else contained herein, in the New Deposit Agreement, in the form of ADR and/or in any outstanding Depositary Shares, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the New Deposit Agreement be, the record holder(s) only of the deposited securities represented by the Depositary Shares for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of Ordinary Shares, receipt of related delivery documentation and compliance with the other provisions of the New Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of Depositary Shares to which such person is entitled. All of the Depositary Shares issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of Depositary Shares registered in such ADR holder's name. An ADR holder can request that the Depositary Shares not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel a Depositary Share and obtain deposited securities?

When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration Depositary Shares, subject to the provisions of or governing our Ordinary Shares (including, without limitation, our governing documents and all applicable laws, rules and regulations), the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying Ordinary Shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office (or from the custodian to the extent dematerialized). At your risk, expense and request, the depositary may deliver deposited securities (including any certificates therefor) at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of Ordinary Shares in connection with voting at a shareholders' meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the New Deposit Agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights,

•	to pay any fees assessed by, or owing to, the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the New Deposit Agreement.

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Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the Ordinary Shares which underlie your Depositary Shares. As soon as practicable after receipt from us of notice of any meeting at which the holders of Ordinary Shares are entitled to vote, or of our solicitation of consents or proxies from holders of Ordinary Shares, the depositary shall fix the Depositary Share record date in accordance with the provisions of the New Deposit Agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of England and Wales, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the Depositary Shares evidenced by such ADR holder's ADRs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of Depositary Shares registered in such ADR holder's name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders' instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for The Depositary Trust Company, or DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the Depositary Shares evidenced by such ADR holders' ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to the terms of the New Deposit Agreement, or for the effect of any such vote. Notwithstanding anything contained in the New Deposit Agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules, regulations or requirements of any stock exchange on which the Depositary Shares are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their Depositary Shares through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The New Deposit Agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADR holders at the offices of the depositary in the United States, on the SEC's internet website or upon request to the depositary (which request may be refused by the depositary at its discretion).

Additionally, if we make any written communications generally available to holders of our Ordinary Shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

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Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom Depositary Shares are issued, including, without limitation, issuances against deposits of Ordinary Shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the Depositary Shares or deposited securities, and each person surrendering Depositary Shares for withdrawal of deposited securities or whose Depositary Shares are cancelled or reduced for any other reason, a fee of up to $5.00 for each 100 Depositary Shares (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by the ADR holders, the beneficial owners, by any party depositing or withdrawing Ordinary Shares or by any party surrendering Depositary Shares and/or to whom Depositary Shares are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the Depositary Shares or the deposited securities or a distribution of Depositary Shares), whichever is applicable:

•	a fee of up to U.S.$0.05 per Depositary Share held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the New Deposit Agreement;

•	an aggregate fee of up to US$0.05 per Depositary Share per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

•	an amount for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian, as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the Ordinary Shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee of up to $0.05 per Depositary Share held for the direct or indirect distribution of securities (other than Depositary Shares or rights to purchase additional Depositary Shares) or the net cash proceeds from the public or private sale of such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the depositary, us and/or any third party (which fee may be assessed against ADR holders as of a record date set by the depositary);

•	stock transfer or other taxes and other governmental charges;

•	a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, "ADR.com") and any applicable delivery expenses (which are payable by such persons or ADR holders);

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; an

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the New Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within the banking division of JP Morgan, or the Bank, and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars. For certain currencies, foreign exchange transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity. For other currencies, foreign exchange transactions are routed directly to and managed by an unaffiliated local custodian (or other third party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such foreign exchange transactions.

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The foreign exchange rate applied to a foreign exchange transaction will be either (a) a published benchmark rate, or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the foreign exchange transaction. Additionally, the timing of execution of a foreign exchange transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on the depositary, us, ADR holders or beneficial owners. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute a foreign exchange transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of foreign exchange transactions will be provided by the depositary on ADR.com. Each holder and beneficial owner by holding or owning an ADR or Depositary Share or an interest therein, and we, each acknowledge and agree that the terms applicable to foreign exchange transactions disclosed from time to time on ADR.com will apply to any foreign exchange transaction executed pursuant to the New Deposit Agreement.

We will pay all other fees, charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the New Deposit Agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described above may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary may also agree to reduce or waive certain fees that would normally be charged on Depositary Shares issued to or at the direction of, or otherwise held by, us and/or certain holders and beneficial owners and holders and beneficial owners of Ordinary Shares of ours. The depositary collects its fees for issuance and cancellation of Depositary Shares directly from investors depositing Ordinary Shares or surrendering Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of Depositary Shares. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the New Deposit Agreement are due in advance and/or when declared owing by the depositary.

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Payment of Taxes

ADR holders and/or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any Depositary Share or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the Depositary Shares evidenced thereby or any distribution thereon such tax or other governmental charge shall be paid by the ADR holder thereof to the depositary and by holding or owning, or having held or owned, an ADR or any Depositary Shares evidenced thereby, the ADR holder and all beneficial owners thereof, and all prior ADR holders and beneficial owners thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or other governmental charge. Notwithstanding the depositary’s right to seek payment from current or former ADR holders and beneficial owners, each ADR holder and beneficial owner, and each prior ADR holder and beneficial owner, by holding or owning, or having held or owned, an ADR or an interest in Depositary Shares acknowledges and agrees that the depositary has no obligation to seek payment of amounts owing from any current or prior beneficial owner. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case, the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto. Neither we nor the depositary nor any of our or its respective agents, shall be liable to ADR holders or beneficial owners of the Depositary Shares for failure of any of them to comply with applicable tax laws, rules and/or regulations.

As an ADR holder or beneficial owner, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, which obligations shall survive any transfer or surrender of Depositary Shares or the termination of the New Deposit Agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of Ordinary Shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell by public or private sale any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each Depositary Share will then represent a proportionate interest in such property.

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Amendment and Termination

How may the New Deposit Agreement be amended?

We may agree with the depositary to amend the New Deposit Agreement and the Depositary Shares without your consent for any reason. ADR holders must be given at least thirty (30) days' notice of any amendment that imposes or increases any fees on a per Depositary Share basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. If an ADR holder or beneficial owner continues to hold an ADR or ADRs, or an interest therein, after being so notified, such ADR holder and any beneficial owner are deemed to agree to such amendment and to be bound by the New Deposit Agreement as so amended. No amendment, however, will impair your right to surrender your Depositary Shares and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the Depositary Shares to be registered on Form F-6 under the Securities Act or (b) the Depositary Shares or Ordinary Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the New Deposit Agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the New Deposit Agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the New Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the New Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC's, the depositary's or our website or upon request from the depositary).

How may the New Deposit Agreement be terminated?

The depositary may at any time, and shall at our written direction, terminate the New Deposit Agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least thirty (30) days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the New Deposit Agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the New Deposit Agreement within sixty (60) days of the date of such resignation, and (ii) been removed as depositary under the New Deposit Agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the New Deposit Agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the New Deposit Agreement, the depositary may terminate the New Deposit Agreement (a) without notifying us, but subject to giving thirty (30) days' notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy, liquidation proceedings or insolvency, (ii) if our Depositary Shares are delisted from a “national securities exchange” (that has registered with the Commission under Section 6 of the Securities Exchange Act of 1934), (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, (iv) there are no deposited securities with respect to Depositary Shares remaining, including if the deposited securities are cancelled, or the deposit securities have been deemed to have no value, or (v) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities, and (b) immediately without prior notice to the Company, any ADR holder or beneficial owner or any other person if (i) required by any law, rule or regulation relating to sanctions by any governmental authority or body, (ii) the depositary would be subject to liability under or pursuant to any law, rule or regulation, or (iii) required by any governmental authority or body, in each case under (b) as determined by the depositary in its reasonable discretion.

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If our Ordinary Shares are not listed and publicly traded on a stock exchange or in a securities market as of the date so fixed for termination or if, for any reason, the depositary does not sell the deposited securities, then after such date fixed for termination, the depositary shall use its reasonable efforts to ensure that the Depositary Shares cease to be eligible for settlement within DTC and that neither DTC nor any of its nominees shall thereafter be an ADR holder. At such time as the Depositary Shares cease to be DTC eligible and/or neither DTC nor any of its nominees is an ADR holder, to the extent we are not, to the depositary’s knowledge, insolvent or in bankruptcy or liquidation, the depositary shall (A) cancel all outstanding ADRs; (B) request DTC to provide the depositary with information on those holding Depositary Shares through DTC and, upon receipt thereof, revise the ADR register to reflect the information provided by DTC; (C) instruct its custodian to deliver all deposited securities to us, a subsidiary or affiliate of ours (the company representative) or an independent trust company engaged by us (the trustee) to hold those deposited securities in trust for the beneficial owners of the ADRs if we are not permitted to hold any of the deposited securities under applicable law and/or we have directed the depositary to deliver such deposited securities to the company representative or trustee along with a stock transfer form and/or such other instruments of transfer covering such deposited securities as are needed under applicable law, in either case referring to the names set forth on the ADR register and (D) provide us with a copy of the ADR register.

Upon receipt of any instrument of transfer covering such deposited securities and the ADR Register, we have agreed that we will, depending on what is legally required under local law, either deliver to each person reflected on such ADR register appropriate documentation to effect the transfer to such persons of the deposited securities previously represented by the Depositary Shares evidenced by their ADRs, approve the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable), procure the relevant updates to the register of members of the Company to reflect the transfer of the deposited securities previously represented by their ADRs to the persons listed on the ADR register (as applicable) and provide the depositary with a certified copy of the updated register of our shareholders.

To the extent the depositary reasonably believes that we are insolvent, or if we are in receivership, have filed for bankruptcy and/or are otherwise in restructuring, administration or liquidation, and in any such case the deposited securities are not listed and publicly traded on a securities exchange after the termination date, or if, for any reason, the depositary believes it is not able to or cannot practicably sell the deposited securities promptly and without undue effort, the deposited securities shall be deemed to have no value (and such holder shall be deemed to have instructed the depositary that the deposited securities have no value). The depositary may (and, by holding an ADR or an interest therein, all holders irrevocably consent and agree that the depositary may) instruct its custodian to deliver all deposited securities to us (acting, as applicable by an administrator, receiver, administrative receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, trustee, controller or other entity overseeing the bankruptcy, insolvency, administration, restructuring or liquidation process) and notify us that the deposited securities are surrendered for no consideration. The New Deposit Agreement requires us, subject to applicable law, to promptly accept the surrender of the deposited securities for no consideration and deliver to the depositary a written notice confirming (A) the acceptance of the surrender of the deposited securities for no consideration and (B) the cancellation of such deposited securities. Promptly after notifying us that the deposited securities are surrendered for no consideration and irrespective of whether we haves complied with the immediately preceding sentence, the depositary shall notify ADR holders that their Depositary Shares have been cancelled with no consideration being payable to such ADR holders.

Upon the depositary's compliance with the provisions of any of the above three paragraphs, the depositary and its agents shall be discharged from all, and cease to have any, obligations under the New Deposit Agreement and the ADRs.

If our Ordinary Shares are listed and publicly traded on a securities exchange and the depositary believes that it is able, permissible and practicable to sell the deposited securities without undue effort, then the depositary may endeavor to publicly or privately sell (as long as it may lawfully do so) the deposited securities, which sale may be effected in a block sale/single lot transaction and, after the settlement of such sale(s), to the extent legally permissible and practicable, distribute or hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sale(s), less any amounts owing to the depositary (including, without limitation, cancellation fees), together with any other cash then held by it under the New Deposit Agreement, in trust, without liability for interest, for the pro rata benefit of the holders entitled thereto. After making such sale, the depositary shall be discharged from all obligations in respect of the New Deposit Agreement and the ADRs, except to account for such net proceeds and other cash.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders, beneficial owners and others

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Ordinary Shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the New Deposit Agreement;

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•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the New Deposit Agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the New Deposit Agreement or as the depositary believes are required, necessary or advisable in order to comply with applicable laws, rules and regulations.

The issuance of ADRs, the acceptance of deposits of Ordinary Shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Ordinary Shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed required, necessary or advisable by the depositary for any reason provided that the ability to withdraw Ordinary Shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of Ordinary Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities. The depositary may close the ADR register (and/or any portion thereof) at any time or from time to time when deemed expedient by it.

The New Deposit Agreement expressly limits the obligations and liability of the depositary, the depositary’s custodian or ourselves and each of our and their respective directors, officers, employees, agents and affiliates, provided, however, that no provision of the New Deposit Agreement is intended to constitute a waiver or limitation of any rights that ADR holders or beneficial owners may have under the Securities Act or the Securities Exchange Act of 1934, to the extent applicable. The New Deposit Agreement provides that each of us, the depositary and our respective directors, officers, employees, agents and affiliates will:

•	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) if any present or future law, rule, regulation, fiat, order or decree of the United States, England, Wales or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company's charter, any act of God, war, terrorism, epidemic, pandemic, nationalization, expropriation, currency restrictions, extraordinary market conditions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, cyber, ransomware or malware attack, computer failure or circumstance our, the depositary's or our respective directors’, officers’, employees’, agents' or affiliates’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the New Deposit Agreement or the ADRs provide shall be done or performed by any such party (including, without limitation, voting);

•	incur or assume no liability (including, without limitation, to ADR holders or beneficial owners) by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the New Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the New Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	incur or assume no liability (including, without limitation, to holders or beneficial owners) if it performs its obligations specifically set forth in the New Deposit Agreement and ADRs without gross negligence or willful misconduct;

•	in the case of the depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the Depositary Shares or the ADRs;

•	in the case of us and our agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities the Depositary Shares or the ADRs, which in our or our agents’ opinion, as the case may be, may involve us in expense or liability, unless indemnity satisfactory to us or our agent, as the case may be against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be requested;

•	not be liable (including, without limitation, to ADR holders or beneficial owners) for any action or inaction by it in reliance upon the advice of or information from any legal counsel, any accountant, any person presenting Ordinary Shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information and/or, in the case of the depositary, from us; or

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•	may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

The depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners.

The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the New Deposit Agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the New Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JP Morgan. Notwithstanding anything to the contrary contained in the New Deposit Agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any registered ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as, but not limited to, pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the New Deposit Agreement, and use local agents to provide services such as, but not limited to, attendance at any meetings of security holders of issuers. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third-party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The depositary has no obligation to inform ADR holders or beneficial owners about the requirements of the laws, rules or regulations or any changes therein or thereto of England, Wales, the United States or any other country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system.

Additionally, none of the depositary, the custodian or us, or any of their or our respective directors, officers, employees, agents or affiliates shall be liable for the failure by any registered holder of ADRs or beneficial owner to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder's or beneficial owner's income tax liability. The depositary is under no obligation to provide the ADR holders and beneficial owners, or any of them, with any information about our tax status. None of us, the depositary, the custodian or any of our or their respective directors, officers, employees, agents or affiliates shall incur any liability for any tax or tax consequences that may be incurred by registered ADR holders or beneficial owners on account of their ownership or disposition of ADRs or Depositary Shares.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy pursuant to the terms of the New Deposit Agreement, or for the effect of any such vote. The depositary shall endeavor to effect any sale of securities or other property and any conversion of currency, securities or other property, in each case as is referred to or contemplated in the New Deposit Agreement or the form of ADR, in accordance with the depositary's normal practices and procedures under the circumstances applicable to such sale or conversion, but shall have no liability (in the absence of its own willful default or gross negligence or that of its agents, officers, directors or employees) with respect to the terms of any such sale or conversion, including the price at which such sale or conversion is effected, or if such sale or conversion shall not be practicable, or shall not be believed, deemed or determined to be practicable by the depositary. Specifically, the depositary shall not have any liability for the price received in connection with any public or private sale of securities (including, without limitation, for any sale made at a nominal price), the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. The depositary shall not incur any liability in connection with or arising from any failure, inability or refusal by us or any other party, including any share registrar, transfer agent or other agent appointed by us, the depositary or any other party, to process any transfer, delivery or distribution of cash, shares, other securities or other property, including without limitation upon the termination of the New Deposit Agreement, or otherwise to comply with any provisions of the New Deposit Agreement that are applicable to it. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the New Deposit Agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

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We have agreed to indemnify the depositary under certain circumstances and the depositary has agreed to indemnifyus under certain circumstances.

Notwithstanding any other provision of the New Deposit Agreement or the ADRs to the contrary, neither we nor the depositary, nor any of their respective agents shall be liable to the other for any indirect, special, punitive or consequential damages or lost profits, in each case of any form incurred by any of them or any other person or entity (including, without limitation, holders and beneficial owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought, collectively Special Damages, except (i) to the extent such Special Damages arise from the gross negligence or willful misconduct of the party from whom indemnification is sought or (ii) to the extent Special Damages arise from or out of a claim brought by a third party (including, without limitation, holders and beneficial owners) against the depositary or its agents acting under the New Deposit Agreement, except to the extent such Special Damages arise out of the gross negligence or willful misconduct of the party seeking indemnification hereunder.

In the New Deposit Agreement each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the Ordinary Shares or other deposited securities, the Depositary Shares or the ADRs, the New Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

No provision of the New Deposit Agreement or the ADRs is intended to constitute a waiver or limitation of any rights which an ADR holder or any beneficial owner may have under the Securities Act or the Securities Exchange Act of 1934, to the extent applicable.

The depositary and its agents may own and deal in any class of securities of our Company and our affiliates and in Depositary Shares.

Disclosure of Interest in Depositary Shares

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other Ordinary Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of Depositary Shares evidenced by the ADRs registered in such ADR holder’s name) to deliver their Depositary Shares for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of Depositary Shares as a holder of shares and, by holding a Depositary Share or an interest therein, ADR holders and beneficial owners of Depositary Shares will be agreeing to comply with such instructions.

Each ADR holder agrees to provide such information as the Company may request in a disclosure notice, or a Disclosure Notice, given pursuant to the Companies Act or the Articles of Association of the Company. Each ADR holder acknowledges that it understands that failure to comply with a Disclosure Notice may result in the imposition of sanctions against the holder of the underlying Ordinary Shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act and the Articles of Association which currently may include, subject to the granting of an appropriate order by the court, the withdrawal of the voting rights of such Ordinary Shares and the imposition of restrictions on the rights to receive dividends on and to transfer such Ordinary Shares. In addition, each ADR holder agrees to comply with the provisions of the Disclosure Guidance and Transparency Rules published by the United Kingdom Financial Conduct Authority (as amended from time to time) with regard to the notification to the Company of interests in Ordinary Shares underlying Depositary Shares and certain financial instruments, which currently provide, inter alia, that an ADR holder must notify the Company of the percentage of its voting rights he holds as a shareholder or holds or is deemed to hold through his direct or indirect holding of certain financial instruments (or a combination of such holdings) if the percentage of those voting rights reaches, exceeds or falls below specified thresholds.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our Company or a matter relating to the New Deposit Agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

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Appointment

In the New Deposit Agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any Depositary Shares or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the New Deposit Agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the New Deposit Agreement and the applicable ADR or ADRs,

•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the New Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the New Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•	acknowledge and agree that (i) nothing in the New Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us, ADR holders, or beneficial owners may have interests, (v) nothing contained in the New Deposit Agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the New Deposit Agreement and the ADRs, to constitute notice to any and all beneficial owners of the Depositary Shares evidenced by such ADR holder's ADRs. For all purposes under the New Deposit Agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the Depositary Shares evidenced by such ADRs.

Consent to Jurisdiction

In the New Deposit Agreement, we have submitted to the non-exclusive jurisdiction of the state and federal courts in New York, New York and appointed an agent for service of process on our behalf. Any action based on the New Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in England and/or Wales, the United States and/or any other court of competent jurisdiction.

Under the New Deposit Agreement, by holding or owning an ADR or Depositary Share or an interest therein, holders and beneficial owners each irrevocably agree that (i) any legal suit, action or proceeding against or involving holders or beneficial owners brought by us or the depositary, arising out of or based upon the New Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated therein or thereby, may be instituted in a state or federal court in New York, New York, and by holding or owning an ADR or Depositary Share or an interest therein each irrevocably waives any objection that it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) any legal suit, action or proceeding against or involving us and/or the depositary brought by holders or beneficial owners, arising out of or based upon the New Deposit Agreement, the Depositary Shares, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either (a) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (b) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable). In the New Deposit Agreement each holder and beneficial owner irrevocably waives any objection which it may at any time have to the laying of venue of any such proceeding, and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding.

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Jury Trial Waiver

In the New Deposit Agreement, each party thereto (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, Depositary Shares or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the Ordinary Shares or other deposited securities, the Depositary Shares or the ADRs, the New Deposit Agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial in the New Deposit Agreement is not intended to be deemed a waiver by any holder or beneficial owner of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

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TAXATION

The following summary contains a description of the material U.S. federal income tax and United Kingdom tax consequences of the acquisition, ownership and disposition of Ordinary Shares and Depositary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Ordinary Shares or Depositary Shares. The summary is based upon the on the tax laws of the United States and regulations thereunder and the tax laws of the United Kingdom and regulations thereunder as of the date hereof, which are subject to change.

Certain United Kingdom Tax Considerations

The following is a general summary of certain United Kingdom tax considerations relating to the ownership and disposal of our Ordinary Shares or Depositary Shares and does not address all possible tax consequences relating to an investment in our Ordinary Shares or Depositary Shares. It is based on United Kingdom tax law and generally published His Majesty’s Revenue & Customs, or HMRC, practice as of the date of this prospectus, both of which are subject to change, possibly with retrospective effect. A United Kingdom tax year runs from April 6th in any year to April 5th in the following year.

Save as provided otherwise, this summary applies only to a person who is the absolute beneficial owner of our Ordinary Shares or Depositary Shares and who is resident (and, in the case of an individual, domiciled) in the United Kingdom for tax purposes and who is not resident for tax purposes in any other jurisdiction and does not have a permanent establishment or fixed base in any other jurisdiction with which the holding of our Ordinary Shares or Depositary Shares is connected, or a U.K. Holder. A person who is not a U.K. Holder, including a person (a) who is not resident (or, if resident, is not domiciled) in the United Kingdom for tax purposes, including an individual and company who trades in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which an Ordinary Share or Depositary Share is attributable, or (b) who is resident or otherwise subject to tax in a jurisdiction outside the United Kingdom, is recommended to seek the advice of professional advisors in relation to their taxation obligations.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under United Kingdom tax law. In particular this summary:

•	only applies to an absolute beneficial owner of Ordinary Shares or Depositary Shares and any dividend paid in respect of that Ordinary Share where the dividend is regarded for United Kingdom tax purposes as that person’s own income (and not the income of some other person); and

•	(a) only addresses the principal United Kingdom tax consequences for an investor who holds Ordinary Shares or Depositary Shares as a capital asset, (b) does not address the tax consequences that may be relevant to certain special classes of investor such as a dealer, broker or trader in shares or securities and any other person who holds Ordinary Shares or Depositary Shares otherwise than as an investment, (c) does not address the tax consequences for a holder that is a financial institution, insurance company, collective investment scheme, pension scheme, charity or tax-exempt organization, (d) assumes that a holder is not an officer or employee of the company (nor of any related company) and has not (and is not deemed to have) acquired the Ordinary Shares or Depositary Shares by virtue of an office or employment, and (e) assumes that a holder does not control or hold (and is not deemed to control or hold), either alone or together with one or more associated or connected persons, directly or indirectly (including through the holding of Depositary Shares), an interest of 10% or more in the issued share capital (or in any class thereof), voting power, rights to profits or capital of the company, and is not otherwise connected with the company.

This summary further assumes that a holder of Depositary Shares is the beneficial owner of the underlying Ordinary Shares for United Kingdom direct tax purposes.

POTENTIAL INVESTORS IN THE DEPOSITARY SHARES SHOULD SATISFY THEMSELVES PRIOR TO INVESTING AS TO THE OVERALL TAX CONSEQUENCES, INCLUDING, SPECIFICALLY, THE CONSEQUENCES UNDER UNITED KINGDOM TAX LAW AND HMRC PRACTICE OF THE ACQUISITION, OWNERSHIP AND DISPOSAL OF THE ORDINARY SHARES OR DEPOSITARY SHARES, IN THEIR OWN PARTICULAR CIRCUMSTANCES BY CONSULTING THEIR OWN TAX ADVISERS.

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Taxation of Dividends

Withholding Tax.  An individual holder of Ordinary Shares or Depositary Shares who is not a U.K. Holder will not be chargeable to United Kingdom income tax on a dividend paid by the Company, unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to United Kingdom income tax on a dividend received from the Company.

A dividend received by individual U.K. Holders will be subject to United Kingdom income tax. The rate of United Kingdom income tax that is chargeable on dividends received in either the tax year 2022/2023 or the tax year 2023/2024 by an individual U.K. Holder who is (i) an additional rate taxpayer is 39.35%, (ii) a higher rate taxpayer is 33.75%, and (iii) a basic rate taxpayer is 8.75%. An individual U.K. Holder may be entitled to a tax-free dividend allowance (in addition to their personal allowance) of £2,000 for the tax year 2022/2023 and £1,000 for the tax year 2023/2024, being the amount of dividend income that the relevant individual can receive before United Kingdom income tax is payable. Dividends within the dividend allowance will still count towards the relevant individual's basic, higher or additional rate bands, however. An individual’s dividend income is treated as the top slice of their total income that is chargeable to United Kingdom income tax. Dividends which are covered by an individual’s personal income tax allowance do not count towards and are ignored for the dividend allowance.

Corporation Tax. A U.K. Holder within the charge to United Kingdom corporation tax may be entitled to exemption from United Kingdom corporation tax in respect of dividend payments in respect of an Ordinary Share. If the conditions for the exemption are not satisfied or such U.K. Holder elects for an otherwise exempt dividend to be taxable, United Kingdom corporation tax will be chargeable on the dividend. From April 1, 2023, the main rate of corporation tax of 25% will apply to companies with profits in excess of £250,000. A lower rate of corporation tax of 19% will apply to companies with profits of up to £50,000, and a marginal scaled rate between 19% and 25% will apply to companies with profits between £50,000 and £250,000. If potential investors are in any doubt as to their position, they should consult their own professional advisers.

A corporate holder of Ordinary Shares or Depositary Shares that is not a U.K. Holder will not be subject to United Kingdom corporation tax on a dividend received from the company, unless it carries on a trade in the United Kingdom through a permanent establishment to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, such holder may, depending on its individual circumstances and if the exemption from United Kingdom corporation tax discussed above does not apply, be chargeable to United Kingdom corporation tax on dividends received from the Company.

Taxation of Disposals

U.K. Holders. A disposal or deemed disposal of Ordinary Shares or Depositary Shares by an individual U.K. Holder may, depending on his or her individual circumstances, give rise to a chargeable gain or to an allowable loss for the purpose of United Kingdom capital gains tax. The principal factors that will determine the capital gains tax position on a disposal of Ordinary Shares or Depositary Shares are the extent to which the holder realizes any other capital gains in the tax year in which the disposal is made, the extent to which the holder has incurred capital losses in that or any earlier tax year and the level at which the annual exempt amount for United Kingdom capital gains tax (the “annual exempt amount”) is set by the United Kingdom government for that tax year. The annual exempt amount for the 2022/2023 tax year is £12,300 and for the 2023/2024 tax year is £6,000. If, after all allowable deductions, an individual U.K. Holder’s total taxable income for the relevant tax year exceeds the basic rate income tax limit, a taxable capital gain accruing on a disposal of an Ordinary Share or a Depositary Shares is taxed at the rate of 20%. In other cases, a taxable capital gain accruing on a disposal of our Ordinary Shares or Depositary Shares may be taxed at the rate of 10% or the rate of 20% or at a combination of both rates.

An individual U.K. Holder who ceases to be resident in the United Kingdom (or who fails to be regarded as resident in a territory outside the United Kingdom for the purposes of double taxation relief) for a period of less than five calendar years and who disposes of Ordinary Shares or Depositary Shares during that period of temporary non-United Kingdom residence may be liable to United Kingdom capital gains tax on a chargeable gain accruing on such disposal on his or her return to the United Kingdom (or upon ceasing to be regarded as resident outside the United Kingdom for the purposes of double taxation relief) (subject to available exemptions or reliefs).

A disposal (or deemed disposal) of Ordinary Shares or Depositary Shares by a corporate U.K. Holder may give rise to a chargeable gain or an allowable loss for such holder for the purpose of United Kingdom corporation tax.

Any gain or loss in respect of currency fluctuations over the period of holding Ordinary Shares or Depositary Shares is also brought into account on a disposal.

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Non-U.K. Holders. An individual holder who is not a U.K. Holder will not be liable to United Kingdom capital gains tax on capital gains realized on the disposal of Ordinary Shares or Depositary Shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency in the United Kingdom to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to United Kingdom capital gains tax on chargeable gains arising from a disposal of his or her Ordinary Shares or Depositary Shares.

A corporate holder of Ordinary Shares or Depositary Shares that is not a U.K. Holder will not be liable for United Kingdom corporation tax on chargeable gains realized on the disposal of Ordinary Shares or Depositary Shares unless it carries on a trade in the United Kingdom through a permanent establishment to which the Ordinary Shares or Depositary Shares are attributable. In these circumstances, a disposal (or deemed disposal) of Ordinary Shares or Depositary Shares by such holder may give rise to a chargeable gain or an allowable loss for the purposes of United Kingdom corporation tax.

Inheritance Tax

If for the purposes of the Double Taxation Relief (Taxes on Estates of Deceased Persons and on Gifts) Treaty United States of America Order 1979 (SI 1979/1454) between the United States and the United Kingdom an individual holder is at the time of their death or a transfer made during their lifetime, domiciled in the United States and is not a national of the United Kingdom, any Ordinary Shares or Depositary Shares beneficially owned by that holder should not generally be subject to United Kingdom inheritance tax, provided that any applicable United States federal gift or estate tax liability is paid, except where (i) the Ordinary Shares or Depositary Shares are part of the business property of a United Kingdom permanent establishment or pertains to a United Kingdom fixed base used for the performance of independent personal services; or (ii) the Ordinary Shares or Depositary Shares are comprised in a settlement unless, at the time the settlement was made, the settlor was domiciled in the United States and not a national of the United Kingdom (in which case no charge to United Kingdom inheritance tax should apply).

Stamp Duty and Stamp Duty Reserve Tax

The United Kingdom stamp duty, or stamp duty, and United Kingdom stamp duty reserve tax, or SDRT, treatment of the issue and transfer of, and the agreement to transfer, an ordinary share outside a depositary receipt system or a clearance service is discussed in the paragraphs under “General” below. The stamp duty and SDRT treatment of such transactions in relation to such systems is discussed in the paragraphs under “Depositary Receipt Systems and Clearance Services” below.

General

An agreement to transfer an ordinary share will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser.

The transfer of an Ordinary Share would be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser is liable to HMRC for the payment of the stamp duty (if any). Under current HMRC guidance, no stamp duty should be payable on a written instrument transferring a Depositary Share or on a written agreement to transfer a Depositary Share, on the basis that the Depositary Share is not regarded as either “stock” or a “marketable security” for United Kingdom stamp duty purposes.

If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional) any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is canceled to avoid a double charge as the stamp duty has been paid.

No SDRT or stamp duty is chargeable in respect of shares that are admitted to trading on a “recognized growth market” and not listed on any “recognized stock exchange,” or the AIM Exemption. For so long as the Ordinary Shares were admitted to trading on AIM (which qualifies as a “recognized growth market”) and not listed on a market that would qualify as a “recognized stock exchange,” the AIM Exemption would apply and the transfer of Ordinary Shares or agreement to transfer Ordinary Shares would be exempt from the charge to stamp duty and/or SDRT (as applicable) under the AIM Exemption. Following the cancellation of admission of the Ordinary Shares on AIM, the AIM Exemption no longer applies.

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Depositary Receipt Systems and Clearance Services

The Court of Justice of the European Union in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and the Bank of New York Mellon Corporation v The Commissioners of Her Majesty’s Revenue & Customs, have considered the provisions of the European Union Council Directive 69/335/EEC, which was subsequently substituted by the European Union Council Directive 2008/7/EEC, or the E.U. Directives. Following these decisions HMRC has publicly confirmed that issues or transfers of shares of United Kingdom incorporated companies, such as us, to a clearance service (such as, in our understanding, DTC) or a depositary receipt system will not be charged to United Kingdom SDRT at 1.5% where that issue or transfer is an integral part of a raising of new capital.

It was announced as part of the United Kingdom Budget 2017 by the United Kingdom government that the 1.5% stamp duty and SDRT charge will not be enforced on the issue of shares by United Kingdom incorporated companies (and transfers of such shares where the transfer is integral to new capital raising) into clearance services and depositary receipt systems following Brexit. However, the United Kingdom government could potentially introduce new United Kingdom legislation with the effect that a future issue or transfer of our Ordinary Shares into a clearance service or depositary receipt system (even where such an issue or transfer is an integral part of the raising of new capital by the company) may potentially become chargeable to 1.5% stamp duty or SDRT.

Where an ordinary share is transferred (i) to, or to a nominee for, a person whose business is or includes the provision of clearance services or (ii) to, or to a nominee for a person whose business is or includes issuing depositary receipts and that transfer is not integral to the raising of new capital by the company, stamp duty or SDRT would generally be chargeable at the rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of the shares. Such a stamp duty or SDRT charge will arise if the transfer takes place at a time when the Ordinary Shares are admitted to trading on AIM such that the AIM Exemption would apply. Following the cancellation of the admission of the Ordinary Shares on AIM, however, the AIM Exemption no longer is available.

There is an exception from the 1.5% charge on the transfer to, or to a nominee , a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986, which has been approved by HMRC. If such an election were made by a clearance service, SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer would arise on any transfer of an ordinary share into such a clearance service and on subsequent agreements to transfer such share within such clearance service. It is our understanding that DTC has not to date made an election under section 97A(1) of the Finance Act of 1986.

Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise, will strictly be accountable to HMRC by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

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Certain United States Taxation Matters

The following is a summary of material United States federal income tax consequences of the ownership and disposition of Depositary Shares by United States holders (as defined below). This summary is for general information only and is not tax advice. Each investor should consult its tax advisor with respect to the tax consequences of the ownership and disposition of our securities.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Convention Between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains of 2001, as amended (referred to below as the United States-U.K. Treaty), all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “United States holder” means a holder of our Ordinary Shares or Depositary Shares that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	any trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary addresses only the United States federal income tax considerations for United States holders that acquire and hold the Depositary Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, banks, financial institutions, underwriters, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the United States dollar, tax-exempt organizations (including private foundations), mutual funds, subchapter S corporations, partnerships or other pass-through entities for United States federal income tax purposes, certain expatriates, corporations that accumulate earnings to avoid United States federal income tax, persons who hold Depositary Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquire Depositary Shares through the exercise of options or other compensation arrangements, persons who own (or are treated as owning) 10% or more of our outstanding voting stock, or persons who are not United States holders). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to holders of Depositary Shares.

The United States federal income tax treatment of a partner in a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the associated tax consequences.

Consequences Relating to Ownership and Disposition of Depositary Shares

Ownership of Depositary Shares. For United States federal income tax purposes, a holder of Depositary Shares will generally be treated as if such holder directly owned the ordinary shares represented by such Depositary Shares.

Distributions on Depositary Shares. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution on Depositary Shares (including withheld taxes, if any) made out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will generally be taxable to a United States holder as dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate United States holders generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code. Distributions in excess of our current and accumulated earnings and profits would generally be treated first as a non-taxable return of capital to the extent of the United States holder’s basis in the Depositary Shares, and thereafter as capital gain. However, since we do not calculate our earnings and profits under United States federal income tax principles, it is expected that any distribution on Depositary Shares will be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

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Dividends paid in currencies other than the United States dollar, if any, will generally be taxable to a United States holder as ordinary dividend income in an amount equal to the United States dollar value of the currency received on the date such distribution is actually or constructively received. Such United States dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-United States currency is actually converted into United States dollars on such date. The United States holder may realize exchange gain or loss if the currency received is converted into United States dollars after the date on which it is actually or constructively received. In general, any such gain or loss will be ordinary and will be treated as from sources within the United States for United States foreign tax credit purposes.

Subject to the discussion below under “—3.8% Medicare Tax on Net Investment Income,” dividends received by certain non-corporate United States holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, currently at a maximum rate of 20%, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a foreign corporation will generally be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that the Depositary Shares, which are listed on the NASDAQ Capital Market, would be considered readily tradable on an established securities market in the United States. However, there can be no assurance that the Depositary Shares will be considered readily tradable on an established securities market in future years. A foreign corporation is also treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the United States Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The United States Treasury Department has determined that the United States-U.K. Treaty meets these requirements. We would not constitute a qualified foreign corporation for purposes of these rules if we are a passive foreign investment company for the taxable year in which we pay a dividend or for the preceding taxable year, as discussed below under “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, non-United States taxes, if any, withheld on dividends paid by the Company may be treated as foreign taxes eligible for a credit against a United States holder’s United States federal income tax liability under the United States foreign tax credit rules. The rules governing the United States foreign tax credit are complex, and United States holders should consult their tax advisors regarding the availability of the United States foreign tax credit under their particular circumstances.

Sale of Depositary Shares

A United States holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Depositary Shares in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in such securities. Subject to the discussion below under “—Passive Foreign Investment Company Rules,” any gain or loss recognized by a United States holder on a taxable disposition of Depositary Shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such share exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

For a cash basis taxpayer, units of foreign currency received will generally be translated into United States dollars at the spot rate on the settlement date of the sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such sale. An accrual basis taxpayer may elect to apply the same rules applicable to cash basis taxpayers with respect to the sale of ADRs that are traded on an established securities market, provided that the election must be applied consistently from year to year and cannot be changed without the consent of the IRS. For an accrual method taxpayer who does not make such an election, units of foreign currency received will generally be translated into United States dollars at the spot rate on the trade date of the sale. Such an accrual basis taxpayer may recognize foreign currency exchange gain or loss based on currency fluctuations between the trade date and the settlement date of such sale. In general, any such gain or loss will be ordinary and will be treated as from sources within the United States for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation is a PFIC if either (1) 75% or more of its gross income for the taxable year is passive income or (2) the average percentage of assets held by such corporation during the taxable year that produce passive income or that are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

Based upon estimates with respect to its income, assets, and operations, it is expected that we will not be a PFIC for the current taxable year. However, because the determination of PFIC status must be made on an annual basis after the end of the taxable year and will depend on the composition of the income and assets, as well as the nature of the activities, of our activities and those of our subsidiaries from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year.

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If we were to be classified as a PFIC for any taxable year in which a United States holder held the Depositary Shares, various adverse United States tax consequences could result to such United States holders, including taxation of gain on a sale or other disposition of the shares of the corporation, Depositary Shares at ordinary income rates and imposition of an interest charge on gain or on distributions with respect to the shares, Depositary Shares. Unless a United States holder of PFIC shares elects, in either case if eligible, to be taxed annually on a mark-to-market basis or makes a QEF election and certain other requirements are met, gain realized on the sale or other disposition of PFIC shares would generally not be treated as capital gain. Instead, the United States holder would be treated as if the United States holder had realized such gain ratably over the holder’s holding period for such securities. The amounts allocated to the taxable year of sale or other disposition and to any year before the foreign corporation became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such year, together with an interest charge in respect of the tax attributable to each such year. Similar rules apply to the extent any distribution in respect of PFIC shares exceeds 125% of the average annual distribution on such PFIC securities received by the shareholder during the preceding three years or holding period, whichever is shorter. With certain exceptions, a foreign corporation is treated as a PFIC with respect to a shareholder (or warrant holder, as applicable) if the corporation was a PFIC with respect to such holder at any time during the holder’s holding period of the foreign corporation’s stock or warrants. Dividends paid to with respect to shares of a PFIC are not eligible for the special tax rates applicable to qualified dividend income of certain non-corporate holders. Instead, such dividend income is taxable at rates applicable to ordinary income.

If we were to be treated as a PFIC, the tax consequences described above could be avoided by a “mark-to-market” election with respect to the Depositary Shares. A United States holder making a “mark-to-market” election (assuming the requirements for such an election are satisfied) generally would (i) be required to include as ordinary income the excess of the fair market value of the Depositary Shares on the last day of the United States holder’s taxable year over the United States holder’s adjusted tax basis in such Depositary Shares and (ii) be allowed a deduction in an amount equal to the lesser of (A) the excess, if any, of the United States holder’s adjusted tax basis in the Depositary Shares over the fair market value of such Depositary Shares on the last day of the United States holder’s taxable year or (B) the excess, if any, of the amount included in income because of the election for prior taxable years over the amount allowed as a deduction because of the election for prior taxable years. In addition, upon a sale or other taxable disposition of Depositary Shares, a United States holder would recognize ordinary income or loss (which loss could not be in excess of the amount included in income because of the election for prior taxable years over the amount allowed as a deduction because of the election for prior taxable years). If we were to be treated as a PFIC, different rules would apply to a United States holder making a QEF election with respect to Depositary Shares. However, we do not intend to prepare or provide the information necessary for United States shareholders to make a QEF election.

United States holders are urged to consult their own tax advisors about the PFIC rules, including the availability of the “mark-to-market” election.

3.8% Medicare Tax on “Net Investment Income”

A 3.8% tax, or “Medicare Tax,” is imposed on all or a portion of “net investment income,” which may include any gain realized or amounts received with respect to Depositary Shares received by (i) United States holders that are individuals with modified adjusted gross income in excess of certain thresholds, and (ii) certain estates and trusts. United States holders should consult their own tax advisors with respect to the applicability of the Medicare Tax resulting from ownership or disposition of Depositary Shares.

Information Reporting and Backup Withholding

United States holders may be subject to information reporting requirements and may be subject to backup withholding with respect to dividends on Depositary Shares and on the proceeds from the sale, exchange, or disposition of Depositary Shares, currently at a rate of 24%, unless the United States holder provides an accurate taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and amounts withheld may be allowed as a credit against the United States holder’s United States federal income tax liability and may entitle the United States holder to a refund, provided that certain required information is timely furnished to the IRS.

Foreign Asset Reporting

United States holders who are individuals and who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include securities issued by a non-United States issuer (which would include an investment in our securities) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Individuals who fail to report the required information could be subject to substantial penalties, and such individuals should consult their own tax advisors concerning the application of these rules to their investment in Depositary Shares.

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U.S. Federal Income Tax Treatment of the Series E Warrants and Series F Warrants

Neither we nor a United States holder of a Series E Warrant or Series F Warrant will recognize gain or loss as a result of the United States holder’s receipt of our Depositary Shares upon exercise of a Series E Warrant or Series F Warrant, as applicable. A United States holder’s adjusted tax basis in the Depositary Shares received will be an amount equal to the sum of (i) the United States holder’s adjusted tax basis in the Series E Warrant or Series F Warrant exercised; and (ii) the amount of the exercise price for the Series E Warrant or Series F Warrant. If the Series E Warrants or Series F Warrants lapse without being exercised, the United States holder will recognize capital loss in the amount equal to the United States holder’s adjusted tax basis in the Series E Warrants or Series F Warrants, respectively. A United States holder’s holding period for Depositary Shares received upon exercise of a Series E Warrant or Series F Warrant will commence on the date the Series E Warrant or Series F Warrant, as applicable, is exercised.

The exercise price of a Series E Warrant and Series F Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Series E Warrant or Series F Warrant in the fully diluted Ordinary Shares without proportionate adjustments to the holders of our Depositary Shares, a United States holder of Series E Warrants or Series F Warrant, as applicable, may be treated as having received a constructive distribution, which may be taxable to the United States holder as a dividend.

U.S. Federal Income Tax Treatment of the Pre-Funded Warrants

We believe that our Pre-Funded Warrants should be treated as our Depositary Shares for U.S. federal income tax purposes, rather than as warrants. Assuming this position is upheld, upon the exercise of a Pre-Funded Warrant, the holding period of the Pre-Funded Warrant should carry over to the Depositary Shares received. Similarly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and the tax basis of a Pre-Funded Warrant should carry over to the Depositary Shares received upon exercise, increased by the exercise price of $0.0001 per share.

In the event that the exercise price or conversion ratio of Pre-Funded Warrants is adjusted as a result of an action affecting the Depositary Shares, such as a dividend being paid on the Depositary Shares, a United States holder may be treated as receiving a distribution from the Company. Such deemed distributions may be treated as dividends and may be eligible for preferential tax rates, as described above.

However, our position is not binding on the IRS and the IRS may treat the Pre-Funded Warrants as warrants to acquire our Depositary Shares. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Pre-Funded Warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISER ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF OUR SECURITIES IN LIGHT OF SUCH PROSPECTIVE INVESTOR’S OWN CIRCUMSTANCES.

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UNDERWRITING

We are offering the Class A Units and Class B Units described in this prospectus through the underwriters named below. Ladenburg Thalmann & Co. Inc. is acting as the representative of the underwriters in this offering, or the Representative. Subject to the terms and conditions of the underwriting agreement, dated as of December 19, 2023, the underwriters have agreed to purchase the number of our securities set forth opposite its respective name below.

Underwriters	Number of Class A Units	Number of Class B Units
Ladenburg Thalmann & Co. Inc.	697,614	1,911,176
Total	697,614	1,911,176

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the Class A Units and Class B Units, if any, directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.096 per Depositary Share and $0.095995 per Pre-Funded Warrant.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the Class A Units or Class B Units, or the Depositary Shares, Pre-Funded Warrants, Series E Warrants and Series F Warrants included in the Class A Units or Class B Units in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Class A Unit(1)	Per Class B Unit(2)	Total Without Over- Allotment	Total With Full Over- Allotment
Public offering price	$2.00	$1.9999	$5,217,389	$5,999,935
Underwriting discounts and commissions to be paid to underwriters by us(3)(4)	$0.16	$0.159992	$417,391	$479,995
Proceeds, before expenses, to us	$1.84	$1.839908	$4,799,998	$5,519,940

______________

(1)	The public offering price and underwriting discount corresponds to, in respect of the Class A Units,

(i) a public offering price per Depositary Share of $1.98 ($1.82 net of the underwriting discount), (ii) a public offering price per Series E Warrant of $0.01 ($0.0092 net of the underwriting discount), and (iii) a public offering price per Series F Warrant of $0.01 ($0.0092 net of the underwriting discount).

(2)	The public offering price and underwriting discount in respect of the Class B Units corresponds to (i) a public offering price per Pre-Funded Warrant of $1.9799 ($1.821508 net of the underwriting discount) (ii) a public offering price per Series E Warrant of $0.01 ($0.0092 net of the underwriting discount), and (iii) a public offering price per Series E Warrant of 0.01 ($0.0092 net of the underwriting discount).

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(3)	We have also agreed to pay the Representative a management fee of 1.0% of the gross proceeds from the offering and to reimburse the accountable expenses of the Representative, including a pre-closing expense allowance of up to a maximum of $25,000 and an additional closing expense allowance up to a maximum of $150,000.

(4)	We have granted a 45-day option to the underwriters to purchase up to 391,273 additional Depositary Shares, Series E Warrants to purchase an additional 391,273 Depositary Shares and/or Series F Warrants to purchase an additional 391,273 Depositary Shares at its respective public offering price set forth above less the underwriting discounts and commissions solely to cover over-allotments, if any.

We estimate the total expenses payable by us for this offering to be approximately $930,000 (with full over-allotment), which amount includes (i) the underwriting discount of $479,995 (with full over-allotment), (ii) reimbursement of the accountable expenses of the underwriters, including the legal fees of the Representative, in an amount not to exceed $25,000 for pre-closing expenses plus $150,000 for closing expenses, (iii) a management fee of approximately $59,999 (with full over-allotment), which represents 1.0% of the total gross proceeds payable to the Representative, and (iv) other estimated company expenses of approximately $215,000, which includes legal, accounting, printing costs, depositary and various fees associated with the registration and listing of our shares.

Over-allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an 391,273 additional Depositary Shares, 391,273 Series E Warrants and/or 391,273 Series F Warrants to purchase up to an additional 391,273 Depositary Shares at the public offering price per Depositary Share and the public offering price per Series E Warrant or Series F Warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional Depositary Shares, Series E Warrants and/or Series F Warrants are purchased, the underwriters will offer these Depositary Shares, Series E Warrants and/or Series F Warrants on the same terms as those on which the other securities are being offered.

Representative Warrants

We have agreed to issue Representative Warrants to the Representative, upon the closing of this offering, which entitle it to purchase a number of our Depositary Shares equal to 4.0% of the total Depositary Shares (including Depositary Shares underlying any Pre-Funded Warrants) sold at the closing of this offering. The Representative Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per unit sold in this offering. The Representative Warrants will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the three-year period commencing from the commencement of sales of this offering, and otherwise on substantially similar terms to the Series E Warrants issued to investors as part of the offering. The Representative Warrants and the Depositary Shares underlying the Representative Warrants are being registered on the registration statement of which this prospectus is a part.

Determination of Offering Price

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX”. On December 18, 2021, the closing price of our Depositary Shares was $3.03.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors that will be considered in determining the final public offering price of the securities:

●	our history and our prospects;

●	the industry in which we operate;

●	our past and present operating results; and

●	the general condition of the securities markets at this time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the securities sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the Depositary Shares sold in this offering can be resold at or above the public offering price. There is no established public trading market for the Pre-Funded Warrants, Series E Warrant or the Series F Warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the Pre-Funded Warrants, Series E Warrant or the Series F Warrants on any national securities exchange or other nationally recognized trading system.

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Right of First Refusal

We have granted the Representative the right of first refusal for a period of twelve months following the closing of this offering and expiration of its term to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing of the Company.

Listing

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX”. The closing price of our Depositary Shares on December 18, 2023, as reported by the NASDAQ Stock Market LLC, was $3.03 per share.

There is no established public trading market for the Series E Warrants, Series F Warrants or the Pre-Funded Warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for listing of the Series E Warrants, Series F Warrants or the Pre-Funded Warrants on any securities exchange or other trading system.

Leak-out Agreements

We expect certain investors in this offering will enter into leak-out agreements wherein each investor who is party thereto (together with certain of its affiliates) agrees not to sell, dispose or otherwise transfer, directly or indirectly (including, without limitation, any sales, short sales, swaps or any derivative transactions that would be equivalent to any sales or short positions), on any trading day, Ordinary Shares and/or Depositary Shares, including Depositary Shares purchased in this offering and the Depositary Shares issuable upon exercise of any of the warrants offered in this offering, in an amount more than a specified percentage of the trading volume of the Depositary Shares on the principal trading market, subject to certain exceptions until 60 days from the pricing date of this offering that the underwriting agreement is entered into. This restriction will not apply to sales or transfers of any such Depositary Shares in transactions which do not need to be reported on the NASDAQ consolidated tape so long as the purchaser or transferee executes and delivers a leak-out agreement. After such sale or transfer, future sales of the securities covered by the leak-out agreement entered into by the original owner (together with certain of its affiliate) and the purchaser or transferee will be aggregated to determine compliance with the terms of the leak-out agreement.

Lock-up Agreements

Our officers, directors and each of their respective affiliates and associated partners, and certain other shareholders have agreed with the underwriters to be subject to a lock-up period of 90 days following the closing date of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any Depositary Shares or Ordinary Shares or any securities convertible into, or exercisable or exchangeable for, Depositary Shares or Ordinary Shares. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for a period of 90 days following the closing date of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. The Representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Other Relationships

From time to time, certain of the underwriters and their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. The Representative acted as placement agent in connection with our registered direct offerings and private placement consummated in December 2022, February 2023 and May 2023, for which it received compensation.

Transfer Agent and Registrar

Until December 18, 2023, the transfer agent and registrar for our Depositary Shares is The Bank of New York Mellon. As of December 18, 2023, the transfer agent and registrar for our Depositary Shares will be JPMorgan Chase Bank, N.A.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our Depositary Shares;

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

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These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our Depositary Shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Depositary Shares. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time. In connection with this offering, the underwriters also may engage in passive market making transactions in our Depositary Shares in accordance with Regulation M during a period before the commencement of offers or sales of Depositary Shares in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time. Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Boston, Massachusetts, and Brown Rudnick LLP, London, United Kingdom. The Representative is being represented by Ellenoff, Grossman & Schole, LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2022, and for the each of the three years in the period then ended, incorporated by reference into this prospectus have been so incorporated in reliance on a report of Mazars LLP, an independent registered accounting firm, given on authority of said firm as experts in auditing and accounting. The report on the financial statements for the year ended December 31, 2022 contains an explanatory paragraph regarding our ability to continue as a going concern.

Mazars LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.biodexapharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on April 28, 2023, as amended on May 5, 2023;
•

our Reports on Form 6-K and any amendments thereto furnished to the SEC on January 6, 2023, January 11, 2023, January 12, 2023, January 23, 2023, January 26, 2023, February 2, 2023, February 9, 2023, February 15, 2023, March 8, 2023, March 10, 2023, March 24, 2023, March 27, 2023, March 29, 2023 (both filings), March 30, 2023, April 4, 2023 (both filings), April 5, 2023, April 7, 2023, April 12, 2023, April 19, 2023, April 28, 2023, May 18, 2023, May 22, 2023, May 24, 2023, May 25, 2023, May 26, 2023 (both filings), June 1, 2023, June 14, 2023, June 15, 2023, June 20, 2023, June 22, 2023, July 6, 2023 (both filings), July 10, 2023, July 24, 2023, September 29, 2023, October 3, 2023, November 27, 2023 and December 6, 2023, that we incorporate by reference into this prospectus; and

•	the description of our Ordinary Shares and Depositary Shares contained in our registration statement on Form 8-A, originally filed with the SEC on December 2, 2015, as amended on April 30, 2021, including any amendments or reports filed for the purposes of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) prior to the termination of this offering. In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

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Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

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Biodexa Pharmaceuticals PLC

1 Caspian Point

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

+44 29 2048 0180

You may also access these documents on our website, www.biodexapharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We have appointed Donald J. Puglisi of Puglisi & Associates as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

EXPENSES OF THE OFFERING

The following table sets forth the expenses payable by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown, other than the SEC registration fee and FINRA filing fee, are estimates:

SEC registration fee	$3,310
FINRA filing fee	3,864
Printing expenses	5,000
Accounting services	20,000
Legal fees and expenses	250,000
Miscellaneous	5,000
Total	$287,1741

134

Biodexa Pharmaceuticals plc

697,614 Class A Units consisting of 697,614 American Depositary Shares Representing Ordinary Shares, 697,614 Series E Warrants to Purchase 697,614 American Depositary Shares Representing Ordinary Shares and 697,614 Series F Warrants to purchase 697,614 American Depositary Shares Representing Ordinary Shares

and

1,911,176 Class B Units consisting of 1,911,176 Pre-Funded Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, 1,911,176 Series E Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares and 1,911,176 Series F Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares

and

104,351 Representative Warrants to purchase 104,351 American Depositary Shares representing Ordinary Shares

 697,614 American Depositary Shares Representing Ordinary Shares

7,233,107 Warrants to purchase American Depositary Shares Representing Ordinary Shares

7,233,107 American Depositary Shares Representing Ordinary Shares Underlying the Warrants

PROSPECTUS

December 19, 2023

Sole Book Running Manager

Ladenburg Thalmann